Newcastle Investment Corp. 8-K
Exhibit 99.1

Index to Exhibit 99.1	Page Number

Selected Financial Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Financial Statements and Supplementary Data	40

Item 6.  Selected Financial Data.

The selected historical consolidated financial information set forth below as of and for each of the five years ended December 31, 2012 has been derived from our audited historical consolidated financial statements.

The information below should be read in conjunction with Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in Part II, Item 8, “Financial Statements and Supplementary Data.”

Selected Consolidated Financial Information
(In thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Operating Data
Interest income	$282,951	$291,036	$300,272	$361,866	$468,867
Interest expense	109,924	138,035	172,219	218,410	307,303
Net interest income	173,027	153,001	128,053	143,456	161,564

Impairment (Reversal)	(5,664)	1,110	(240,858)	548,540	2,991,830
Net interest income (loss) after impairment/reversal	178,691	151,891	368,911	(405,084)	(2,830,266)
Other Revenues	20,075	1,899	1,708	1,547	1,673
Other Income (Loss)	262,294	180,495	282,287	227,399	(112,809)
Expenses	66,118	30,327	30,901	33,099	33,596
Income (loss) from continuing operations	394,942	303,958	622,005	(209,237)	(2,974,998)
Income (loss) from discontinued operations	39,168	561	(343)	(667)	(10,354)
Net income (loss)	434,110	304,519	621,662	(209,904)	(2,985,352)
Preferred dividends	(5,580)	(5,580)	(7,453)	(13,501)	(13,501)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	43,043	—	—
Income (loss) applicable to common stockholders	$428,530	$298,939	$657,252	$(223,405)	$(2,998,853)
Income (loss) per share of common stock, diluted	$2.94	$3.65	$10.96	$(4.23)	$(56.81)

Income (loss) from continuing operations per share of common stock, after preferred dividends and excess of carrying amount of exchanged preferred stock over fair value of consideration paid, diluted	$2.67	$3.64	$10.97	$(4.21)	$(56.61)
Income (loss) from discontinued operations per share of common stock, diluted	$0.27	$0.01	$(0.01)	$(0.02)	$(0.20)
Weighted average number of shares of common stock outstanding, diluted	145,766	81,990	59,949	52,864	52,785
Dividends declared per share of common stock	$0.84	$0.40	$—	$—	$0.75

	As Of December 31,
	2012	2011	2010	2009	2008
Balance Sheet Data
Real estate securities, available-for-sale	$1,691,575	$1,731,744	$1,860,584	$1,830,795	$1,668,748
Real estate related loans, held-for-sale, net	843,132	813,580	782,605	573,862	843,212
Residential mortgage loans, held-for-investment, net	292,461	331,236	124,974	—	—
Residential mortgage loans, held-for-sale, net	2,471	2,687	253,213	383,647	409,632
Investments in real estate, held-for-investment, net	169,473	—	—	—
Intangibles, net	19,086	—	—	—	—
Other investments	24,907	24,907	24,907	—	—
Cash and cash equivalents	231,898	157,356	33,524	68,300	49,746
Restricted cash	2,064	105,040	157,005	200,251	44,282
Assets of discontinued operations	245,069	43,986	—	—	—
Total assets	3,945,312	3,651,799	3,687,111	3,514,628	3,473,623
Total debt	2,781,761	3,299,693	3,745,811	4,940,204	5,515,199
Total liabilities	2,872,252	3,459,710	3,934,696	5,155,280	5,867,155
Common stockholders’ equity (deficit)	1,012,477	130,506	(309,168)	(1,793,152)	(2,546,032)
Preferred stock	61,583	61,583	61,583	152,500	152,500

Supplemental Balance Sheet Data
Common shares outstanding	172,526	105,181	62,027	52,913	52,789
Book value (deficit) per share of common stock	$5.86	$1.24	$(4.98)	$(33.89)	$(48.23)

Other Data
Core earnings (1)	$150,126	$119,138	$91,376	$98,331	$155,946

1)
Newcastle has five primary variables that impact its operating performance: (i) the current yield earned on its investments that are not included in non-recourse financing structures (i.e., unlevered investments and investments subject to recourse debt), (ii) the net yield it earns from its non-recourse financing structures, (iii) the interest expense and dividends incurred under its recourse debt and preferred stock, (iv) its operating expenses and (v) its realized and unrealized gains or losses, including any impairment, on its investments, derivatives and debt obligations. “Core earnings” is a non-GAAP measure of the operating performance of Newcastle excluding the fifth variable listed above, and excluding depreciation and amortization charges. It is used by management to gauge the current performance of Newcastle without taking into account gains and losses, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. It also excludes the effect of depreciation and amortization charges, which, in the judgment of management, are not indicative of operating performance. Management believes that the exclusion from “Core earnings” of the items specified above allows investors and analysts to readily identify the operating performance of the assets that form the core of our activity, assists in comparing the core operating results between periods, and enables investors to evaluate Newcastle’s current performance using the same measure that management uses to operate the business.

Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity and is not necessarily indicative of cash available to fund cash needs. For a further description of the differences between cash flow provided by operations and net income, see “ – Liquidity and Capital Resources” below. Our calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited. Set forth below is a reconciliation of core earnings to the most directly comparable GAAP financial measure.

Calculation of core earnings:

	Year Ended December 31,
	2012	2011	2010	2009	2008
Income (loss) applicable to common stockholders	$428,530	$298,939	$657,252	$(223,405)	$(2,998,853)
Add (deduct):
Impairment (reversal)	(5,664)	1,110	(240,858)	548,540	2,991,830
Other (income) loss	(262,294)	(180,495)	(282,287)	(227,399)	112,809
Other (Income) loss and impairment (reversal) from discontinued operations	(17,421)	(428)	233	595	10,075
Depreciation and amortization	6,975	12	79	—	85
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	(43,043)	—	—
Core earnings	$150,126	$119,138	$91,376	$98,331	$115,946

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following should be read in conjunction with our consolidated financial statements and notes thereto included in Part II, Item 8, “Financial Statements and Supplementary Data,” and Part I, Item 1A, “Risk Factors.”

General

Newcastle Investment Corp. is a real estate investment and finance company.  We invest in, and actively manage, a portfolio of real estate securities, loans, excess mortgage servicing rights (“Excess MSRs”), real estate related assets, such as senior living facilities, and other assets. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments. We often seek to hedge our interest rate risk.  We emphasize portfolio management, asset quality, liquidity, diversification, match funded financing and credit risk management.

As described below, our operating results and book value improved meaningfully during 2012 and 2011.

We currently own a diversified portfolio of credit sensitive real estate debt investments, including securities and loans, other real estate debt investments, such as Excess MSRs, and other assets.  Our portfolio of real estate securities includes commercial mortgage backed securities (CMBS), senior unsecured debt issued by REITs, real estate related asset backed securities (ABS) and FNMA/FHLMC securities. Mortgage backed securities are interests in or obligations secured by pools of mortgage loans.  We generally target investments rated A through BB, except for our FNMA/FHLMC securities which have an implied AAA rating.  We also own, directly and indirectly, interests in loans and pools of loans, including real estate related loans, commercial mortgage loans, residential mortgage loans, manufactured housing loans and subprime mortgage loans.

We employ leverage as part of our investment strategy though we do not currently use leverage to purchase Excess MSRs.  We do not have a predetermined target debt to equity ratio as we believe the appropriate leverage for the particular assets we are financing depends on the credit quality of those assets.  As of December 31, 2012, we had complied with the general investment guidelines adopted by our board of directors that limit total leverage. We utilize leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

We strive to maintain access to a broad array of capital resources in an effort to insulate our business from potential fluctuations in the availability of capital.  We seek to utilize multiple forms of financing, including sales of common or preferred equity, collateralized debt obligations (CDOs), other securitizations, term loans, and trust preferred securities, as well as short term financing in the form of loans and repurchase agreements. As we discuss in more detail under “– Market Considerations” below, while market conditions have improved meaningfully since 2008, the current conditions continue to reduce the array of capital resources available to us and have made the terms of capital resources we are able to obtain generally less favorable to us relative to the terms we were able to obtain prior to the onset of challenging conditions. That said, we have recently been able to access more types of capital – and on better terms – than we had been able to access during 2008 and 2009.

We seek to match fund our investments with respect to interest rates and maturities in order to reduce the impact of interest rate fluctuations on earnings and reduce the risk of refinancing our liabilities prior to the maturity of the investments.  We seek to finance a substantial portion of our real estate securities and loans through the issuance of term debt, which generally represents obligations issued in multiple classes secured by an underlying portfolio of assets. Specifically, our CDO financings offer us the structural flexibility to buy and sell certain investments to manage risk and, subject to certain limitations, to optimize returns.

We conduct our business through the following segments: (i) investments financed with non-recourse collateralized debt obligations (“non-recourse CDOs”), (ii) unlevered investments in deconsolidated Newcastle CDO debt (“unlevered CDOs”), (iii) unlevered Excess MSRs, (iv) investments in senior living assets financed with non-recourse debt (“non-recourse senior living”), (v) investments financed with other non-recourse debt (“non-recourse other”), (vi) investments and debt repurchases financed with recourse debt (“recourse”), (vii) other unlevered investments (“unlevered other”) and (viii) corporate. With respect to the non-recourse CDOs and non-recourse other segments, Newcastle is generally entitled to receive net cash flows from these structures on a periodic basis. Revenues attributable to each segment (excluding revenue from discontinued operations), as restated for previously reported periods, are disclosed below (in thousands).

	Non-Recourse	Unlevered	Non-Recourse	Non-Recourse		Unlevered		Inter-segment
For the Year Ended	CDOs	CDOs	Senior Living	Other	Recourse	Other	Corporate	Elimination	Total
December 31, 2012	$196,517	$490	$18,026	$74,392	$8,984	$10,491	$170	$(6,044)	$303,026
December 31, 2011	$218,131	$344	$—	$75,263	$2,234	$2,636	$167	$(5,840)	$292,935
December 31, 2010	$226,717	$—	$—	$74,481	$976	$1,653	$68	$(1,915)	$301,980

Taxation

We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the "Code"), and we intend to continue to operate in such a manner.  Our current and continuing qualification as a REIT depends on our ability to meet various tax law requirements, including, among others, requirements relating to the sources of our income, the nature of our assets, the composition of our stockholders, and the timing and amount of distributions that we make. A portion of the REIT distribution requirements may be able to be satisfied through stock dividends rather than cash, subject to limitations based on the value of the stock.

As a REIT, we will generally not be subject to U.S. federal corporate income tax on that portion of our income that is distributed to stockholders if we distribute at least 90% of our REIT taxable income to our stockholders by prescribed dates and comply with various other requirements. We may, however, nevertheless be subject to certain state, local and foreign income and other taxes, and to U.S. federal income and excise taxes and penalties in certain situations, including taxes on our undistributed income.  In addition, our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which they transact business or reside.  The state, local and foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment.

If, in any taxable year, we fail to satisfy one or more of the various tax law requirements, we could fail to qualify as a REIT. If we fail to qualify as a REIT for a particular tax year, our income in that year would be subject to U.S. federal corporate income tax (including any applicable alternative minimum tax), and we may need to borrow funds or liquidate certain investments in order to pay the applicable tax, or we may not be able to pay it.  Unless entitled to relief under certain statutory provisions, we would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Moreover, if we fail to qualify as a REIT, we would be delisted from the NYSE.

Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that economic, market, legal, tax or other developments may cause us to fail to qualify as a REIT, or may cause our board of directors to revoke the REIT election, including certain potential developments discussed in Part I, Item 1A, “Risk Factors.”

Market Considerations

Markets in which We Operate

Overall Credit Markets

Our ability to generate income is dependent on our ability to invest our capital on a timely basis at attractive returns.

Two primary market factors that affect our ability to do this in the real estate debt business are (1) credit spreads and (2) the availability of financing on favorable terms.

Generally speaking, widening credit spreads reduce any unrealized gains on our current debt investments (or cause or increase unrealized losses) and increase our costs for new financings, but increase the yields available on potential new debt investments, while tightening credit spreads increase the unrealized gains (or reduce unrealized losses) on our current debt investments and reduce our costs for new financings, but reduce the yields available on potential new debt investments. By reducing unrealized gains (or causing unrealized losses), widening credit spreads also impact our ability to realize gains on existing debt investments if we were to sell such assets.

From mid-2007 through early 2009, credit spreads widened substantially. One of the key drivers of the widening of credit spreads over these years was the continued disruption and liquidity concerns throughout the credit markets. The severity and scope of the disruption intensified meaningfully during the fourth quarter of 2008 and the first quarter of 2009. In the latter part of 2009, credit spreads tightened substantially and continued to tighten in 2010 and the first half of 2011. However, credit spreads widened in the third quarter of 2011, reflecting the challenging economic environment. These changes in credit spreads caused the net unrealized gains on our securities to increase during the first half of 2011, but these increases were reversed and resulted in net unrealized losses in the second half of 2011. Market conditions have improved moderately in 2012 but remain challenging and could change rapidly. We cannot predict how recent or future changes in market conditions will affect our business.

We utilize multiple forms of financing, depending on their appropriateness and availability, to finance our investments, including sales of common and preferred equity, collateralized debt obligations (CDOs) or other securitizations, term loans, trust preferred securities, and short-term financing in the form of loans and repurchase agreements.   One component of our investment strategy is to use match funded financing structures, such as CDOs, at rates that provide a positive net spread relative to our investment returns.

Recent conditions in the credit markets have impaired our ability to match fund investments. During the past several years, financing in the form of securitizations or other long-term non-recourse structures not subject to margin requirements was generally not available or economical, and it remains difficult to obtain under current market conditions.  Lenders have generally tightened their underwriting standards and increased their margin requirements, resulting in a decline in the overall amount of leverage available to us and an increase in our borrowing costs.  These conditions make it highly likely that we will have to use less efficient forms of financing for any new investments, which will likely require a larger portion of our cash flows to be put toward making the initial investment and thereby reduce the amount of cash available for distribution to our stockholders and funds available for operations and investments, and which will also likely require us to assume higher levels of risk when financing our investments.  Moreover, financial market conditions remain volatile and have been adversely affected by the unrest in the Middle East, the earthquake in Japan, the European financial crisis, continuing weakness in the U.S. job market and concern about the United States’ level of indebtedness. Volatility in equity markets could impair our ability to raise debt or equity capital or otherwise finance our business.

Excess MSRs

We believe that the current environment has created an attractive opportunity to invest in MSRs.  Specifically:

●
changes in the regulatory treatment of MSRs for financial institutions subject to Basel III, a revision to the global regulatory capital and liquidity framework for banks, which will impose increased regulatory capital costs on banks for owning MSRs;

●
elevated borrower delinquencies and defaults experienced over the last few years, and increased regulatory oversight, has led to substantially higher costs for mortgage servicers and negatively impacted their profitability; and

●	mortgage servicing has become less attractive to many financial institutions due to increasingly negative publicity and heightened government and regulatory scrutiny.

These dynamics resulted in a pipeline of MSRs for sale by banks and non-bank servicers, as these institutions are under pressure to exit or reduce their exposure to the mortgage servicing business.  As a result, we believe that this relative oversupply of MSRs, combined with a historically low interest rate environment and a challenging credit market, have contributed to an availability of MSRs that are attractively priced.  We closed on our first investment in Excess MSRs in December 2011, continued investing in this sector in 2012 and early 2013, and are exploring opportunities to acquire additional MSRs that provide attractive risk-adjusted returns.

Non-Agency RMBS

We are also pursuing investments in residential mortgage backed securities (“RMBS”) that have been securitized by either public or private trusts (“non-Agency RMBS”). Since the onset of the financial crisis in 2007, there has been significant volatility in the prices for non-Agency RMBS. This has resulted from a widespread contraction in capital available for this asset class, deteriorating housing fundamentals, and an increase in forced selling by institutional investors (often in response to rating agency downgrades). While the prices of these assets have started to recover from their lows, we believe a meaningful gap still exists between current prices and the recovery value of many non-Agency RMBS. Accordingly, we believe there are opportunities to acquire non-Agency RMBS at attractive risk-adjusted yields, with the potential for meaningful upside if the U.S. economy and housing market continue to strengthen. We believe the value of existing non-Agency RMBS may also rise if the number of buyers returns to pre-2007 levels. As of December 31, 2012, we had acquired non-Agency RMBS with a face amount of approximately $456.0 million for a total purchase price of $288.4 million, or 63.2% of face amount.

Senior Living

In addition, we believe that the senior living sector currently presents an attractive investment opportunity. Specifically,
●	projected changes in demographics will drive increased demand for senior housing, yet new supply is limited, creating favorable supply-demand fundamentals;
●
targeting smaller portfolios enables us to avoid pricing competition with other active REIT buyers of large portfolios, thereby focusing our acquisitions on quality senior housing assets that provide more competitive pricing fundamentals; and

●
capitalizing on the experience of our manager in the senior living industry, we expect to generate growth in property-level net operating income when operational and structural efficiencies are achieved.

We made three acquisitions of senior living assets comprised of 12 properties in 2012. We are exploring opportunities to invest in additional senior living facilities.

Our investment strategy is purposefully broad in order to enable us to make investments in a wide array of assets, including, but not limited to, any type of assets that can be held by a REIT. We do not have specific policies as to the allocation among types of real estate related, or other, assets or investment categories, since our investment decisions depend on changing market conditions.

Liquidity

Credit and liquidity conditions have improved relative to the conditions experienced during the 2008-2009 financial crisis. That said, the challenging credit and liquidity conditions that we experienced during the financial crisis continue to adversely affect us and the markets in which we operate in a number of ways. For example, these conditions have reduced the market trading activity for many real estate securities and loans, resulting in less liquid markets for those securities and loans.  As the securities held by us and many other companies in our industry are marked to market at the end of each quarter, the decreased liquidity and concern over market conditions have resulted in significant reductions in mark to market valuations of many real estate securities and loans and the collateral underlying them, as well as volatility and uncertainty with respect to such valuations.  These lower valuations, and decreased expectations of future cash flows, have affected us by, among other things, reducing the amount, which we refer to as “cushion,” by which we satisfy the over collateralization and interest coverage tests of our CDOs (sometimes referred to as CDO “triggers”) or contributing to several of our CDOs failing their over collateralization tests (see “– Liquidity and Capital Resources” and  “– Debt Obligations” below).

Failed CDO triggers, impairments resulting from incurred losses, and asset sales made at prices significantly below face amount while the related debt is being repaid at its full face amount, as well as the retention of cash, could contribute to reductions in future earnings, cash flow and liquidity.

With respect to dividends, we have paid all dividends on our preferred stock through January 31, 2013. In order to maintain liquidity, we elected not to declare any dividends on our common stock from late 2008 through early 2011. However, based on the above described improvements in the markets over the last two years, and the corresponding improvement in our financial condition and liquidity, we declared quarterly dividends totaling $0.40 per common share in 2011, and quarterly dividends totaling $0.84 per common share in 2012. Dividends on our common shares are paid at the beginning of the quarter succeeding the quarter to which they relate.  We may elect to adjust or not to pay any future dividend payments to reflect our current and expected cash from operations or to satisfy future liquidity needs.

Extent of Market Disruption

Market conditions have meaningfully improved over the last few years, but it is not clear whether a sustained recovery will occur or, if so, for how long it will last. We do not currently know the full extent to which the continuing challenging market conditions will affect us or the markets in which we operate. If such conditions persist, particularly with respect to commercial real estate, we may experience additional impairment charges, potential reductions in cash flows from our investments and additional challenges in raising capital and obtaining investment or other financing on attractive terms.  Moreover, we will likely need to continue to place a high priority on managing our liquidity. Certain aspects of these effects are more fully described in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Interest Rate, Credit and Spread Risk” and “– Liquidity and Capital Resources” as well as in Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

Potential Separation Transaction

Our board of directors has determined upon careful review and consideration in accordance with the applicable standard of review under Maryland law that a spin-off of certain of our residential real estate assets, is in our best interests. The spin-off was affected as a distribution to the holders of our common stock of shares of New Residential Investment Corp. (“New Residential”), which was a wholly-owned subsidiary of Newcastle. New Residential intends to elect and qualify to be taxed as a REIT and to be listed on the New York Stock Exchange (“NYSE”).

New Residential will be externally managed by our manager pursuant to a new management agreement. Following the spin-off, we currently expect Newcastle’s business strategy will be primarily focused on commercial real estate related investments, senior housing and other strategic opportunities, including, but not limited to, opportunities to liquidate, or “collapse”, its CDOs. New Residential will primarily target investments in residential real estate related investments, including, but not limited to, Excess MSRs, RMBS, and non-performing loans. New Residential’s investment guidelines will be purposefully broad to enable it to make investments in a wide array of assets, including mortgage servicing advances and non-real estate related assets such as consumer loans. New Residential’s initial portfolio will include all of our investments in Excess MSRs to date and any investments in Excess MSRs that we make with the proceeds of our recent offering or otherwise prior to the spin-off. New Residential’s initial portfolio will also include the non-Agency RMBS we have acquired since the second quarter of 2012 and certain Agency RMBS.

As noted under “Business,” the spin-off of New Residential was completed on May 15, 2013. The spin-off may not have the full or any strategic and financial benefits that we expect, or such benefits may be delayed or may not materialize at all. The anticipated benefits of the spin-off are based on a number of assumptions, which may prove incorrect. For example, we believe that analysts and investors will regard New Residential’s investment strategy and asset portfolio more favorably as a separate company than as part of Newcastle’s existing portfolio and strategy and thus place a greater value on New Residential as a stand-alone REIT than as a business that is a part of Newcastle. In the event that the spin-off does not have these and other expected benefits, because of the diversification of New Residential’s portfolio or for any other reason; the costs associated with the transaction, including an expected increase in management compensation and general and administrative expenses, could have a negative effect on our financial condition and our and New Residential’s ability to make distributions to the stockholders of each company. For more information about the risks associated with the spin-off, see “Risk Factors—Risks Related to the Spin-Off of New Residential.”

Formation and Organization

We were formed and completed our initial public offering in 2002.

The following table presents information on shares of our common stock issued since our formation:

		Range of Issue	Net Proceeds
Year	Shares Issued	Prices (1)	(millions)
Formation - 2006	45,713,817
2007	7,065,362	$27.75-$31.30	$201.3
2008	9,871	N/A	$0.1
2009	123,463	N/A	$0.1
2010	9,114,671	$3.13	$28.5
2011	43,153,825	$4.55 - $6.00	$210.9
2012	67,344,636	$6.22 - $6.71	$434.9
December 31, 2012	172,525,645
January 2013	57,500,000	$9.35	$526.2
February 2013	23,000,000	$10.48	$237.4

(1)	Excludes prices of shares issued pursuant to the exercise of options and of shares issued to our independent directors. Includes prices of shares issued in exchange for preferred stock.

As of December 31, 2012, approximately 4.9 million of our shares of common stock were held by Fortress, through its affiliates, and principals of Fortress.  In addition, Fortress, through its affiliates, held options to purchase approximately 9.7 million shares of our common stock at December 31, 2012.

Application of Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  The preparation of financial statements in conformity with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses.  Actual results could differ from these estimates. Management believes that the estimates and assumptions utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results historically have been in line with management’s estimates and judgments used in applying each of the accounting policies described below, as modified periodically to reflect current market conditions. A summary of our significant accounting policies is presented in Note 3 to our consolidated financial statements, which appear in Part II, Item 8, “Financial Statements and Supplementary Data.”  The following is a summary of our accounting policies that are most effected by judgments, estimates and assumptions.

Variable Interest Entities

Variable interest entities (“VIEs”) are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  A VIE is required to be consolidated by its primary beneficiary, and only by its primary beneficiary, which is defined as the party who has the power to direct the activities of a VIE that most significantly impact its economic performance and who has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

The VIEs in which we have a significant interest include (i) our CDOs, and (ii) our manufactured housing loan financing structures. We do not have the power to direct the relevant activities of CDO V, as a result of an event of default which allows us to be removed as collateral manager of this CDO and prevents us from purchasing or selling certain collateral within this CDO, and therefore we deconsolidated this CDO as of June 17, 2011. Similar events of default in the future, if they occur, could cause us to deconsolidate additional financing structures. We completed two securitization transactions to refinance our Manufactured Housing Loans Portfolios I and II. We analyzed the securitizations under the applicable accounting guidance and concluded that the securitization transactions should be accounted for as secured borrowings. As a result, we continue to recognize the portfolios of manufactured housing loans as pledged assets, which have been classified as loans held-for-investment at securitization, and recorded the notes issued to third parties as secured borrowings.

Our subprime securitizations are also considered VIEs, but we do not control their activities and no longer receive a significant portion of their returns.  These subprime securitizations were not consolidated under the current or prior guidance.

In addition, our investments in RMBS, CMBS, CDO securities and loans may be deemed to be variable interests in VIEs, depending on their structure. We monitor these investments and analyze the potential need to consolidate the related securitization entities pursuant to the VIE consolidation requirements. These analyses require considerable judgment in determining whether an entity is a VIE and determining the primary beneficiary of a VIE since they involve subjective determinations of significance, with respect to both power and economics. The result could be the consolidation of an entity that otherwise would not have been consolidated or the de-consolidation of an entity that otherwise would have been consolidated.

Valuation of Securities

We have classified all our real estate securities as available for sale.  As such, they are carried at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income, to the extent impairment losses are considered temporary as described below.  Fair value may be based upon broker quotations, counterparty quotations or pricing services quotations, which provide valuation estimates based upon reasonable market order indications or a good faith estimate thereof and are subject to significant variability based on market conditions, such as interest rates, credit spreads and market liquidity. A significant portion of our securities are currently not traded in active markets and therefore have little or no price transparency. For a further discussion of this trend, see “– Market Considerations” above. As a result, we have estimated the fair value of these illiquid securities based on internal pricing models rather than the sources described above. The determination of estimated cash flows used in pricing models is inherently subjective and imprecise. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant and immediate increase or decrease in our book equity.  For securities valued with pricing models, these inputs include the discount rate, assumptions relating to prepayments, default rates and loss severities, as well as other variables.

See Note 10 to our consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data” for information regarding the fair value of our investments, and its estimation methodology, as of December 31, 2012.

Our securities must be categorized by the “level” of inputs used in estimating their fair values. Level 1 would be assets valued based on quoted prices for identical instruments in active markets. We have no level 1 assets. Level 2 would be assets valued based on quoted prices in active markets for similar instruments, on quoted prices in less active or inactive markets, or on other “observable” market inputs. Level 3 would be assets valued based significantly on “unobservable” market inputs. We have further broken level 3 into level 3A, third party indications, and level 3B, internal models. Fair value under GAAP represents an exit price in the normal course of business, not a forced liquidation price. If we were forced to sell assets in a short period to meet liquidity needs, the prices we receive could be substantially less than the recorded fair values.

We generally classify the broker and pricing service quotations we receive as level 3A inputs, except for certain liquid securities. They are quoted prices in generally inactive and illiquid markets for identical or similar securities. These quotations are generally received via email and contain disclaimers which state that they are “indicative” and not “actionable” – meaning that the party giving the quotation is not bound to actually purchase the security at the quoted price. These quotations are generally based on models prepared by the brokers, and we have little visibility into the inputs they use. Based on quarterly procedures we have performed with respect to quotations received from these brokers, including comparison to the outputs generated from our internal pricing models and transactions we have completed with respect to these securities, as well as on our knowledge and experience of these markets, we have generally determined that these quotes represent a reasonable estimate of fair value. For the $1.6 billion carrying value of securities valued using quotations as of December 31, 2012, a 100 basis point change in credit spreads would impact estimated fair value by approximately $34.0 million.

Our estimation of the fair value of level 3B assets (as described below) involves significant judgment. We validated the inputs and outputs of our models by comparing them to available independent third party market parameters and models for reasonableness. We believe the assumptions we used are within the range that a market participant would use and factor in the liquidity conditions currently in the markets. In 2012, the inputs to our models, including discount rates, prepayment speeds, default rates and severity assumptions, have generally remained consistent with the assumptions used at December 31, 2011, other than certain modifications we have made to the assumptions to reflect conditions relevant to specific assets. In 2011 and 2010, in comparison to the respective prior year end, we generally used lower discount rates as inputs to our models for ABS and CMBS-large loan/single borrower securities in order to reflect current market conditions. The other inputs to our models, including prepayment speeds, default rates and severity assumptions, generally remained consistent with the assumptions used at the prior year end, other than certain modifications we made to reflect conditions relevant to specific assets.

For CMBS and ABS valued with internal models, which have an aggregate fair value of $73.0 million as of December 31, 2012, a 10% unfavorable change in our assumptions would result in the following decreases in such aggregate fair value (in thousands):

	CMBS	ABS
Outstanding face amount	$121,020	$89,925
Fair value	$46,365	$26,631
Effect on fair value with 10% unfavorable change in:
Discount rate	$(987)	$(2,149)
Prepayment rate	N/A	$(396)
Default rate	$(2,148)	$(3,161)
Loss severity	$(1,119)	$(4,223)

The sensitivity analysis is hypothetical and should be used with caution.  In particular, the results are calculated by stressing a particular economic assumption independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might counteract or amplify the sensitivities.  Also, changes in the fair value based on a 10% variation in an assumption generally may not be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear.

Impairment of Securities

We must also assess whether unrealized losses on securities, if any, reflect a decline in value which is other-than-temporary and, if so, write the impaired security down to its fair value through earnings.  A decline in value is deemed to be other-than-temporary if (i) it is probable that we will be unable to collect all amounts due according to the contractual terms of a security which was not impaired at acquisition (there is an expected credit loss), or (ii) if we have the intent to sell a security in an unrealized loss position or it is more likely than not we will be required to sell a security in an unrealized loss position prior to its anticipated recovery (if any). For the purposes of performing this analysis, we assume the anticipated recovery period is until the respective security’s expected maturity. Also, for certain securities which represent “beneficial interests in securitized financial assets,” whenever there is a probable adverse change in the timing or amounts of estimated cash flows of a security from the cash flows previously projected, an other-than-temporary impairment is considered to have occurred. These securities are also analyzed for other-than-temporary impairment under the guidelines applicable to all securities as described herein. We note that primarily all of our securities, except our FNMA/FHLMC securities, fall within the definition of beneficial interests in securitized financial assets.

Temporary declines in value generally result from changes in market factors, such as market interest rates and credit spreads, or from certain macroeconomic events, including market disruptions and supply changes, which do not directly impact our ability to collect amounts contractually due.  We continually evaluate the credit status of each of our securities and the collateral supporting our securities. This evaluation includes a review of the credit of the issuer of the security (if applicable), the credit rating of the security, the key terms of the security (including credit support), debt service coverage and loan to value ratios, the performance of the pool of underlying loans and the estimated value of the collateral supporting such loans, including the effect of local, industry and broader economic trends and factors. These factors include loan default expectations and loss severities, which are analyzed in connection with a particular security’s credit support, as well as prepayment rates. These factors are also analyzed in relation to the amount of the unrealized loss and the period elapsed since it was incurred. The result of this evaluation is considered when determining management’s estimate of cash flows, particularly with respect to developing the necessary inputs and assumptions. Each security is impacted by different factors and in different ways; generally the more negative factors which are identified with respect to a given security, the more likely we are to determine that we do not expect to receive all contractual payments when due with respect to that security. Significant judgment is required in this analysis.

As of December 31, 2012, we had 30 securities with a carrying amount of $116.3 million that had been downgraded during 2012 and recorded a net other-than-temporary impairment charge of $4.4 million on these securities in 2012. However, we do not depend on credit ratings in underwriting our securities, either at acquisition or on an ongoing basis. As mentioned above, a credit rating downgrade is one factor that we monitor and consider in our analysis regarding other-than-temporary impairment, but it is not determinative. Our securities generally benefit from the support of one or more subordinate classes of securities or equity or other forms of credit support. Therefore, credit rating downgrades, even to the extent they relate to an expectation that a securitization we have invested in, on an overall basis, has credit issues, may not ultimately impact cash flow estimates for the class of securities in which we are invested.

Furthermore, the analysis of whether it is more likely than not that we will be required to sell securities in an unrealized loss position prior to an expected recovery in value (if any), the amount of such expected required sales, and the projected identification of which securities would be sold is also subject to significant judgment, particularly in times of market illiquidity such as we are currently experiencing.

Revenue Recognition on Securities

Income on these securities is recognized using a level yield methodology based upon a number of cash flow assumptions that are subject to uncertainties and contingencies.  Such assumptions include the rate and timing of principal and interest receipts (which may be subject to prepayments and defaults).  These assumptions are updated on at least a quarterly basis to reflect changes related to a particular security, actual historical data, and market changes. These uncertainties and contingencies are difficult to predict and are subject to future events, and economic and market conditions, which may alter the assumptions.  For securities acquired at a discount for credit losses, we recognize the excess of all cash flows expected over our investment in the securities as Interest Income on a “loss-adjusted” yield basis. The loss-adjusted yield is determined based on an evaluation of the credit status of securities, as described in connection with the analysis of impairment above.

Valuation of Derivatives

Similarly, our derivative instruments are carried at fair value.  Fair value is based on counterparty quotations. Newcastle reports the fair value of derivative instruments gross of cash paid or received pursuant to credit support agreements and fair value is reflected on a net counterparty basis when Newcastle believes a legal right of offset exists under an enforceable netting agreement. To the extent they qualify as cash flow hedges, net unrealized gains or losses are reported as a component of accumulated other comprehensive income; otherwise, the net unrealized gains and losses are reported currently in income.  To the extent they qualify as fair value hedges, net unrealized gains or losses on both the derivative and the related portion of the hedged item are reported currently in income. Fair values of such derivatives are subject to significant variability based on many of the same factors as the securities discussed above, including counterparty credit risk.  The results of such variability, the effectiveness of our hedging strategies and the extent to which a forecasted hedged transaction remains probable of occurring, could result in a significant increase or decrease in our GAAP equity and/or earnings.

Loans

We invest in loans, including, but not limited to, real estate related loans, commercial mortgage loans, residential mortgage loans, manufactured housing loans and subprime mortgage loans. Loans for which we have the intent and ability to hold for the foreseeable future, or until maturity or payoff, are classified as held-for-investment.  Loans for which we do not have the intent or the ability to hold for the foreseeable future, or until maturity or payoff, are classified as held-for-sale.  Loans are presented in the consolidated balance sheet net of any unamortized discount (or gross of any unamortized premium) and an allowance for loan losses.  We determine at acquisition whether loans will be aggregated into pools based on common risk characteristics (credit quality, loan type, and date of origination or acquisition); loans aggregated into pools are accounted for as if each pool were a single loan.

Impairment of Loans

To the extent that they are classified as held for investment, we must periodically evaluate each of these loans or loan pools for possible impairment.  Impairment is indicated when it is deemed probable that we will be unable to collect all amounts due according to the contractual terms of the loan, or, for loans acquired at a discount for credit losses, when it is deemed probable that we will be unable to collect as anticipated.  Upon determination of impairment, we would establish a specific valuation allowance with a corresponding charge to earnings. We continually evaluate our loans receivable for impairment. Our residential mortgage loans, including manufactured housing loans, are aggregated into pools for evaluation based on like characteristics, such as loan type and acquisition date.  Individual loans are evaluated based on an analysis of the borrower’s performance, the credit rating of the borrower, debt service coverage and loan to value ratios, the estimated value of the underlying collateral, the key terms of the loan, and the effect of local, industry and broader economic trends and factors. Pools of loans are also evaluated based on similar criteria, including historical and anticipated trends in defaults and loss severities for the type and seasoning of loans being evaluated. This information is used to estimate specific impairment charges on individual loans as well as provisions for estimated unidentified incurred losses on pools of loans. Significant judgment is required both in determining impairment and in estimating the resulting loss allowance. Furthermore, we must assess our intent and ability to hold our loan investments on a periodic basis. If we do not have the intent to hold a loan for the foreseeable future or until its expected payoff, the loan must be classified as “held for sale” and recorded at the lower of cost or estimated value.

Revenue Recognition on Loans Held for Investment

Income on these loans is recognized similarly to that on our securities and is subject to similar uncertainties and contingencies, which are also analyzed on at least a quarterly basis.  For loans acquired at a discount for credit losses, the net income recognized is based on a “loss adjusted yield” whereby a gross interest yield is recorded to Interest Income, offset by a provision for probable, incurred credit losses which is accrued on a periodic basis to Valuation Allowance.  The provision is determined based on an evaluation of the loans as described under “– Impairment of Loans” above. A rollforward of the allowance is included in Note 6 to our consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data.”

Revenue Recognition on Loans Held for Sale

Real estate related, commercial mortgage and residential mortgage loans that are considered held for sale are carried at the lower of amortized cost or market value determined on either an individual method basis, or in the aggregate for pools of similar loans.  Interest income is recognized based on the loan’s coupon rate to the extent management believes it is collectable. Purchase discounts are not amortized as interest income during the period the loan is held for sale. A change in the market value of the loan, to the extent that the value is not above the average cost basis, is recorded in Valuation Allowance. A rollforward of the allowance is included in Note 6 to our consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data.”

Investments in Excess Mortgage Servicing Rights (Excess MSRs)

Upon acquisition, we have elected to record each of such investments at fair value. We elected to record our investments in Excess MSRs at fair value in order to provide users of the financial statements with better information regarding the effects of prepayment risk and other market factors on the Excess MSRs. Under this election, we record a valuation adjustment on our Excess MSRs investments on a quarterly basis to recognize the changes in fair value in net income as described in Revenue Recognition on Investments in Excess Mortgage Servicing Rights below.

Revenue Recognition on Investments in Excess Mortgage Servicing Rights

Investments in Excess MSRs are aggregated into pools as applicable; each pool of Excess MSRs is accounted for in the aggregate.  Interest income for Excess MSRs is accreted into interest income on an effective yield or “interest” method, based upon the expected excess servicing amount through the expected life of the underlying mortgages.  Changes to expected cash flows result in a cumulative retrospective adjustment, which will be recorded in the period in which the change in expected cash flows occurs. Under the retrospective method, the interest income recognized for a reporting period is measured as the difference between the amortized cost basis at the end of the period and the amortized cost basis at the beginning of the period, plus any cash received during the period.  The amortized cost basis is calculated as the present value of estimated future cash flows using an effective yield, which is the yield that equates all past actual and current estimated future cash flows to the initial investment.  In addition, our policy is to recognize interest income only on Excess MSRs in existing eligible underlying mortgages.  The difference between the fair value of Excess MSRs and their amortized cost basis is recorded as net income “Change in Fair Value of Investments in Excess Mortgage Servicing Rights.”  Fair value is generally determined by discounting the expected future cash flows using discount rates that incorporate the market risks and liquidity premium specific to the Excess MSRs, and therefore may differ from their effective yields.

The following tables summarize the estimated change in fair value of the Excess MSRs as of December 31, 2012 given several parallel shifts in the discount rate, prepayment rate, delinquency rate and recapture rate (dollars in thousands):

Fair value at December 31, 2012	$245,036

Discount rate shift in %	-20%	-10%	+10%	+20%
Estimated fair value	$270,219	$256,841	$234,363	$224,733
Change in estimated fair value:
Amount	$25,183	$11,805	$(10,673)	$(20,303)
%	10.3%	4.8%	-4.4%	-8.3%

Prepayment rate shift in %	-20%	-10%	+10%	+20%
Estimated fair value	$267,927	$255,999	$234,910	$225,538
Change in estimated fair value:
Amount	$22,891	$10,963	$(10,126)	$(19,498)
%	9.3%	4.5%	-4.1%	-8.0%

Delinquency rate shift in %	-20%	-10%	+10%	+20%
Estimated fair value	$249,957	$247,557	$242,757	$240,357
Change in estimated fair value:
Amount	$4,921	$2,521	$(2,279)	$(4,679)
%	2.0%	1.0%	-0.9%	-1.9%

Recapture rate shift in %	-20%	-10%	+10%	+20%
Estimated fair value	$240,270	$242,637	$247,364	$249,612
Change in estimated fair value:
Amount	$(4,766)	$(2,399)	$2,328	$4,576
%	-1.9%	-1.0%	1.0%	1.9%

The sensitivity analysis is hypothetical and should be used with caution. In particular, the results are calculated by stressing a particular economic assumption independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might counteract or amplify the sensitivities. Also, changes in the fair value based on a 10% variation in an assumption generally may not be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear.

Purchase Accounting

The acquisition of the senior living assets and the liabilities assumed were recorded at fair value. In determining the allocation of the purchase price between net tangible and identified intangible assets acquired and liabilities assumed, management made estimates of the fair value of the tangible and intangible assets and liabilities using information obtained as a result of preacquisition due diligence, marketing, leasing activities, and independent appraisals. Management allocated the purchase price to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values as of the acquisition date. The determination of fair value involved the use of significant judgment and estimation.

Impairment of Investments in Real Estate and Residential Lease Intangibles

We own senior living assets held for investment. Intangibles and long-lived assets are tested for potential impairment annually or when changes in circumstances indicate the carrying value may not be recoverable. Indicators of impairment include material adverse changes in the projected revenues and expenses, significant underperformance relative to historical or projected future operating results, and significant negative industry or economic trends. An impairment is determined to have occurred if the future net undiscounted cash flows expected to be generated is less than the carrying value of an asset.  The impairment is measured as the difference between the carrying value and the fair value. Significant judgment is required both in determining impairment and in estimating the fair value. We may use assumptions and estimates derived from a review of our operating results, business projections, expected growth rates, discount rates, and tax rates. We also make certain assumptions about future economic conditions, interest rates, and other market data. Many of the factors used in these assumptions and estimates are outside the control of management, and can change in future periods.

Rental Income, Care and Ancillary Income

We record rental revenue, care and ancillary income as they become due as provided for in the leases.

Recent Accounting Pronouncements

In May 2011, the FASB issued new guidance regarding the measurement and disclosure of fair value, which became effective for us on January 1, 2012. The adoption of this guidance did not have a material effect on our financial position, liquidity, or results of operations.

In February 2013, the FASB issued new guidance regarding the reporting of reclassifications out of accumulated other comprehensive income. The new guidance does not change current requirements for reporting net income or other comprehensive income in financial statements.  However, it requires companies to present the effects on the line items of net income of significant amounts reclassified out of accumulated OCI if the item reclassified is required to be reclassified to net income in its entirety during the same reporting period. Presentation should occur either on the face of the income statement where net income is presented, or in the notes to the financial statement. Newcastle has early adopted this accounting standard and opted to present this information in a note to the financial statements.

The FASB has recently issued or discussed a number of proposed standards on such topics as consolidation, the definition of an investment company, financial statement presentation, revenue recognition, leases, financial instruments, hedging, and contingencies. Some of the proposed changes are significant and could have a material impact on Newcastle’s reporting. Newcastle has not yet fully evaluated the potential impact of these proposals, but will make such an evaluation as the standards are finalized.

Results of Operations

The following tables summarize the changes in our results of operations from year-to-year (dollars in thousands):

Comparison of Results of Operations for the years ended December 31, 2012 and 2011

	Year Ended December 31,		Increase (Decrease)
	2012	2011	Amount	%
Interest income	$282,951	$291,036	$(8,085)	(2.8%)
Interest expense	109,924	138,035	(28,111)	(20.4%)
Net interest income	173,027	153,001	20,026	13.1%
Impairment (Reversal)
Valuation allowance (reversal) on loans	(24,587)	(15,163)	(9,424)	(62.2%)
Impairment of long-lived assets	—	433	(433)	(100.0%)
Other-than-temporary impairment on securities, net	18,923	15,840	3,083	19.5%
	(5,664)	1,110	(6,774)	(610.3%)
Net interest income (loss) after impairment/reversal	178,691	151,891	26,800	17.6%
Other Revenues	20,075	1,899	18,176	N.M.

Other Income (Loss)
Gain (loss) on settlement of investments, net	232,897	78,181	154,716	197.9%
Gain on extinguishment of debt	24,085	66,110	(42,025)	(63.6%)
Other income (loss), net	5,312	36,204	(30,892)	(85.3%)
	262,294	180,495	81,799	45.3%
Expenses
Loan and security servicing expense	4,260	4,649	(389)	(8.4%)
Property operating expenses	12,943	1,110	11,833	N.M.
General and administrative expense	17,247	6,267	10,980	175.2%
Management fee to affiliate	24,693	18,289	6,404	35.0%
Depreciation and amortization	6,975	12	6,963	N.M.
	66,118	30,327	35,791	118.0%

Income (loss) from continuing operations	$394,942	$303,958	$90,984	29.9%

N.M. – Not meaningful

Interest Income

Interest income decreased by $8.1 million during the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to a $31.3 million decrease in interest income as a result of the deconsolidation of CDO V in June 2011 and CDO X in September 2012 partially offset by a $23.3 million net increase in interest income as a result of new investments in securities and loans, offset by paydowns and changes in interest rates.

Interest Expense

Interest expense decreased by $28.1 million primarily due to (i) a $5.2 million decrease in interest expense on debt as a result of the paydowns and repurchases of our CDO debt obligations and the deconsolidation of CDO V and CDO X and (ii) a $26.8 million decrease in interest expense on derivatives as a result of the termination of interest rate swaps, decreases in swap notional amounts, changes in interest rates and the deconsolidation of CDO V and CDO X. The decreases described in (i) to (ii) above were partially offset by a $1.7 million increase in mortgage interest expense as a result of the acquisitions of senior living assets in July and November of 2012 and a $2.2 million increase in interest expense on other bonds payable and repurchase agreements primarily due to a higher outstanding balance of repurchase agreement financing on our FNMA/FHLMC securities and non-agency RMBS.

Valuation Allowance (Reversal) on Loans

The valuation allowance (reversal) on loans changed by $9.4 million primarily due to (i) a $6.6 million larger net increase in fair values of our real estate related loans during the year ended December 31, 2012 compared to the year ended December 31, 2011, as a result of market conditions improving more in the 2012 period than in the 2011 period and (ii) a $2.8 million lower net valuation allowance on our manufactured housing loans and residential mortgage loans in the 2012 period than in the 2011 period as a result of market conditions improving more in the 2012 period than in the 2011 period.

The reversal of previously established valuation allowances will likely decline over time as the reversal is subject to (i) a continued improvement in loan valuations and (ii) the remaining amount of previously established allowances that have not yet been reversed.

Impairment of Long-lived Assets

The impairment of long-lived assets decreased $0.4 million in the year ended 2012 compared to the year ended 2011 primarily due to a decline in fair value of the Ohio portfolio during the year ended December 31, 2011.

Other-than-temporary Impairment on Securities, Net

The other-than-temporary impairment on securities increased by $3.1 million primarily due to an additional decline in the value of certain commercial mortgage backed securities. We recorded an impairment charge of $18.9 million on 13 securities during the year ended December 31, 2012, compared to an impairment charge of $15.8 million on 30 securities during the year ended December 31, 2011.

Other Revenues

The other revenues increased $18.2 million due to rental revenues resulting from the acquisitions of the senior living assets in July and November of 2012.

Gain (Loss) on Settlement of Investments, Net

The net gain on settlement of investments increased by $154.7 million primarily due to a $224.3 million gain on the sale of CDO X interests recorded in September 2012, partially offset by a $69.6 million decrease in the net gain on sales and repayments of investments in the 2012 period compared to the 2011 period. We recorded a net gain of $10.2 million on 26 securities and loans that were sold or paid off during the year ended December 31, 2012, compared to a net gain of $78.2 million on 95 securities and loans that were sold or paid off during the year ended December 31, 2011.

Gain (Loss) on Extinguishment of Debt

The gain on extinguishment of debt decreased by $42.0 million due to a lower face amount, somewhat offset by a lower average price of debt, repurchased in the year ended December 31, 2012 compared to the year ended December 31, 2011. We repurchased $39.3 million face amount of our own CDO debt and other bonds payable at an average price of 38.4% of par during the year ended December 31, 2012 compared to $171.8 million face amount of CDO bonds and other bonds payable repurchased at an average price of 61.2% of par during the year ended December 31, 2011.

Other Income (Loss), Net

Other income decreased by $30.9 million primarily due to (i) a $5.8 million greater increase in the fair value of certain non-hedge interest rate swap agreements as a result of changes in interest rates in the year ended December 31, 2012 compared to the year ended December 31, 2011, (ii) a $6.9 million decrease in unrealized losses recognized on certain interest rate swap agreements in the year ended December 31, 2012 compared to the year ended December 31, 2011, primarily caused by the fact that the interest rate swap agreements that were de-designated as accounting hedges (since the hedged items were considered not probable of occurring) had higher notional amounts during the year ended December 31, 2011 and (iii) a $1.5 million increase in other income related to hedge ineffectiveness and collateral management fee income. The increases in (i) to (iii) above were offset by a $45.1 million decrease in gain on deconsolidation of CDO V recorded in the year ended December 31, 2011.

Loan and Security Servicing Expense

Loan and security servicing expense remained relatively stable during the year ended December 31, 2012 compared to the year ended December 31, 2011.

Property Operating Expense

The property operating expenses increased $11.8 million due to the acquisitions of the senior living assets in July and November of 2012.

General and Administrative Expense

General and administrative expense increased by $11.0 million primarily due to an increase in professional fees related to the acquisitions of senior living assets and other investments.

Management Fee to Affiliate

Management fees increased by $6.4 million primarily due to (i) an increase in gross equity as a result of our public offerings of common stock in March 2011, September 2011, April 2012, May 2012 and July 2012, and (ii) an increase in property management fees in connection with the acquisitions of senior living assets in July and November of 2012.

Depreciation and Amortization

The depreciation and amortization expense increased $7.0 million due to the acquisitions of the senior living assets in July and November 2012, and the additional depreciation expense recorded as a result of the classification of the Ohio portfolio as held for use in December 2012.

Comparison of Results of Operations for the years ended December 31, 2011 and 2010

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Interest income	$291,036	$300,272	$(9,236)	(3.1%)
Interest expense	138,035	172,219	(34,184)	(19.8%)
Net interest income	153,001	128,053	24,948	19.5%

Impairment
Valuation allowance (reversal) on loans	(15,163)	(339,887)	324,724	95.5%
Impairment of long-lived assets	433	—	433	N.M
Other-than-temporary impairment on securities, net	15,840	99,029	(83,189)	(84.0%)
	1,110	(240,858)	241,968	100.5%

Net interest income (loss) after impairment	151,891	368,911	(217,020)	(58.8%)

Other Revenues	1,899	1,708	191	11.2%

Other Income (Loss)
Gain (loss) on settlement of investments, net	78,181	52,307	25,874	49.5%
Gain on extinguishment of debt	66,110	265,656	(199,546)	(75.1%)
Other income (loss), net	36,204	(35,676)	71,880	201.5%
	180,495	282,287	(101,792)	(36.1%)
Expenses
Loan and security servicing expense	4,649	4,580	69	1.5%
Property operating expenses	1,110	1,283	(173)	(13.5%)
General and administrative expense	6,267	7,707	(1,440)	(18.7%)
Management fee to affiliate	18,289	17,252	1,037	6.0%
Depreciation and amortization	12	79	(67)	(84.8%)
	30,327	30,901	(574)	(1.9%)

Income (loss) from continuing operations	$303,958	$622,005	$(318,047)	(51.1%)

N.M. - Not meaningful

Interest Income

Interest income decreased by $9.2 million during the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to (i) a $12.6 million decrease in interest income as a result of the deconsolidation of CDO V in June 2011, (ii) a $6.6 million decrease in prepayment penalties we received as a result of the lower volume of the prepayment of securities and loans in the year ended December 31, 2011, offset by (iii) an $10.0 million increase in interest income as a result of new investments made, partially offset by paydowns and changes in interest rates.

Interest Expense

Interest expense decreased by $34.2 million primarily due to (i) a $7.6 million decrease in interest expense attributable to the deconsolidation of CDO V, (ii) a $5.8 million decrease in interest expense on debt as a result of the paydowns and repurchases of our CDO debt obligations, (iii) a $16.6 million decrease in interest expense on derivatives as a result of the termination of interest rate swaps, decreases in swap notional amounts and changes in interest rates and (iv) a $6.5 million decrease in the amortization of deferred hedge losses. The decreases described in (i) to (iv) above were partially offset by a $2.3 million increase in interest expense on other bonds payable and repurchase agreements due to the refinancing of our manufactured housing loan portfolios and a higher outstanding balance of repurchase agreement financing on our FNMA/FHLMC securities.

Valuation Allowance on Loans

The valuation allowance (reversal) on loans changed by $324.7 million primarily due to (i) a significantly larger net increase in fair values, by $278.0 million, on our real estate related loans during the year ended December 31, 2010 compared to the year ended December 31, 2011 as a result of market conditions improving more in the 2010 period than in the 2011 period and (ii) a larger net reversal of valuation allowance on our manufactured housing loans and residential mortgage loans, by $46.7 million, in the 2010 period compared to 2011 period due to the reclassification of our manufactured housing loan portfolio I, manufactured housing loan portfolio II and residential mortgage loans from held-for-sale to held-for-investment in April 2010, May 2011 and September 2011, respectively. This change in fair values and the reclassification impacted the amount of valuation allowance we were able to reverse during those periods.

In addition, the reversal of previously established valuation allowances will likely decline over time as the reversal is subject to (i) a continued improvement in loan valuations and (ii) the amount of previously established allowances that have not yet been reversed.

Impairment of Long-lived Assets

The impairment of long-lived assets increased $0.4 million in the year ended December 31, 2011 compared to the year ended December 31, 2010 due to a decline in fair value of the Ohio portfolio during the year ended December 31, 2011.

Other-than-temporary Impairment on Securities, Net

The other-than-temporary impairment on securities decreased by $83.2 million primarily due to improved market conditions. We recorded an impairment charge of $15.8 million on 30 securities during the year ended December 31, 2011, compared to an impairment charge of $99.0 million on 115 securities during the year ended December 31, 2010.

Other Revenues

The other revenues remained relatively stable during the year ended December 31, 2011 compared to the year ended December 31, 2010.

Gain (Loss) on Settlement of Investments, Net

The net gain on settlement of investments increased by $25.9 million as a result of the increased volume of sales and repayments of investments. We recorded a net gain of $78.2 million on 95 securities, loans and derivatives that were sold, paid off or terminated during the year ended December 31, 2011, compared to a net gain of $52.3 million on 65 securities, loans and derivatives that were sold, paid off or terminated during the year ended December 31, 2010.

Gain (Loss) on Extinguishment of Debt

The gain on extinguishment of debt decreased by $199.5 million due to a lower face amount and a higher average price of debt repurchased in the year ended December 31, 2011 compared to the year ended December 31, 2010.

We repurchased $171.8 million face amount of our own CDO debt and other bond payable at an average price of 61.2% of par during the year ended December 31, 2011 compared to $483.7 million face amount of CDO bonds repurchased at an average price of 44.6% of par during the year ended December 31, 2010.

Other Income (Loss), Net

Other income increased by $71.9 million primarily due to (i) a $22.0 million decrease in unrealized losses recognized on certain interest rate swap agreements, which were de-designated as accounting hedges as the hedged items were no longer probable of occurring, (ii) a $4.5 million increase in fair value of certain non-hedge derivative instruments (iii) a $2.0 million increase in management fees, included in Other Income, in 2011 related to our acquisition of the collateral management rights with respect to certain C-BASS CBOs in February 2011 and (iv) a $45.1 million gain on deconsolidation of CDO V recorded in the year ended December 31, 2011. The decreases in other loss were partially offset by a $1.4 million increase in hedge ineffectiveness recognized on certain interest rate swap agreements and a $0.3 million decrease in other income.

Loan and Security Servicing Expense

Loan and security servicing expense remained relatively stable during the year ended December 31, 2011 compared to the year ended December 31, 2010.

Property Operating Expense

The property operating expenses remained relatively stable during the year ended December 31, 2011 compared to the year ended December 31, 2010.

General and Administrative Expense

General and administrative expense decreased by $1.4 million primarily due to a decrease in directors and officers liability insurance expense in the year ended December 31, 2011.

Management Fee to Affiliate

Management fees increased by $1.0 million during the year ended December 31, 2011 compared to the year ended December 31, 2010 due to a net increase in gross equity as a result of our public offerings of common stock in March 2011 and September 2011, partially offset by the return of capital distributions made on our preferred stock in 2010.

Depreciation and Amortization

The depreciation and amortization expense remained relatively stable during the year ended December 31, 2011 compared to the year ended December 31, 2010.

Liquidity and Capital Resources

Overview

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, and other general business needs.  Additionally, to maintain our status as a REIT under the Code, we must distribute annually at least 90% of our REIT taxable income. As of December 31, 2011, we had a loss carryforward, inclusive of net operating loss and capital loss, of approximately $896.8 million. The net operating loss carryforward and capital loss carryforward can generally be used to offset future ordinary taxable income and capital gain, for up to twenty years and five years, respectively. As a result, we do not expect that there will be any REIT distribution requirements for the year ended December 31, 2012. In January 2013, we experienced an “ownership change” for purposes of Section 382 of the Code, which limits our ability to utilize our net operating loss and net capital loss carryforwards to reduce our future taxable income and potentially increases our related REIT distribution requirement. We do not believe that the limitation as a result of the January 2013 ownership change will prevent us from satisfying our REIT distribution requirement for the current year and future years. No assurance, however, can be given that we will be able to satisfy our distribution requirement following a current or future ownership change or otherwise. We note that a portion of this requirement may be able to be met in future years through stock dividends, rather than cash, subject to limitations based on the value of our stock.

Our primary sources of funds for liquidity consist of net cash provided by operating activities, sales or repayments of investments, potential refinancing of existing debt, and the issuance of equity securities, when feasible. We have an effective shelf registration statement with the SEC, which allows us to issue common stock, preferred stock, depository shares, debt securities and warrants. Our debt obligations are generally secured directly by our investment assets, except for the junior subordinated notes payable.

Sources of Liquidity and Uses of Capital

As of the date of this filing, we have sufficient liquid assets, which include unrestricted cash and FNMA/FHLMC securities, to satisfy all of our short-term recourse liabilities. Our junior subordinated notes payable are long-term obligations. With respect to the next twelve months, we expect that our cash on hand combined with our cash flow provided by operations will be sufficient to satisfy our anticipated liquidity needs with respect to our current investment portfolio, including related financings, hedging activity, potential margin calls and operating expenses.  While it is inherently more difficult to forecast beyond the next twelve months, we currently expect to meet our long-term liquidity requirements, specifically the repayment of our recourse debt obligations, through our cash on hand and, if needed, additional borrowings, proceeds received from repurchase agreements and similar financings, proceeds from equity offerings and the liquidation or refinancing of our assets.

These short-term and long-term expectations are forward-looking and subject to a number of uncertainties and assumptions, which are described below under “–Factors That Could Impact Our Liquidity, Capital Resources and Capital Obligations” as well as Part I, Item 1A, “Risk Factors.”  If our assumptions about our liquidity prove to be incorrect, we could be subject to a shortfall in liquidity in the future, and this short-fall may occur rapidly and with little or no notice, which would limit our ability to address the shortfall on a timely basis.

Cash flow provided by operations constitutes a critical component of our liquidity.  Essentially, our cash flow provided by operations is equal to (i) the net cash flow from our CDOs that have not failed their over collateralization or interest coverage tests, plus (ii) the net cash flow from our non-CDO investments that are not subject to mandatory debt repayment, including excess mortgage servicing income, principal and sales proceeds, (iii) revenues received from our senior living portfolios, less (iv) operating expenses (primarily management fees, property operating expenses, professional fees and insurance), less (v) interest on the junior subordinated notes payable and less (vi) preferred dividends.

Our cash flow provided by operations differs from our net income (loss) due to these primary factors: (i) accretion of discount or premium on our real estate securities and loans (including the accrual of interest and fees payable at maturity), discount on our debt obligations, deferred financing costs, and deferred hedge gains and losses, (ii) gains and losses from sales of assets financed with CDOs, (iii) the valuation allowance recorded in connection with our loan assets, as well as other-than-temporary impairment on our securities, (iv) unrealized gains or losses on our non-hedge derivatives, (v) the non-cash gains or losses associated with our early extinguishment of debt, (vi) depreciation and amortization, and (vii) net income (loss) generated within CDOs that have failed their over collateralization or interest coverage tests. Proceeds from the sale of assets which serve as collateral for our CDO financings, including gains thereon, are required to be retained in the CDO structure until the related bonds are retired and are, therefore, not available to fund current cash needs outside of these structures.

Update on Liquidity, Capital Resources and Capital Obligations

Certain details regarding our liquidity, current financings and capital obligations as of February 27, 2013 are set forth below:

●	Cash – We had a total of $283.4 million of unrestricted cash available to invest after commitments;

●
Margin Exposure and Recourse Financings – We have margin exposure on a $156.6 million repurchase agreement related to the financing of non-Agency RMBS and a $923.7 million repurchase agreement related to the financing of FNMA/FHLMC securities.

The following table compares our recourse financings excluding the junior subordinated notes (in thousands):

Recourse Financings	February 27, 2013	December 31, 2012	December 31, 2011
CDO Securities	$—	$1,415	$2,182
Non-Agency RMBS	156,633	150,922	—
Non-FNMA/FHLMC recourse financings	156,633	152,337	2,182
FNMA/FHLMC securities	923,720	772,855	231,012
Total recourse financings	$1,080,353	$925,192	$233,194

The non-agency RMBS recourse financing will mature in April 2013. The FNMA/FHLMC recourse financing will mature between February 2013 and March 2013.

●
Mortgage Notes Payable – We have $120.5 million mortgage notes payable related to the financing of the senior living assets.  These financings are secured by first lien security interests in the senior living properties, have no recourse to the general credit of Newcastle and will mature between October 2017 and August 2019.

We have not incurred any financing on our investments in Excess MSRs.  Our liquidity will be impacted by our decision and ability to borrow and access capital to finance any existing and future Excess MSR investments.

It is important for readers to understand that our liquidity, available capital resources and capital obligations could change rapidly due to a variety of factors, many of which are beyond our control.  Set forth below is a discussion of some of the factors that could impact our liquidity, available capital resources and capital obligations.

Factors That Could Impact Our Liquidity, Capital Resources and Capital Obligations

We refer readers to our discussions in other sections of this report for the following information:

●	For a further discussion of recent trends and events affecting our liquidity, see “– Market Considerations” above;
●	As described above, under “– Update on Liquidity, Capital Resources and Capital Obligations,” we are subject to margin calls in connection with our repurchase agreements;
●
Our match funded investments are financed long term, and their credit status is continuously monitored, which is described under "Quantitative and Qualitative Disclosures About Market Risk — Interest Rate Exposure’’ below.  Our remaining investments, generally financed with short term debt or short term repurchase agreements, are also subject to refinancing risk upon the maturity of the related debt.  See “– Debt Obligations” below; and

●	For a further discussion of a number of risks that could affect our liquidity, access to capital resources and our capital obligations, see Part I, Item 1A, “Risk Factors” above.

In addition to the information referenced above, the following factors could affect our liquidity, access to capital resources and our capital obligations. As such, if their outcomes do not fall within our expectations, changes in these factors could negatively affect our liquidity.

●
Access to Financing from Counterparties – Decisions by investors, counterparties and lenders to enter into transactions with us will depend upon a number of factors, such as our historical and projected financial performance, compliance with the terms of our current credit and derivative arrangements, industry and market trends, the availability of capital and our investors’, counterparties’ and lenders’ policies and rates applicable thereto, and the relative attractiveness of alternative investment or lending opportunities.  Recent conditions and events have limited the array of capital resources available to us and made the terms of capital resources we are able to obtain generally less favorable to us relative to the terms we were able to obtain prior to the onset of challenging conditions. Our business strategy is dependent upon our ability to finance our real estate securities, loans and other real estate related assets at rates that provide a positive net spread.  Currently, spreads for such liabilities have widened relative to historical levels and demand for such liabilities remains lower than the demand prior to the onset of challenging market conditions.

●
Impact of Rating Downgrades on CDO Cash Flows – Ratings downgrades of assets in our CDOs can negatively impact compliance with the CDOs’ over collateralization tests. Generally, the over collateralization test measures the principal balance of the specified pool of assets in a CDO against the corresponding liabilities issued by the CDO. However, based on ratings downgrades, the principal balance of an asset or of a specified percentage of assets in a CDO may be deemed to be reduced below their current balance to levels set forth in the related CDO documents for purposes of calculating the over collateralization test.  As a result, ratings downgrades can reduce the assumed principal balance of the assets used in the over collateralization test relative to the corresponding liabilities in the test, thereby reducing the over collateralization percentage. In addition, actual defaults of assets would also negatively impact compliance with the over collateralization tests. Failure to satisfy an over collateralization test could result in the redirection of cashflows, or, in certain cases, in the potential removal of Newcastle as collateral manager of the affected CDO. See “– Debt Obligations” below for a summary of assets on negative watch for possible downgrade in our CDOs.

●
Impact of Expected Repayment or Forecasted Sale on Cash Flows – The timing of and proceeds from the repayment or sale of certain investments may be different than expected or may not occur as expected. Proceeds from sales of assets in the current illiquid market environment are unpredictable and may vary materially from their estimated fair value and their carrying value.

Investment Portfolio

Our investment portfolio as of December 31, 2012 is detailed in Part I, Item 1, “Business – Our Investment Strategy.”

Debt Obligations

Our debt obligations, as summarized in Note 11 to Part II, Item 8, “Financial Statements and Supplementary Data,” existing at December 31, 2012 (gross of $4.3 million of discounts) had contractual maturities as follows (in thousands):

	Nonrecourse	Recourse	Total
2013	$4,786	$925,192	$929,978
2014	1,713	—	1,713
2015	2,274	—	2,274
2016	2,305	—	2,305
2017	32,763	—	32,763
Thereafter	1,817,026	—	1,817,026
Total	$1,860,867	$925,192	$2,786,059

Certain of the debt obligations included above are obligations of our consolidated subsidiaries which own the related collateral.  In some cases, including the CDO and Other Bonds Payable, such collateral is not available to other creditors of ours.

Our non-CDO obligations and mortgage notes payable contain various customary loan covenants. We were in compliance with all of the covenants in our non-CDO financings and mortgage notes payable as of December 31, 2012.

Repurchase Agreements

The following table provides additional information regarding short-term borrowings. In 2012, these short-term borrowings were used to finance our investments in FNMA/FHLMC securities and certain notes issued by Newcastle CDO VI, and the purchase of certain non-Agency RMBS. In prior years, these short-term borrowings were used to finance certain of our investments in real estate securities and loans, including FNMA/FHLMC securities and our investments in manufactured housing loans. The FNMA/FHLMC and non-Agency RMBS repurchase agreements have full recourse to Newcastle and the CDO VI repurchase agreement has recourse to Newcastle for up to twenty-five percent of the outstanding balance of the repurchase facility, which was approximately $1.4 million as of December 31, 2012. The weighted average difference between the fair value of assets and the face amount of available financing for the FNMA/FHLMC repurchase agreements non-Agency RMBS repurchase agreements and the CDO VI repurchase agreement were 5%, 34%  and 50%, respectively, during the year ended December 31, 2012. Margin calls are based on the fair value of the collaterals (dollars in thousands).

			Three Months Ended December 31, 2012			Year Ended December 31, 2012
	Outstanding Balance at December 31, 2012		Average Daily Amount Outstanding	Maximum Amount Outstanding	Weighted Average Interest Rate	Average Daily Amount Outstanding	Maximum Amount Outstanding	Weighted Average Interest Rate
Repurchase agreements	$929,435	*	$715,870	$935,517	0.65%	$435,686	$935,517	0.58%

*Of which $925.2 million has recourse to us.

During 2012, we purchased $626.3 million principal balance of FNMA/FHLMC securities (primarily one-year ARMs) for approximately $663.3 million, using $34.4 million of unrestricted cash and financed with $628.9 million of repurchase agreements.  These repurchase agreements have an aggregate outstanding balance of $574.6 million at December 31, 2012, bear interest at 0.53%, mature in January 2013, and are subject to customary margin call provisions. During 2011, we purchased $251.5 million principal balance of FNMA/FHLMC securities (primarily one-year ARMs) for approximately $263.8 million, using $13.5 million of unrestricted cash and financed with $250.3 million of repurchase agreements.

During 2012, we purchased $456.0 million principal balance of non-agency residential mortgage backed securities serviced by Nationstar for approximately $288.4 million using $139.0 million of unrestricted cash and financed with approximately $149.4 million of repurchase agreements. These repurchase agreements have an aggregate outstanding balance of $150.9 million at December 31, 2012, bear interest at LIBOR plus 200 basis points, mature in January 2013, have a weighted average advance rate of 66% and are subject to customary margin call provisions.

Subprime Securitization

In March 2006, we acquired a portfolio of subprime mortgage loans (“Subprime Portfolio I”) for $1.50 billion. In April 2006, Newcastle Mortgage Securities Trust 2006-1 (“Securitization Trust 2006”) closed on a securitization of Subprime Portfolio I. We do not consolidate Securitization Trust 2006. We sold Subprime Portfolio I to Securitization Trust 2006, which issued $1.45 billion of notes with a stated maturity of March 2036. We, as holder of the equity of Securitization Trust 2006, have the option to redeem the notes once the aggregate principal balance of Subprime Portfolio I is equal to or less than 20% of such balance at the date of the transfer. The transaction between us and Securitization Trust 2006 qualified as a sale for accounting purposes. However, 20% of the loans which are subject to a call option by us were not treated as being sold. Following the securitization, we held the following interests in Subprime Portfolio I: (i) the equity of Securitization Trust 2006, (ii) the retained notes, and (iii) subprime mortgage loans subject to call option and related financing in the amount of 100% of such loans (we note that this interest is non-economic if we do not exercise the option, meaning that it has no impact on us). As of December 31, 2012, the equity was valued at zero and the retained notes had a carrying value of $1.3 million.

In March 2007, we entered into an agreement to acquire a portfolio of subprime mortgage loans  (“Subprime Portfolio II”) with up to $1.7 billion of unpaid principal balance. In July 2007, Newcastle Mortgage Securities Trust 2007-1 (“Securitization Trust 2007”) closed on a securitization of Subprime Portfolio II. As a result of the repurchase of delinquent loans by the seller, as well as borrower repayments, the unpaid principal balance of the portfolio upon securitization was $1.1 billion. We do not consolidate Securitization Trust 2007. We sold Subprime Portfolio II to Securitization Trust 2007, which issued $1.0 billion of notes with a stated maturity of April 2037. We, as holder of the equity of Securitization Trust 2007, have the option to redeem the notes once the aggregate principal balance of Subprime Portfolio II is equal to or less than 10% of such balance at the date of the transfer. The transaction between us and Securitization Trust 2007 qualified as a sale for accounting purposes. However, 10% of the loans which are subject to a call option by us were not treated as being sold. Following the securitization, we held the following interests in Subprime Portfolio II: (i) the equity of Securitization Trust 2007, (ii) the retained notes, and (iii) subprime mortgage loans subject to call option and related financing in the amount of 100% of such loans (we note that this interest is non-economic, meaning that if we do not exercise the option it has no impact on us). As of December 31, 2012, the equity and retained notes had a zero carrying value.

We have no obligation to repurchase any loans from either of our subprime securitizations. Therefore, it is expected that our exposure to loss is limited to the carrying amount of our retained interests in the securitization entities, as described above. A subsidiary of Newcastle gave limited representations and warranties with respect to Subprime Portfolio II; however, it has no assets and does not have recourse to the assets of Newcastle.

Subordinated Notes Payable

On January 29, 2010, Newcastle entered into an Exchange Agreement, dated as of January 29, 2010 (the “Exchange Agreement”), with Taberna Capital Management, LLC and certain of its affiliates (collectively, “Taberna”), pursuant to which Newcastle and Taberna agreed to exchange (the “Exchange”) approximately $52.1 million aggregate principal amount of  junior subordinated notes due 2035 for approximately $37.6 million face amount of previously issued CDO securities and approximately $9.7 million of cash held by Newcastle.  In other words, $52.1 million face amount of Newcastle’s debt, in the form of junior subordinated notes payable, was repurchased and extinguished for GAAP purposes in exchange for (i) the payment of $9.7 million of cash, and (ii) the reissuance of $37.6 million face amount of CDO bonds payable (which had previously been repurchased by Newcastle). In connection with the Exchange, Newcastle paid or reimbursed $0.6 million of expenses incurred by Taberna, various indenture trustees and their respective advisors in accordance with the terms of the Exchange Agreement.  Newcastle accounted for this exchange as a troubled debt restructuring involving partial repayment of debt. As a result, Newcastle recorded no gain or loss. The following table presents certain information regarding the Exchange as of the date of the Exchange (dollars in thousands).

			Consideration
	Repurchased junior		Reissued CDO
	subordinated notes		Cash	bonds	Total
Outstanding face amount	$52,094		$9,715	$37,625		$47,340
Weighted average coupon	7.574%	(A)	N/A	LIBOR + 0.66%	(B)
Maturity	April 2035			June 2052
				Assets within the
Collateral	General credit of Newcastle			respective CDOs

(A)	LIBOR + 2.25% after April 2016
(B)	Weighted average effective interest rate of approximately LIBOR+0.35% after the Exchange.

The fair value of the consideration paid approximated the fair value of the repurchased junior subordinated notes of $16.7 million.

Non-recourse Manufactured Housing Loan Financing

On April 15, 2010, Newcastle completed a securitization transaction to refinance its Manufactured Housing Loans Portfolio I (the “Portfolio”). Newcastle sold approximately $164.1 million outstanding principal balance of manufactured housing loans to Newcastle MH I LLC (the “2010 Issuer”).  The 2010 Issuer issued approximately $134.5 million aggregate principal amount of asset-backed notes, of which $97.6 million was sold to third parties and $36.9 million was sold to certain CDOs managed and consolidated by Newcastle. At the closing of the securitization transaction, Newcastle used the gross proceeds received from the issuance of the notes to repay the previously existing financing on this portfolio in full, terminate the related interest rate swap contracts, pay the related transaction costs and increase its unrestricted cash by approximately $14 million.  Under the applicable accounting guidance, the securitization transaction is accounted for as a secured borrowing. As a result, no gain or loss is recorded for the transaction. Newcastle continues to recognize the portfolio of manufactured housing loans as pledged assets, which have been classified as loans held for investment at securitization, and records the notes issued to third parties as a secured borrowing.  The associated assets, liabilities, revenues and expenses are presented in the non-recourse financing structure sections of the consolidated financial statements.

On May 4, 2011, we completed a securitization transaction to refinance Manufactured Housing Loans Portfolio II.  We sold approximately $197.0 million outstanding principal balance of manufactured housing loans to Newcastle Investment Trust 2011-MH 1 (the “2011 Issuer”), an indirect wholly-owned subsidiary of Newcastle. The 2011 Issuer issued approximately $159.8 million aggregate principal amount of investment grade notes, of which $142.8 million was sold to third parties and $17.0 million was sold to one of the CDOs managed and consolidated by us. In addition, we retained the below investment grade notes and residual interest. As a result, we invested approximately $20.0 million of unrestricted cash in the new securitization structure. The notes issued to third parties had an average expected maturity of 3.8 years and bore interest at an average rate of 3.23% per annum at issuance. At the closing of the securitization transaction, we used the gross proceeds received from the issuance of the notes to repay the previously existing debt in full, terminate the related interest rate swap contracts and pay the related transaction costs.  Under the applicable accounting guidance, the securitization transaction is accounted for as a secured borrowing. As a result, no gain or loss is recorded for the transaction. We continue to recognize the portfolio of manufactured housing loans as pledged assets, which have been classified as loans held-for-investment at securitization, and record the notes issued to third parties as a secured borrowing. The associated assets, liabilities, revenues and expenses are presented in the non-recourse financing structure sections of the consolidated financial statements.

Non-recourse Senior Living Financing

In July 2012, we acquired our first portfolio of senior living assets for an aggregate purchase price of approximately $143.3 million plus related expenses. These assets comprise more than 800 beds in senior living facilities located in California, Oregon, Utah, Arizona and Idaho. We funded the purchase price with an equity investment of approximately $54.9 million and non-recourse financing of approximately $88.4 million. The financing currently has a weighted average interest rate of 3.45% and is secured by, among other things, a first lien security interest in each of the properties.

In November 2012, we acquired our second portfolio of senior living assets for an aggregate purchase price of approximately $22.6 million plus related expenses. These assets comprise more than 350 beds in senior living facilities located in Utah. We funded the purchase price with an equity investment of approximately $6.6 million and non-recourse financing of approximately $16.0 million. The financing currently has an interest rate of 4.75% and is secured by, among other things, a first lien security interest in each of the properties.

In December 2012, we acquired our third portfolio of senior living assets for an aggregate purchase price of approximately $21.5 million plus related expenses. These assets comprise more than 200 beds in a senior living facility located in Texas. We funded the purchase price with an equity investment of approximately $5.4 million and non-recourse financing of approximately $16.1 million. The financing currently has an interest rate of 4.75% and is secured by, among other things, a first lien security interest in the property.

Non-recourse CDO Financing

Each of our CDO financings contains tests that measure the amount of over collateralization and excess interest in the transaction. At issuance, each of our CDOs passed all of these tests. Failure to satisfy these tests would generally cause (or has caused) the cash flow that would otherwise be distributed to the more junior classes of securities (including those held by Newcastle) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. As a result, our cash flow and liquidity are negatively impacted upon such a failure, and the impact could be (and has been) material. The table set forth below presents data, including the most recent quarterly cash flows received by Newcastle, for each of our CDOs, and sets forth which of the CDOs have satisfied these tests in the most recent quarter. The amounts set forth are as of December 31, 2012 unless otherwise noted (dollars in thousands). For those CDOs that have failed their applicable over collateralization tests, the impact of failing is already reflected in the cash flow set forth in the table. For those CDOs that have satisfied their applicable over collateralization tests, we could potentially lose substantially all of the cash flows from those CDOs in future quarters if we fail to satisfy the tests in the future. The amounts in the table reflect data at the CDO level and thus are different from the GAAP balance sheet due to intercompany amounts eliminated in Newcastle’s consolidated balance sheet (in thousands).

	CDO IV			CDO VI			CDO VIII			CDO IX
Balance Sheet:
Assets Face Amount		$168,111			$180,039			$856,589			$729,494
Assets Fair Value		151,250			119,184			651,232			568,394

Issued Debt Face Amount (1)		85,148			91,578	*		590,001			450,938
Derivative Net Liabilities Fair Value (1)		3,316			15,841			12,050			—

Cash Receipts:
Quarterly net cash receipts (2)		$348			$140			$5,883			$7,622

Collateral Composition (3):	Face	Fair Value		Face	Fair Value		Face	Fair Value		Face	Fair Value
CMBS	$115,242	$100,007	BB-	$105,816	$74,228	BB	$148,413	$118,092	BB-	$80,701	$82,594	BB
REIT Debt	33,500	34,936	BBB	29,200	31,238	BB	—	—	—	—	—	—
ABS	9,637	6,745	B-	45,023	13,718	CC	71,105	60,109	B	3,155	3,155	BBB+
Bank Loans	—	—		—	—		223,257	142,727	CCC+	182,124	117,486	CC
Mezzanine Loans / B-Notes / Whole Loans	9,732	9,562	BB+	—	—	—	347,064	311,512	CCC+	372,385	323,164	CCC
CDO	—	—	—	—	—	—	66,750	18,792	CCC-	68,467	28,536	CCC+
Residential Loans	—	—	—	—	—	—	—	—	—	3,779	3,478	NR
Other Investments	—	—	—	—	—	—	—	—	—	18,883	9,981	—
Cash for Reinvestment	—	—	—	—	—	—	—	—	—	—	—	—
Total	$168,111	$151,250	BB-	$180,039	$119,184	B+	$856,589	$651,232	B	$729,494	$568,394	CCC

Collateral on Negative Watch (4)	$—			$1,457			$—			$—

CDO Cash Flow Triggers (5):
Over Collateralization (6):
As of Dec-2012 remittance Cushion (Deficit) ($)		$(5,586)			$(171,434)			$74,593			$134,675
As of Feb-2013 remittance Cushion (Deficit) ($)		N/A			(171,187)			78,506			139,312
Interest Coverage (6):
As of Dec-2012 remittance Cushion (Deficit) (%)		35.2%			(179.1%)			377.5%			530.8%
As of Feb-2013 remittance Cushion (Deficit) (%)		N/A			(206.9%)			369.2%			689.9%
CDO Overview:
Effective		Sep-04			Aug-05			Mar-07			Jul-07
Reinvestment Period End (7)		Passed			Passed			Passed			Passed
Optional Call (8)		Passed			Passed			Passed			Passed
Auction Call (9)		Mar-14			Apr-15			Nov-16			May-17

WA Debt Spread (bps) (10)		85			50			50			64

* The $91.6 million issued debt face amount in CDO VI excludes $73.1 million of CDO VI Class I-MM bonds that served as collateral for a $43.2 million bank loan jointly owned by two of Newcastle’s CDOs and $21.0 million served as collateral for a $5.7 million repurchase agreement financing.

See footnotes on next page

(1)	Includes only CDO bonds issued to third parties and held by Newcastle’s consolidated CDOs.

(2)
Represents net cash received from each CDO based on all of our interests in such CDO (including senior management fees but excluding principal received from senior CDO bonds owned by Newcastle) for the three months ended December 31, 2012. Cash receipts for this period included $0.8 million of senior collateral management fees, and may not be indicative of cash receipts for subsequent periods. Excluded from the quarterly net cash receipts was $21.5 million of unrestricted cash received from principal repayments on senior CDO bonds owned by Newcastle. This cash represents a return of principal and the realization of the difference between par and the discounted purchase price of these bonds. See “Cautionary Note Regarding Forward Looking Statements” for risks and uncertainties that could cause our receipts for subsequent periods to differ materially from these amounts.

(3)
Collateral composition is calculated as a percentage of the face amount of collateral and includes CDO bonds of $126.7 million and other bonds and notes payable of $20.5 million issued by Newcastle, and bank loans of $93.8 million, collateralized by Newcastle CDO VI bonds, real estate properties and a third party CDO security, which are eliminated in consolidation. The fair value of these CDO bonds, other bonds and notes payable, and bank loans was $40.1 million, $18.3 million, and $81.2 million at December 31, 2012, respectively. Also reflected are weighted average credit ratings, which were determined by third party rating agencies as of a particular date, may not be current and are subject to change at any time.

(4)
Represents the face amount of collateral on negative watch for possible downgrade by at least one rating agency (Moody’s, S&P, or Fitch) as of the determination date in December 2012 for CDO IV, as this CDO only reports actual over collateralization excess percentages on a quarterly basis, and as of the latest determination date in February 2013 for all other CDOs.  The amount does not include any bonds issued by Newcastle, which are eliminated in consolidation and not reflected in our investment portfolio disclosure.

(5)
Each of our CDO financings contains tests that measure the amount of over collateralization and excess interest in the transaction. Failure to satisfy these tests would cause the principal and/or interest cashflow that would otherwise be distributed to more junior classes of securities (including those held by Newcastle) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. As a result, our cash flow and liquidity are negatively impacted upon such a failure, and the impact could be material. Each CDO contains tests at various over collateralization and interest coverage percentage levels. The trigger percentages used above represent the first threshold at which cashflows would be redirected as described in this footnote. The data presented is as of the most recent remittance date on or before December 31, 2012 or February 28, 2013, as applicable, and may change or have changed subsequent to that date. CDO IV only reports on a quarterly basis and, therefore, no updated 2013 information is available. In addition, our CDOs may also contain specific over collateralization tests that, if failed, can result in the occurrence of an event of default or our being removed as collateral manager of the CDO. Failure of the over collateralization tests can also cause a “phantom income” issue if cash that constitutes income is diverted to pay down debt instead of being distributed to us. As of the December 2012 remittance date for CDO IV and as of the February 2013 remittance date for CDO VI, these CDOs were not in compliance with their applicable over collateralization tests and, consequently, we were not receiving cash flows from these CDOs (other than senior management fees and cash flows on senior classes of bonds we own).  Based upon our current calculations, we expect these portfolios to remain out of compliance for the foreseeable future.  Moreover, given current market conditions, it is possible that all of our CDOs could be out of compliance with their over collateralization tests as of one or more measurement dates within the next twelve months. Our ability to rebalance will depend upon the availability of suitable securities, market prices, whether the reinvestment period of the applicable CDO has ended, and other factors that are beyond our control. Such rebalancing efforts may be extremely difficult given current market conditions and we cannot assure you that we will be successful in our rebalancing efforts. If the liabilities of our CDOs are downgraded by Moody’s to certain predetermined levels, our discretion to rebalance the applicable CDO portfolios may be negatively impacted.  Moreover, if we bring these coverage tests into compliance, we cannot assure you that they will not fall out of compliance in the future or that we will be able to correct any noncompliance. For a more detailed discussion of the impact of CDO financings on our cash flows, see Part I, Item 1A, “Risk Factors – Risks Relating to our Business – The coverage tests applicable to our CDO financings may have a negative impact on our operating results and cash flows”.

(6)
Represents excess or deficiency under the applicable over collateralization or interest coverage tests to the first threshold at which cash flow would be redirected. We generally do not receive material cash flow from the junior classes of a CDO until a deficiency is corrected. Ratings downgrades of assets in our CDOs can negatively impact compliance with the over collateralization tests.  Generally, the over collateralization test measures the principal balance of the specified pool of assets in a CDO against the corresponding liabilities issued by the CDO. However, based on ratings downgrades, the principal balance of an asset or of a specified percentage of assets in a CDO may be deemed reduced below their current balance to levels set forth in the related CDO documents for purposes of calculating the over collateralization test. As a result, ratings downgrades can reduce the principal balance of the assets used in the over collateralization test relative to the corresponding liabilities in the test, thereby reducing the over collateralization percentage.  In addition, actual defaults of an asset would also negatively impact compliance with the over collateralization tests.  Failure to satisfy an over collateralization test could result in the redirection of cashflows as described in footnote 5 above or, in certain circumstances, in our removal as manager of the applicable portfolio.

(7)
Our CDO financings typically have a 5 year reinvestment period. Generally, after such period ends, principal payments on the collateral are used to paydown the most senior debt outstanding. Prior to the end of the reinvestment period, principal payments received on the collateral are reinvested.

(8)	At the option call date, Newcastle, as the equity holder, has the right to pay off the CDO bonds at their related redemption price.

(9)
At the auction call date, there is a mandatory auction of the assets pursuant to which the collateral manager will solicit bids for the CDO assets. If the aggregate amount of bids is sufficient to pay off the outstanding CDO bonds set forth in the CDO governing document, the assets will be sold and the CDO bonds will be redeemed. However, if the aggregate amount of the bids is insufficient to pay off the outstanding CDO bonds set forth in the CDO governing document, the assets will not be sold and the redemption of CDO bonds will not occur.

(10)	Debt spread represents the spread above the benchmark interest rate (LIBOR or U.S. Treasuries) that Newcastle pays on its debt.

The following table sets forth further information with respect to the bonds of our consolidated CDO financings as of December 31, 2012 (dollars in thousands):

		Current Face Amount (1)
		Held By
	Original Face		Newcastle	Newcastle Outside			Stated Interest
Class	Amount	Third Parties	CDOs (2)	of its CDOs (3)		Total	Rate
CDO IV
Class I	$353,250	$52,925	$—	$40,554		$93,479	LIBOR +	0.40%
Class II-FL	13,000	3,000	—	10,000		13,000	LIBOR +	0.65%
Class II-FX	7,250	—	5,250	2,000		7,250		4.73%
Class III-FL	7,500	5,000	—	2,500		7,500	LIBOR +	1.00%
Class III-FX	15,000	1,325	—	10,760		12,085		5.11%
Class IV-FL	9,000	8,173	—	—		8,173	LIBOR +	2.25%
Class IV-FX	9,000	9,475	—	—		9,475		6.34%
Class V	13,500	—	—	18,229		18,229		8.67%
Preferred	22,500	—	—	22,500		22,500		N/A
	$450,000	$79,898	$5,250	$106,543		$191,691

CDO VI
Class I-MM	$323,000	$—	$—	$115,404	*	$115,404	LIBOR +	0.25%
Class I-B	59,000	59,000	—	—		59,000	LIBOR +	0.40%
Class II	33,000	23,636	—	10,277		33,913	LIBOR +	0.50%
Class III-FL	15,000	5,211	—	10,423		15,634	LIBOR +	0.80%
Class III-FX	5,000	—	—	6,211		6,211		5.67%
Class IV-FL	9,600	648	—	9,714		10,362	LIBOR +	1.70%
Class IV-FX	2,400	3,083	—	—		3,083		6.55%
Class V	21,000	—	—	28,303		28,303		7.81%
Preferred	32,000	—	—	32,000		32,000		N/A
	$500,000	$91,578	$—	$212,332		$303,910

*  Of the $115.4 million CDO VI Class I-MM bonds, $73.1 million served as collateral for a $43.2 million bank loan owned jointly by two of  Newcastle’s CDOs and $21.0 million served as collateral for a $5.7 million repurchase agreement financing.

CDO VIII
Class I-A	$462,500	$393,704	$—	$14,718	$408,422	LIBOR +	0.28%
Class I-AR	60,000	52,984	—	—	52,984	LIBOR +	0.34%
Class I-B	38,000	—	—	38,000	38,000	LIBOR +	0.36%
Class II	42,750	—	29,000	13,750	42,750	LIBOR +	0.42%
Class III	42,750	—	22,750	20,000	42,750	LIBOR +	0.50%
Class IV	28,500	—	—	—	—	LIBOR +	0.60%
Class V	28,500	28,500	—	—	28,500	LIBOR +	0.75%
Class VI	27,312	—	—	—	—	LIBOR +	0.80%
Class VII	21,375	—	—	—	—	LIBOR +	0.90%
Class VIII	22,563	11,063	8,250	3,250	22,563	LIBOR +	1.45%
Class IX-FL	6,000	6,000	—	—	6,000	LIBOR +	1.80%
Class IX-FX	7,600	7,600	—	—	7,600		6.80%
Class X	19,650	18,650	—	—	18,650	LIBOR +	2.25%
Class XI	26,125	—	—	24,125	24,125	LIBOR +	2.50%
Class XII	28,500	—	11,500	17,000	28,500		7.50%
Preferred	87,875	—	—	87,875	87,875		N/A
	$950,000	$518,501	$71,500	$218,718	$808,719

		Current Face Amount (1)
		Held By
	Original Face		Newcastle	Newcastle Outside		Stated Interest
Class	Amount	Third Parties	CDOs (2)	of its CDOs (3)	Total	Rate
CDO IX
Class A-1	$379,500	$300,313	$—	$—	$300,313	LIBOR +	0.26%
Class A-2	115,500	65,500	—	50,000	115,500	LIBOR +	0.47%
Class B	37,125	35,125	—	2,000	37,125	LIBOR +	0.65%
Class C	33,000	—	—	—	—	LIBOR +	0.93%
Class D	20,625	—	—	—	—	LIBOR +	1.00%
Class E	24,750	—	—	24,750	24,750	LIBOR +	1.10%
Class F	18,562	—	—	18,562	18,562	LIBOR +	1.30%
Class G	18,562	—	—	11,262	11,262	LIBOR +	1.50%
Class H	21,656	—	8,751	9,305	18,056	LIBOR +	2.50%
Class J	21,656	—	21,656	—	21,656	LIBOR +	3.00%
Class K	19,593	—	19,593	—	19,593	LIBOR +	3.50%
Class L	23,718	—	—	23,718	23,718		7.50%
Class M	39,187	—	—	39,187	39,187		8.00%
Preferred	51,566	—	—	51,566	51,566		N/A
	$825,000	$400,938	$50,000	$230,350	$681,288

(1)	The amounts presented in these columns exclude the face amount of any cancelled bonds within an applicable class.

(2)	Amounts in this column represent the amount of bonds of the applicable class held by Newcastle’s consolidated CDOs. These bonds are eliminated in Newcastle’s consolidated balance sheet.

(3)
Amounts in this column represent the amount of bonds of the applicable class held as investments by Newcastle outside of its non-recourse financing structures. These bonds are eliminated in Newcastle’s consolidated balance sheet.

In December 2010, Newcastle, together with one or more of its wholly owned subsidiaries, completed a series of transactions whereby we repurchased approximately $257 million current principal balance of Newcastle CDO VI Class I-MM notes at a price of 67.5% of par. The purchased notes represent all of the outstanding Class I-MM notes of Newcastle CDO VI (the "notes"). We purchased the notes using a combination of restricted cash, unrestricted cash and proceeds from a new repurchase facility, entered into in connection with the purchase of a portion of the notes. In accordance with GAAP, we recorded an $82 million gain on the extinguishment of this debt and $24.0 million of mark-to-market loss on the related interest rate swap agreement in 2010. As of December 31, 2012, the repurchase agreement had an outstanding balance of $5.7 million, which was secured by $21.0 million current principal balance of the notes. Although the repurchase facility contains mark to market provisions that require margin to be posted in the event that the value of the notes decreases, the recourse to Newcastle is limited to twenty-five percent of the then-outstanding balance of the repurchase facility, which was approximately $1.4 million as of December 31, 2012. The repurchase facility matures in March 2013 and bears interest at a rate of LIBOR + 2.25%.

During 2012, we repurchased $39.3 million face amount of CDO bonds and notes payable for $15.1 million and recorded a gain of $24.1 million. During 2011, we repurchased $171.8 million face amount of CDO bonds and notes payable for $105.2 million and recorded a gain of $66.1 million. During 2010, we repurchased $483.7 million face amount of CDO bonds for $215.8 million and recorded a gain of $265.7 million.

Stockholders’ Equity

Common Stock

The following table presents information on shares of our common stock issued since our formation.

		Range of Issue	Net Proceeds
Year	Shares Issued	Prices (1)	(millions)
Formation - 2006	45,713,817
2007	7,065,362	$27.75-$31.30	$201.3
2008	9,871	N/A	$0.1
2009	123,463	N/A	$0.1
2010	9,114,671	$3.13	$28.5
2011	43,153,825	$4.55 - $6.00	$210.9
2012	67,344,636	$6.22 - $6.71	$434.9
December 31, 2012	172,525,645
January 2013	57,500,000	$9.35	$526.2
February 2013	23,000,000	$10.48	$237.4

(1)	Excludes prices of shares issued pursuant to the exercise of options and of shares issued to our independent directors. Includes prices of shares issued in exchange for preferred stock.

Through December 31, 2012, Fortress had assigned, for no value, options to purchase approximately 4.2 million shares of our common stock to certain of Fortress’s employees, of which approximately 0.5 million had been exercised. In addition, Fortress had exercised 0.7 million of its options.

As of December 31, 2012, our outstanding options issued prior to 2011 had a weighted average strike price of $26.84 and our outstanding options issued in 2011 and 2012 had a weighted average strike price of $6.01. Our options outstanding were summarized as follows:

	December 31, 2012			December 31, 2011
	Issued Prior to	Issued in 2011		Issued Prior to
	2011	and 2012	Total	2011	Issued in 2011	Total
Held by the Manager	1,751,172	7,934,166	9,685,338	1,686,447	4,312,500	5,998,947
Issued to the Manager and subsequently transferred to certain of Manager’s employees	701,937	3,010,000	3,711,937	798,162	—	798,162
Issued to the independent directors	10,000	2,000	12,000	14,000	2,000	16,000
Total	2,463,109	10,946,166	13,409,275	2,498,609	4,314,500	6,813,109

In March 2011, we issued 17,250,000 shares of our common stock in a public offering at a price to the public of $6.00 per share for net proceeds of approximately $98.4 million. For the purpose of compensating the manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the manager to purchase 1,725,000 shares of our common stock at the public offering price, which were valued at approximately $7.0 million.

In September 2011, we issued 25,875,000 shares of our common stock in a public offering at a price to the public of $4.55 per share for net proceeds of approximately $112.3 million. Certain principals of Fortress and certain of our officers participated in this offering and purchased an aggregate of 1,314,780 shares at the offering price. For the purpose of compensating the manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the manager to purchase 2,587,500 shares of our common stock at the public offering price, which were valued at approximately $5.6 million as of the grant date.

In April 2012, we issued 18,975,000 shares of our common stock in a public offering at a price to the public of $6.22 per share for net proceeds of approximately $115.2 million. For the purpose of compensating the manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the manager to purchase 1,897,500 shares of our common stock at the public offering price, which were valued at approximately $5.6 million as of the grant date.

In May 2012, we issued 23,000,000 shares of its common stock in a public offering at a price to the public of $6.71 per share for net proceeds of approximately $152.0 million. For the purpose of compensating the manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the manager to purchase 2,300,000 shares of our common stock at the public offering price, which had a fair value of approximately $7.6 million as of the grant date.

In July 2012, we issued 25,300,000 shares of our common stock in a public offering at a price to the underwriters of $6.63 per share for net proceeds of approximately $167.4 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 450,000 shares at a price of $6.70 per share. For the purpose of compensating the manager for its successful efforts in raising capital for us, in connection with this offering, we granted options to the manager to purchase 2,530,000 shares of our common stock at a price of $6.70, which were valued at approximately $8.3 million.

In January 2013, Newcastle issued 57,500,000 shares of its common stock in a public offering at a price to the public of $9.35 per share for net proceeds of approximately $526.3 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 213,900 shares at a price of $9.35 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 5,750,000 shares of Newcastle’s common stock at a price of $9.35, which had a fair value of approximately $18.0 million as of the grant date.

In February 2013, Newcastle issued 23,000,000 shares of its common stock in a public offering at a price to the underwriters of $10.34 per share for net proceeds of approximately $237.4 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 191,000 shares at a price of $10.48 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 2,300,000 shares of Newcastle’s common stock at a price of $10.48, which had a fair value of approximately $8.4 million as of the grant date.

As of December 31, 2012, approximately 4.9 million shares of our common stock were held by Fortress, through its affiliates, and its principals.

Preferred Stock

In 2003, we issued 2.5 million shares ($62.5 million face amount), of 9.75% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred”).  In 2005, we issued 1.6 million shares ($40.0 million face amount) of 8.05% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred”).  In 2007, we issued 2.0 million shares ($50.0 million face amount) of 8.375% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred). The Series B Preferred, Series C Preferred and Series D Preferred have a $25 liquidation preference, no maturity date and no mandatory redemption.  We have the option to redeem the Series B Preferred, the Series C Preferred and the Series D Preferred, at their liquidation preference. If the Series C Preferred and Series D Preferred cease to be listed on the NYSE or the AMEX, or quoted on the NASDAQ, and we are not subject to the reporting requirements of the Exchange Act, we have the option to redeem the Series C Preferred or Series D Preferred, as applicable, at their liquidation preference and, during such time any shares of Series C Preferred or Series D Preferred are outstanding, the dividend will increase to 9.05% or 9.375% per annum, respectively.

To the extent we have unpaid accrued dividends on our preferred stock, we cannot pay any dividends on our common shares, pay any consideration to repurchase or otherwise acquire stock of our common stock or redeem any stock of any series of our preferred stock without redeeming all of our outstanding preferred stock in accordance with the governing documentation.  Moreover, if we do not pay dividends on any series of preferred stock for six or more periods, then holders of each affected series obtain the right to call a special meeting and elect two members to our board of directors.   Consequently, if we do not make a dividend payment on our preferred stock for six or more quarterly periods, it could restrict the actions that we may take with respect to our common stock and preferred stock and could affect the composition of our board and, thus, the management of our business.  No assurance can be given that we will pay any dividends on any series of our preferred stock in the future.

In March 2010, Newcastle settled its offer to exchange (the “Exchange Offer”) shares of its common stock and cash for shares of its preferred stock. In the aggregate, Newcastle issued 9,091,668 shares of its common stock (approximately 17.2% of Newcastle’s outstanding shares of common stock prior to the issuance of shares in the Exchange Offer). A total of 2,881,694 shares of common stock were issued in exchange for 1,152,679 shares of Series B Preferred, a total of 2,759,989 shares of common stock were issued in exchange for 1,104,000 shares of Series C Preferred, and a total of 3,449,985 shares of common stock were issued in exchange for 1,380,000 shares of Series D Preferred. The shares of preferred stock acquired by Newcastle in the Exchange Offer were retired upon receipt. After settlement of the Exchange Offer, 1,347,321 shares of Series B Preferred, 496,000 shares of Series C Preferred and 620,000 shares of Series D Preferred remain outstanding for trading on the New York Stock Exchange.

The shares of common stock were issued in the Exchange Offer in reliance on the exemption set forth in Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

The $43.0 million excess of the $87.5 million carrying value of the exchanged preferred stock over the $44.5 million fair value of consideration paid (which included $28.5 million of common stock and $16.0 million of cash) was recorded as an increase to Net Income (Loss) Applicable to Common Stockholders.

All accrued dividends on our preferred stock have been paid through January 31, 2013.

Accumulated Other Comprehensive Income (Loss)

During the year ended December 31, 2012, our accumulated other comprehensive income (loss) changed due to the following factors (in thousands):

	Gains/ Losses		Total Accumulated
	on Cash Flow	Gains / Losses	Other Comprehensive
	Hedges	on Securities	Income (Loss)
Accumulated other comprehensive income (loss), December, 31, 2011	$(70,501)	$(2,585)	$(73,086)
Deconsolidation of unrealized gain on securities in CDO X	—	(59,881)	(59,881)
Deconsolidation of unrealized loss on derivatives designated as cash flow hedges in CDO X	34,367	—	34,367
Net unrealized gain (loss) on securities	—	136,527	136,527
Reclassification of net realized (gain) loss on securities into earnings	—	8,727	8,727
Net unrealized gain (loss) on derivatives designated as cash flow hedges	18,807	—	18,807
Reclassification of net realized (gain) loss on derivatives designated as cash flow hedges into earnings	5,303	—	5,303
Accumulated other comprehensive income (loss), December 31, 2012	$(12,024)	$82,788	$70,764

Our GAAP equity changes as our real estate securities portfolio and derivatives are marked to market each quarter, among other factors.  The primary causes of mark to market changes are changes in interest rates and credit spreads.  During the year ended December 31, 2012, a net tightening of credit spreads has caused the net unrealized losses recorded in accumulated other comprehensive income on our real estate securities to turn into unrealized gains. Net unrealized losses on derivatives designated as cash flow hedges decreased for the year, primarily as a result of swap interest payments and increases in long-term interest rates.

See “– Market Considerations” above for a further discussion of recent trends and events affecting our unrealized gains and losses as well as our liquidity.

Common Dividends Paid

Declared for the Period Ended	Paid	Amount Per Share
December 31, 2009 (Year)	N/A	$0.00
December 31, 2010 (Year)	N/A	$0.00
June 30, 2011	July 2011	$0.10
September 30, 2011	October 2011	$0.15
December 31, 2011	January 2012	$0.15
March 31, 2012	April 2012	$0.20
June 30, 2012	July 2012	$0.20
September 30, 2012	October 2012	$0.22
December 31, 2012	January 2013	$0.22

Cash Flow

Operating Activities

Net cash flow provided by operating activities increased from $57.0 million for the year December 31, 2011 to $97.3 million for the year ended December 31, 2012. It increased from $48.9 million for the year ended December 31, 2010 to $57.0 million for the year ended December 31, 2011. This change resulted primarily from the factors described below:

2012 compared to 2011

●
Net cash receipts from our CDOs increased approximately $18.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to (i) increased interest receipts as a result of increased reinvestments in securities and loans using restricted cash held in CDOs VIII, IX and X, (ii) decreased interest payments on our CDO debt as a result of repurchases of CDO debt, (iii) decreased interest payments on our interest rate swap agreements which had declining notional balances and (iv) decreased redirection of interest receipts for reinvestment or CDO paydown (which in turn increased our net cash receipts from our CDOs) due to the reduction of defaulted assets through sales.  The net increases in (i) to (iv) above were partially offset by decreases in interest receipts in CDOs IV and VI as a result of the deleveraging of these CDOs.

●
Net cash receipts from our manufactured housing loan portfolios decreased approximately $1.9 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to paydowns.

●
Receipts of excess mortgage servicing income increased approximately $32.7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 due to the acquisition of Excess MSR investments since December 2011.

●	Received net operating cash from our senior living portfolio of approximately $3.7 million for the year ended December 31, 2012 since we began investing in senior living properties as of July 2012.

●
Net cash receipts from our investments in real estate securities increased approximately $5.5 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to (i) higher investments in FNMA/FHLMC securities and non-Agency RMBS and (ii) delinquent interest received on certain securities.

●
Management fees paid increased approximately $5.3 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 due to (i) an increase in gross equity as a result of our public offerings of common stock in April 2012, May 2012 and July 2012 and (ii) the payment of property management fees for the senior living portfolios acquired since July 2012.

●
General and administrative expenses paid increased approximately $12.9 million for the year ended December 31, 2012 compared to the year ended December 31, 2011 primarily due to higher professional fees paid in connection with the potential separation transaction, the acquisitions of Excess MSRs and senior living assets, and other corporate activities.

2011 compared to 2010

●
Net cash receipts from our CDOs increased approximately $5.9 million for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to (i) increased interest receipts as a result of increased reinvestments in securities and loans using restricted cash held in CDOs VIII, IX and X, (ii) decreased interest payments on our CDO debt as a result of repurchases of CDO debt, (iii) decreased interest payments on our interest rate swap agreements which had declining notional balances, (iv) decreased redirection of interest receipts for reinvestment or CDO paydown (which in turn increased our net cash receipts from our CDOs) due to the reduction of defaulted assets through sales and (v) improvement in over-collateralization tests in CDO IV contributing to increased interest receipts .  The increases in (i) to (v) above were partially offset by a decrease in interest receipts in CDO V in 2011 as a result of deteriorating over-collateralization tests.

●	Received cash of $0.6 million for the year ended December 31, 2011 as a result of our first investment in Excess MSRs in December 2011.

●	Received $2.3 million in fees as collateral manager for certain C-BASS CDOs. This investment was made February 2011.

●
Management fees paid increased approximately $0.7 million for the year ended December 31, 2011 compared to the year ended December 31, 2010 due to an increase in gross equity as a result of our public offerings of common stock in March 2011 and September 2011, partially offset by the return of capital distributions made on our preferred stock in 2010.

Investing Activities

Investing activities provided (used) ($1,077.1) million, ($226.1) million and $76.4 million during the years ended December 31, 2012, 2011 and 2010, respectively.  Investing activities consisted primarily of the investments made in real estate securities, Excess MSRs investments, senior living assets and loans outside of our CDO financing structures, net of proceeds from the sale, repayment or settlement of investments.

Financing Activities

Financing activities provided (used) $1,054.4 million, $292.9 million and ($160.1) million during the years ended December 31, 2012, 2011 and 2010, respectively. The public offerings of common stock, return of restricted cash from refinancing activities, refinancing of our manufactured housing loan portfolio and borrowings under repurchase agreements and mortgage notes payable served as the primary sources of cash flow from financing activities.  Offsetting uses included the repurchase and repayment of debt as described above, the payment of related deferred financing costs, the payment of common and preferred dividends, the payment of costs related to the common stock offerings and the payment related to the exchange of the junior subordinated notes, as well as the payment related to the preferred stock exchange described under “– Preferred Stock” above.

See the consolidated statements of cash flows in our consolidated financial statements included in “Financial Statements and Supplementary Data” for a reconciliation of our cash position for the periods described herein.

Interest Rate, Credit and Spread Risk

We are subject to interest rate, credit and spread risk with respect to our investments.  These risks are further described in Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

Off-Balance Sheet Arrangements

As of December 31, 2012, we had the following material off-balance sheet arrangements. We believe that these off-balance sheet structures presented the most efficient and least expensive form of financing for these assets at the time they were entered, and represented the most common market-accepted method for financing such assets.

●	In April 2006, we securitized Subprime Portfolio I. The loans were sold to a securitization trust, of which 80% were treated as a sale, which is an off-balance sheet financing.

●	In July 2007, we securitized Subprime Portfolio II. The loans were sold to a securitization trust, of which 90% were treated as a sale, which is an off-balance sheet financing.

●	On June 17, 2011, we deconsolidated CDO V, which is now effectively an off-balance sheet financing.

We have no obligation to repurchase any loans from either of our subprime securitizations. Therefore, it is expected that our exposure to loss is limited to the carrying amount of our retained interests in the securitization entities, as described above. A subsidiary of ours gave limited representations and warranties with respect to the second securitization; however, it has no assets and does not have recourse to the general credit of Newcastle.

We also had the following arrangements which do not meet the definition of off-balance sheet arrangements, but do have some of the characteristics of off-balance sheet arrangements.

●	We have made investments in three equity method investees, two of which are dormant at December 31, 2012 and the other of which is immaterial to our financial condition, liquidity, and operations.

In each case, our exposure to loss is limited to the carrying (fair) value of our investment.

Contractual Obligations

As of December 31, 2012, we had the following material contractual obligations (payments in thousands):

Contract	Terms

CDO bonds payable	Described under Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”

Other bonds and notes payable	Described under Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”

Repurchase agreements	Described under Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”

Mortgage notes payable	Described under Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk”

Junior subordinated notes payable	Described under Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”

Derivative liabilities	Described under Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”
Management agreement
Our manager is paid an annual management fee of 1.5% of our gross equity, as defined, an expense reimbursement, and incentive compensation equal to 25% of our adjusted net income available for common stockholders above a certain threshold. For more information on this agreement, as well as historical amounts earned, see Note 13 to Part II, Item 8, “Financial Statements and Supplementary Data.” As a result of not meeting the incentive compensation threshold, the incentive compensation to the Manager has been discontinued for an indeterminate period of time.

Property Management Agreements	In 2012, we entered into property management agreements with affiliates of Fortress to manage our senior living properties. Our property manager is paid management fees equal to 6% of the properties’ gross income (as defined) for the first two years and 7% thereafter. For more information on these agreements, as well as historical amounts earned, see Note 13 to Part II, Item 8, “Financial Statements and Supplementary Data.”

Subprime loan securitization and CDO V	We entered into the securitization of Subprime Portfolios I and II, and also entered into CDO V, which was subsequently deconsolidated, as described under “– Liquidity and Capital Resources.”
Loan servicing agreements
We are a party to servicing agreements with respect to our residential mortgage loans, including manufactured housing loans and subprime mortgage loans. We pay annual servicing fees generally equal to 0.375% of the outstanding face amount of the residential mortgage loans, and 1.00% of the outstanding face amount of each of the two portfolios of manufactured housing loans. We also pay an incentive fee for one of the portfolios of manufactured housing loans if the performance of the loans meets certain thresholds.

Trustee agreements
We have entered into trustee agreements in connection with our securitized investments, primarily our CDOs. We pay annual fees of between 0.015% and 0.020% of the outstanding face amount of the CDO bonds under these agreements.

	Fixed and Determinable Payments Due by Period
	2013	2014-2015	2016-2017	Thereafter	Total
Contract
CDO bonds payable (1)	$8,060	$16,119	$16,119	$1,342,889	$1,383,187
Other bonds and notes payable (1)	9,566	19,133	19,133	347,161	394,993
Repurchase agreements (2)	929,435	—	—	—	929,435
Mortgage notes payable (1)	5,154	13,050	43,688	85,550	147,442
Financing of subprime mortgage loans subject to future repurchase (3)	N/A	N/A	N/A	N/A	N/A
Junior subordinated notes payable (1)	3,863	7,726	4,171	87,335	103,095
Interest rate swaps, treated as hedges (4)	—	—	12,175	—	12,175
Non-hedge derivative obligations (5)	19,401	—	—	—	19,401
Management agreement (6)	25,927	51,854	51,854	648,171	777,806
Property management agreements	*	*	*	*	*
Subprime loan securitizations	*	*	*	*	*
CDO V	*	*	*	*	*
Loan servicing agreements	*	*	*	*	*
Trustee agreements	*	*	*	*	*
Total	$1,001,406	$107,882	$147,140	$2,511,106	$3,767,534

* These contracts do not have fixed and determinable payments.

(1)
Includes interest based on rates existing at December 31, 2012 and assuming no prepayments. Obligations that are repayable prior to maturity at the option of Newcastle are reflected at their contractual maturity dates.

(2)	Repurchase agreements, which have not been term financed, and mature within one year of our financial statement date, are included in this table assuming no interest.

(3)
These obligations represent the related financing on the loans which are subject to future repurchase by Newcastle and are offset by the amount of such loans. See Note 6 to Part II, Item 8, “Financial Statements and Supplementary Data”.

(4)
These agreements are held within our non-recourse financing structures. The amounts reflected assume that these agreements are terminated at their December 31, 2012 fair value and paid at the contractual maturity of the related interest rate swap agreements.

(5)	The amounts reflected assume that these agreements are terminated at their December 31, 2012 fair value on January 1, 2013.

(6)	Amounts reflect base management fees for the next 30 years assuming no change in gross equity, as defined, from December 31, 2012.

Inflation

Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors affect our performance more so than inflation, although inflation rates can often have a meaningful influence over the direction of interest rates. Furthermore, our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors primarily based on our taxable income, and, in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation. See Part II, Item 7A, “Quantitative and Qualitative Disclosure About Market Risk — Interest Rate Exposure” below.

Core Earnings

Newcastle has five primary variables that impact its operating performance: (i) the current yield earned on its investments that are not included in non-recourse financing structures (i.e., unlevered investments and investments subject to recourse debt), (ii) the net yield it earns from its non-recourse financing structures, (iii) the interest expense and dividends incurred under its recourse debt and preferred stock, (iv) its operating expenses and (v) its realized and unrealized gains or losses, including any impairment, on its investments, derivatives and debt obligations. “Core earnings” is a non-GAAP measure of the operating performance of Newcastle excluding the fifth variable listed above, and excluding depreciation and amortization charges. It is used by management to gauge the current performance of Newcastle without taking into account gains and losses, which, although they represent a part of our recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. It also excludes the effect of depreciation and amortization charges, which, in the judgment of management, are not indicative of operating performance. Management believes that the exclusion from “Core earnings” of the items specified above allows investors and analysts to readily identify the operating performance of the assets that form the core of our activity, assists in comparing the core operating results between periods, and enables investors to evaluate Newcastle’s current performance using the same measure that management uses to operate the business.

Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity and is not necessarily indicative of cash available to fund cash needs. For a further description of the differences between cash flow provided by operations and net income, see “–Liquidity and Capital Resources” above. Our calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

Set forth below is a reconciliation of core earnings to the most directly comparable GAAP financial measure (in thousands).

	Year Ended December 31,
	2012	2011	2010
Income (loss) applicable to common stockholders	$428,530	$298,939	$657,252
Add (Deduct):
Impairment (reversal)	(5,664)	1,110	(240,858)
Other (income) loss	(262,294)	(180,495)	(282,287)
Depreciation and amortization	6,975	12	79
Impairment (reversal) and other (income) loss from discontinued operations	(17,421)	(428)	233
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	(43,043)
Core earnings	$150,126	$119,138	$91,376

Cash Available For Distributions (“CAD”)

Newcastle determines its common dividends based significantly on cash available for distribution, which is net cash flow from operations plus principal repayments less return of capital and preferred dividends.  We believe that CAD is useful for investors because it is a meaningful measure of our operating liquidity.  Management uses CAD as an important input in determining Newcastle’s dividends.  It represents GAAP net cash provided by operating activities adjusted for essentially two factors:
(i)
Principal payments received in excess of the portion which represents a return of Newcastle’s invested capital in certain of Newcastle’s investments, which were acquired at a significant discount to par. These investments include repurchased CDO debt, CDO securities and non-Agency RMBS. Although these net principal repayments are reported as investing activities for GAAP purposes, they actually represent a portion of Newcastle’s return on these investments (or yield), rather than a return of Newcastle’s invested capital.

(ii)
Preferred dividends. Although these dividends are reported as financing activities for GAAP purposes, they represent a recurring use of Newcastle’s operating cash flow similar to interest payments on debt.

CAD is limited in its usefulness because it excludes principal repayments on assets purchased at par or assets where the principal received is required to pay down Newcastle’s debt (assets held in our CDOs, MH loans and Agency securities).  Furthermore, net cash provided by operating activities, a primary element of CAD, includes timing differences based on changes in accruals. CAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of our liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of CAD may be different from the calculation used by other companies and therefore comparability may be limited.

Set forth below is a reconciliation of CAD to the most directly comparable GAAP liquidity measure (in thousands).

	Year Ended December 31,
	2012	2011	2010
Net cash provided by (used in) operating activities	$97,334	$57,031	$48,890
Add (Deduct):
Principal repayments from repurchased CDO debt	42,835	65,912	1,211
Principal repayments from CDO securities	2,014	10,728	—
Principal repayments from non-Agency RMBS	20,729	118	148
Return of capital included above (1)	(45,522)	(51,266)	(698)
Preferred dividends (2)	(5,580)	(5,580)	(7,453)
Cash available for distribution	$111,810	$76,943	$42,098

Other data from the consolidated statements of cash flows:

	Year Ended December 31,
	2012	2011	2010
Net cash provided by (used in) investing activities	$(1,077,154)	$(226,135)	$76,443
Net cash provided by (used in) financing activities	$1,054,362	$292,936	$(160,109)
Net increase (decrease) in cash and cash equivalents	$74,542	$123,832	$(34,776)

(1)
Represents the portion of principal repayments from repurchased CDO debt, CDO securities and non-Agency RMBS computed based on the ratio of Newcastle’s purchase price of such debt or securities to the aggregate principal payments expected to be received from such debt or securities.

(2)	Represents preferred dividends to be paid on an accrual basis.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk.

Market risk is the exposure to loss resulting from changes in interest rates, credit spreads, foreign currency exchange rates, commodity prices and equity prices.  The primary market risks that we are exposed to are interest rate risk and credit spread risk.  These risks are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.  All of our market risk sensitive assets, liabilities and derivative positions are for non-trading purposes only.  For a further understanding of how market risk may effect our financial position or operating results, please refer to Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Application of Critical Accounting Policies.”

Interest Rate Exposure

Changes in interest rates, including changes in expected interest rates or “yield curves,” affect our investments in two distinct ways, each of which is discussed below.

First, changes in interest rates affect our net interest income, which is the difference between the interest income earned on assets and the interest expense incurred in connection with our debt obligations and hedges.

One component of our financing strategy includes the use of match funded structures, when appropriate and available.  This means that we seek to match the maturities of our debt obligations with the maturities of our assets to reduce the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on our earnings.  In addition, we seek to match fund interest rates on our assets with like-kind debt (i.e., fixed rate assets are financed with fixed rate debt and floating rate assets are financed with floating rate debt), directly or through the use of interest rate swaps, caps or other financial instruments (see below), or through a combination of these strategies, which we believe allows us to reduce the impact of changing interest rates on our earnings.

However, increases in interest rates can nonetheless reduce our net interest income to the extent that we are not completely match funded. Furthermore, a period of rising interest rates can negatively impact our return on certain floating rate investments. Although these investments may be financed with floating rate debt, the interest rate on the debt may reset prior to, and in some cases more frequently than, the interest rate on the assets, causing a decrease in return on equity during a period of rising interest rates.

As of December 31, 2012, a 100 basis point increase in short term interest rates would increase our earnings by approximately $6.3 million per annum, based on the current net floating rate exposure from our investments, financings and interest rate derivatives.

Second, changes in the level of interest rates also affect the yields required by the marketplace on debt. Increasing interest rates would decrease the value of the fixed rate assets we hold at the time because higher required yields result in lower prices on existing fixed rate assets in order to adjust their yield upward to meet the market.

Changes in unrealized gains or losses resulting from changes in market interest rates do not directly affect our cash flows, or our ability to pay a dividend, as the related assets are expected to be held and their fair value is not directly relevant to their underlying cash flows. Our assets are largely financed to maturity through long term CDO financings that are not redeemable as a result of book value changes. As long as these fixed rate assets continue to perform as expected, our cash flows from these assets would not be affected by increasing interest rates. Changes in unrealized gains or losses would impact our ability to realize gains on existing investments if they were sold. Furthermore, with respect to changes in unrealized gains or losses on investments which are carried at fair value, changes in unrealized gains or losses would impact our net book value and, in the cases of impaired assets and non-hedge derivatives, our net income.

Changes in the value of our assets could affect our ability to borrow and access capital. Also, if the value of our assets subject to short term financing were to decline, it could cause us to fund margin and affect our ability to refinance such assets upon the maturity of the related financings, adversely impacting our rate of return on such securities.

As of December 31, 2012, a 100 basis point change in short term interest rates would impact our net book value by approximately $10.7 million, based on the current net fixed rate exposure from our investments and interest rate derivatives.

Interest rate swaps are agreements in which a series of interest rate flows are exchanged with a third party (counterparty) over a prescribed period.  The notional amount on which swaps are based is not exchanged.  In general, our swaps are “pay fixed” swaps involving the exchange of floating rate interest payments from the counterparty for fixed interest payments from us.  This can effectively convert a floating rate debt obligation into a fixed rate debt obligation. Interest rate swaps may be subject to margin calls.

Similarly, an interest rate cap or floor agreement is a contract in which we purchase a cap or floor contract on a notional face amount.  We will make an upfront payment to the counterparty for which the counterparty agrees to make future payments to us should the reference rate (typically LIBOR) rise above (cap agreements) or fall below (floor agreements) the “strike” rate specified in the contract. Payments on an annualized basis will equal the contractual notional face amount multiplied by the difference between the actual reference rate and the contracted strike rate.

While a REIT may utilize these types of derivative instruments to hedge interest rate risk on its liabilities or for other purposes, such derivative instruments could generate income that is not qualified income for purposes of maintaining REIT status.  As a consequence, we may only engage in such instruments to hedge such risks within the constraints of maintaining our standing as a REIT.  We do not enter into derivative contracts for speculative purposes or as a hedge against changes in credit risk.

Our hedging transactions using derivative instruments also involve certain additional risks such as counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract.  There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging strategies.

Credit Spread Exposure

Credit spreads measure the yield demanded on loans and securities by the market based on their credit relative to U.S. Treasuries, for fixed rate credit, or LIBOR, for floating rate credit. Our fixed rate loans and securities are valued based on a market credit spread over the rate payable on fixed rate U.S. Treasuries of like maturity. Our floating rate loans and securities are valued based on a market credit spread over LIBOR. Excessive supply of such loans and securities combined with reduced demand will generally cause the market to require a higher yield on such loans and securities, resulting in the use of a higher (or “wider”) spread over the benchmark rate to value them.

Widening credit spreads would result in higher yields being required by the marketplace on loans and securities.  This widening would reduce the value of the loans and securities we hold at the time because higher required yields result in lower prices on existing securities in order to adjust their yield upward to meet the market. The effects of such a decrease in values on our financial position, results of operations and liquidity are discussed above under “- Interest Rate Exposure.”

As of December 31, 2012, a 25 basis point movement in credit spreads would impact our net book value by approximately $12.6 million, assuming a static portfolio of current investments and financings, but would not directly affect our earnings or cash flow.

Our financing strategy is dependent on our ability to place the match funded debt we use to finance our investments at rates that provide a positive net spread.  Currently, spreads for such liabilities have widened and demand for such liabilities has become extremely limited, therefore restricting our ability to execute future financings.

In an environment where spreads are tightening, if spreads tighten on the assets we purchase to a greater degree than they tighten on the liabilities we issue, our net spread will be reduced.

Credit Risk

In addition to the above described market risks, Newcastle is subject to credit risk.

Credit risk refers to the ability of each individual borrower under our loans and securities to make required interest and principal payments on the scheduled due dates.  The commercial mortgage and asset backed securities we invest in are generally junior in right of payment of interest and principal to one or more senior classes, but benefit from the support of one or more subordinate classes of securities or other form of credit support (which absorbs losses before the securities in which we invest) within a securitization transaction. The senior unsecured REIT debt securities we invest in reflect comparable credit risk. The value of the subordinated securities has generally been reduced or, in some cases, eliminated, which could leave our securities economically in a first loss position. We also invest in loans and securities which represent “first loss” pieces; in other words, they do not benefit from credit support although we believe at acquisition they predominantly benefit from underlying collateral value in excess of their carrying amounts.

We seek to reduce credit risk by actively monitoring our asset portfolio and the underlying credit quality of our holdings and, where appropriate and achievable, repositioning our investments to upgrade their credit quality. In the event of a significant rising interest rate environment and/or economic downturn, loan and collateral defaults may increase and result in credit losses that would adversely affect our liquidity and operating results. As described in “Management’s Discussion and Analysis of Financial Condition and Result of Operations – Market Considerations” and elsewhere in this annual report, adverse market and credit conditions have resulted in our recording of other-than-temporary impairment in certain securities and loans.

Prepayment Speed Exposure

Prepayment speeds significantly affect the value of Excess MSRs. Prepayment speed is the measurement of how quickly borrowers pay down the unpaid principal balance of their loans or how quickly loans are otherwise brought current, modified, liquidated or charged off.  The price we pay in acquiring MSRs investments will be based on, among other things, our projection of the cash flows from the related pool of mortgage loans. Our expectation of prepayment speeds is a significant assumption underlying those cash flow projections. If prepayment speeds are significantly greater than expected, the carrying value of Excess MSRs could exceed their estimated fair value. If the fair value of Excess MSRs decreases, we would be required to record a non-cash charge, which would have a negative impact on our financial results. Furthermore, a significant increase in prepayment speeds could materially reduce the ultimate cash flows we receive from Excess MSRs, and we could ultimately receive substantially less than what we paid for such assets.

We seek to reduce our exposure to prepayment through the structuring of our investments in Excess MSRs. For example, we will seek to enter into “recapture agreements” whereby we will receive a new Excess MSR with respect to a loan that was originated by the servicer and used to repay a loan underlying an Excess MSR that we previously acquired from that same servicer. In lieu of receiving an Excess MSR with respect to the loan used to repay a prior loan, the servicer may supply a similar Excess MSR. We will seek to enter into such recapture agreements in order to protect our returns in the event of a rise in voluntary prepayment rates.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Application of Critical Accounting Policies” for a sensitivity analysis of 10% and 20% changes in key assumptions on the estimated fair value of Excess MSRs.

Margin

We are subject to margin calls on our repurchase agreements. Furthermore, we may, from time to time, be a party to derivative agreements or financing arrangements that are subject to margin calls based on the value of such instruments. We seek to maintain adequate cash reserves and other sources of available liquidity to meet any margin calls resulting from decreases in value related to a reasonably possible (in the opinion of management) change in interest rates.

Interest Rate and Credit Spread Risk Sensitive Instruments and Fair Value

Our holdings of such financial instruments, and their fair values and the estimation methodology thereof, are detailed in Note 10 to Part II, Item 8, “Financial Statements and Supplementary Data.” For information regarding the impact of prepayment, reinvestment, and expected loss factors on the timing of realization of our investments, please refer to the consolidated financial statements included therein. For information regarding the impact of changes in these factors on the value of securities valued with internal models, see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Application of Critical Accounting Policies.”

We note that the values of our investments in real estate securities, loans and derivative instruments are sensitive to changes in market interest rates, credit spreads and other market factors.  The value of these investments can vary, and has varied, materially from period to period.

Trends

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Market Considerations” for a further discussion of recent trends and events affecting our liquidity, unrealized gains and losses.

Item 8.     Financial Statements and Supplementary Data.

Index to Financial Statements:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2012 and December 31, 2011

Consolidated Statements of Income for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Comprehensive Income for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010

Notes to Consolidated Financial Statements

All schedules have been omitted because either the required information is included in our consolidated financial statements and notes thereto or it is not applicable.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Newcastle Investment Corp.

           We have audited the accompanying consolidated balance sheets of Newcastle Investment Corp. and Subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newcastle Investment Corp. and Subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, the 2011 consolidated financial statements have been restated to correct for an error in accounting for the deconsolidation of CDO V.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Newcastle Investment Corp. and Subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2013 expressed an unqualified opinion thereon.

/s/ Ernst and Young LLP

New York, New York

February 28, 2013, except for Note 2 and Note 16, as to which the date is August 7, 2013

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)

	December 31,
	2012	2011
Assets
Real estate securities, available-for-sale - Note 5	$1,691,575	$1,731,744
Real estate related loans, held-for-sale, net - Note 6	843,132	813,580
Residential mortgage loans, held-for-investment, net - Note 6	292,461	331,236
Residential mortgage loans, held-for-sale, net - Note 6	2,471	2,687
Subprime mortgage loans subject to call option - Note 6	405,814	404,723
Investments in real estate, net of accumulated depreciation - Note 8	169,473	—
Intangibles, net of accumulated amortization - Note 9	19,086	—
Operating real estate, held-for-sale - Note 8	—	7,741
Other investments	24,907	24,907
Cash and cash equivalents	231,898	157,347
Restricted cash	2,064	105,040
Derivative assets - Note 10	165	1,954
Receivables and other assets	17,197	26,854
Assets of discontinued operations - Note 2	245,069	43,986
Total Assets	$3,945,312	$3,651,799

Liabilities and Stockholders’ Equity
Liabilities
CDO bonds payable - Note 11	$1,091,354	$2,403,605
Other bonds and notes payable - Note 11	183,390	200,377
Repurchase agreements - Note 11	929,435	239,740
Mortgage notes payable - Note 11	120,525	—
Financing of subprime mortgage loans subject to call option - Note 6	405,814	404,723
Junior subordinated notes payable - Note 11	51,243	51,248
Derivative liabilities - Note 10	31,576	119,320
Dividends Payable	38,884	16,707
Due to affiliates	3,620	1,659
Accrued expenses and other liabilities	15,931	18,101
Liabilities of discontinued operations - Note 2	480	4,230
Total Liabilities	$2,872,252	$3,459,710

Commitments and contingencies - Notes 12, 13 and 14

Stockholders’ Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of December 31, 2012 and 2011	$61,583	$61,583
Common stock, $0.01 par value, 500,000,000 shares authorized, 172,525,645 and 105,181,009 shares issued and outstanding at December 31, 2012 and 2011, respectively	1,725	1,052
Additional paid-in capital	1,710,083	1,275,792
Accumulated deficit - Note 3	(771,095)	(1,073,252)
Accumulated other comprehensive income (loss) - Note 3	70,764	(73,086)
Total Equity	$1,073,060	$192,089

Total Liabilities and Stockholders’ Equity	$3,945,312	$3,651,799

Statement continues on the next page.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheets above. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation.

	December 31,
	2012	2011

Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs
Real estate securities, available-for-sale	$567,685	$1,479,214
Real estate related loans, held-for-sale, net	813,301	807,214
Residential mortgage loans, held-for-investment, net	292,461	331,236
Subprime mortgage loans subject to call option	405,814	404,723
Investments in real estate, net of accumulated depreciation	6,672	—
Operating real estate, held-for-sale	—	7,741
Other investments	18,883	18,883
Restricted cash	2,064	105,040
Derivative assets	—	1,954
Receivables and other assets	7,535	23,319
Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$2,114,415	$3,179,324

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheets above. The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Newcastle.

	December 31,
	2012	2011
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Newcastle
CDO bonds payable	$1,091,354	$2,403,605
Other bonds and notes payable	183,390	200,377
Repurchase agreements	4,244	6,546
Financing of subprime mortgage loans subject to call option	405,814	404,723
Derivative liabilities	31,576	119,320
Accrued expenses and other liabilities	8,365	16,112
Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Newcastle	$1,724,743	$3,150,683

See notes to consolidated financial statements.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 and 2010 (dollars in thousands, except share data)

	Year Ended December 31,
	2012	2011	2010
		(Restated)
Interest income	$282,951	$291,036	$300,272
Interest expense	109,924	138,035	172,219
Net interest income	173,027	153,001	128,053
Impairment (Reversal)
Valuation allowance (reversal) on loans - Note 6	(24,587)	(15,163)	(339,887)
Other-than-temporary impairment on securities- Note 5	19,359	12,955	101,398
Impairment of long-lived assets	—	433	—
Portion of other-than-temporary impairment on securities recognized in other comprehensive income (loss), net of the reversal of other comprehensive loss into net income (loss)	(436)	2,885	(2,369)
	(5,664)	1,110	(240,858)
Net interest income after impairment/reversal	178,691	151,891	368,911
Other Revenues
Rental income	17,081	1,899	1,708
Care and ancillary income	2,994	—	—
Total other revenues	20,075	1,899	1,708
Other Income (Loss)
Gain (loss) on settlement of investments, net - Note 3	232,897	78,181	52,307
Gain on extinguishment of debt - Note 11	24,085	66,110	265,656
Other income (loss), net - Note 3	5,312	36,204	(35,676)
	262,294	180,495	282,287
Expenses
Loan and security servicing expense	4,260	4,649	4,580
Property operating expenses	12,943	1,110	1,283
General and administrative expense	17,247	6,267	7,707
Management fee to affiliate - Note 13	24,693	18,289	17,252
Depreciation and amortization	6,975	12	79
	66,118	30,327	30,901
Income from continuing operations	394,942	303,958	622,005
Income (loss) from discontinued operations - Note 2	39,168	561	(343)
Net Income	434,110	304,519	621,662
Preferred dividends	(5,580)	(5,580)	(7,453)
Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	43,043
Income Applicable To Common Stockholders	$428,530	$298,939	$657,252

Income Per Share of Common Stock
Basic	$2.97	$3.65	$10.96
Diluted	$2.94	$3.65	$10.96

Income from continuing operations per share of common stock, after preferred dividends and excess of carrying amount of exchanged preferred stock over fair value of consideration paid
Basic	$2.70	$3.64	$10.97
Diluted	$2.67	$3.64	$10.97
Income (loss) from discontinued operations per share of common stock
Basic	$0.27	$0.01	$(0.01)
Diluted	$0.27	$0.01	$(0.01)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	144,146,370	81,983,973	59,948,827
Diluted	145,766,413	81,990,297	59,948,827

Dividends Declared per Share of Common Stock	$0.84	$0.40	$—

See notes to consolidated financial statements

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 and 2010 (dollars in thousands, except share data)

	Year Ended December 31,
	2012	2011	2010
		(Restated)
Net income	$434,110	$304,519	$621,662
Other comprehensive income (loss):
Net unrealized gain (loss) on securities	136,527	(4,786)	439,496
Reclassification of net realized (gain) loss on securities into earnings	8,727	(60,503)	43,442
Net unrealized gain (loss) on derivatives designated as cash flow hedges	18,807	15,514	(7,313)
Reclassification of net realized loss on derivatives designated as cash flow hedges into earnings	5,303	12,540	42,786
Other comprehensive income (loss)	169,364	(37,235)	518,411
Total comprehensive income	$603,474	$267,284	$1,140,073

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 and 2010 (dollars in thousands, except share data)

							Accumulated	Total
							Other	Stock-
					Additional		Comp.	holders’
	Preferred Stock		Common Stock		Paid in	Accumulated	Income	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	(Deficit)
Stockholders’ equity (deficit) - December 31, 2009	6,100,000	$152,500	52,912,513	$529	$1,033,520	$(2,193,383)	$(633,818)	$(1,640,652)
Preferred dividends declared	—	—	—	—	—	(19,484)	—	(19,484)
Exchange of preferred stock for common stock and cash	(3,636,679)	(90,917)	9,091,668	91	31,782	43,043	—	(16,001)
Issuance of common stock to directors	—	—	23,003	—	75	—	—	75
Deconsolidation of CDO VII
Cumulative net loss	—	—	—	—	—	219,175	—	219,175
Unrealized gain on securities	—	—	—	—	—	—	40,715	40,715
Unrealized loss on derivatives designated as cash flow hedges	—	—	—	—	—	—	28,514	28,514
Net income	—	—	—	—	—	621,662	—	621,662
Other comprehensive income	—	—	—	—	—	—	518,411	518,411
Stockholders’ equity (deficit) - December 31, 2010	2,463,321	$61,583	62,027,184	$620	$1,065,377	$(1,328,987)	$(46,178)	$(247,585)
Dividends declared	—	—	—	—	—	(48,784)	—	(48,784)
Issuance of common stock	—	—	43,153,825	432	210,415	—	—	210,847
Deconsolidation of CDO V
Unrealized gain on securities	—	—	—	—	—	—	(8,026)	(8,026)
Unrealized loss on derivatives designated as cash flow hedges	—	—	—	—	—	—	18,353	18,353
Net income (Restated)	—	—	—	—	—	304,519	—	304,519
Other comprehensive income (loss)	—	—	—	—	—	—	(37,235)	(37,235)
Stockholders’ equity (deficit) - December 31, 2011	2,463,321	$61,583	105,181,009	$1,052	$1,275,792	$(1,073,252)	$(73,086)	$192,089
Dividends declared	—	—	—	—	—	(131,953)	—	(131,953)
Issuance of common stock	—	—	67,344,636	673	434,291	—	—	434,964
Deconsolidation of CDO X
Unrealized gain on securities	—	—	—	—	—	—	(59,881)	(59,881)
Unrealized loss on derivatives	—	—	—	—	—	—	34,367	34,367
designated as cash flow hedges	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	434,110	—	434,110
Other comprehensive income (loss)	—	—	—	—	—	—	169,364	169,364
Stockholders’ equity (deficit) - December 31, 2012	2,463,321	$61,583	172,525,645	$1,725	$1,710,083	$(771,095)	$70,764	$1,073,060

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 and 2010 (dollars in thousands, except share data)

	Year Ended December 31,
	2012	2011	2010
		(Restated)
Cash Flows From Operating Activities
Net income (loss)	$434,110	$304,519	$621,662
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities (inclusive of amounts related to discontinued operations):
Depreciation and amortization	7,451	312	262
Accretion of discount and other amortization	(45,582)	(44,786)	(18,982)
Interest income in CDOs redirected for reinvestment or CDO bond paydown	(5,484)	(10,279)	(25,975)
Interest income on investments accrued to principal balance	(22,835)	(19,507)	(12,535)
Interest expense on debt accrued to principal balance	437	728	2,964
Non-cash directors’ compensation	280	149	75
Reversal of valuation allowance on loans	(24,587)	(15,163)	(339,887)
Other-than-temporary impairment on securities	18,923	15,840	99,029
Impairment of long-lived assets	—	433	260
Change in fair value of investments in excess mortgage servicing rights	(9,023)	(367)	—
Gain on settlement of investments (net) and real estate held-for-sale	(232,897)	(77,310)	(52,307)
Gain on deconsolidation	—	(45,072)	—
Unrealized loss on non-hedge derivatives and hedge ineffectiveness	(2,547)	11,572	36,564
Gain on extinguishment of debt	(24,085)	(66,110)	(265,656)
Change in:
Restricted cash	2,223	1,161	151
Receivables and other assets	(1,702)	(1,342)	4,577
Due to affiliates	1,961	240	(78)
Accrued expenses and other liabilities	1,259	986	(1,278)
Payment of deferred interest	(568)	—	—
Deferred interest received	—	1,027	44
Net cash provided by (used in) operating activities	97,334	57,031	48,890
Cash Flows From Investing Activities
Principal repayments from repurchased CDO debt	42,835	65,912	1,211
Principal repayments from CDO securities	2,014	10,728	—
Principal repayments from non-Agency RMBS	20,729	118	148
Return of investments in excess mortgage servicing rights	29,167	760	—
Principal repayments from loans and non-CDO securities (excluding non-Agency RMBS)	126,125	82,789	64,533
Purchase of real estate securities	(989,709)	(333,895)	(4,059)
Purchase of real estate loans	(27,226)	—	(6,024)
Proceeds from sale of investments	127,000	3,885	26,022
Acquisition of investments in excess mortgage servicing rights	(221,832)	(40,492)	—
Acquisition of investments in real estate	(185,686)	—	—
Additions to investments in real estate	(296)	—	—
Proceeds from sale of real estate held for sale	—	650	840
Acquisition of servicing rights	—	(2,268)	(100)
Deposits paid on investments	(25,857)	—	—
Return of deposit paid on investments	25,582	—	—
Margin received on derivative instruments	—	—	5,073
Payments on settlement of derivative instruments	—	(14,322)	(11,394)
Distributions of capital from equity method investees	—	—	193
Net cash provided by (used in) investing activities	(1,077,154)	(226,135)	76,443

Continued on next page.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 and 2010 (dollars in thousands, except share data)

	Year Ended December 31,
	2012	2011	2010
		(Restated)
Cash Flows From Financing Activities
Repurchases of CDO bonds payable	$(35,748)	$(101,954)	$(72,718)
Issuance of other bonds payable	—	142,736	97,650
Repayments of other bonds payable	(42,443)	(204,151)	(143,678)
Borrowings under repurchase agreements	782,749	321,020	18,914
Repayments of repurchase agreements	(93,054)	(100,012)	(71,491)
Margin deposits under repurchase agreements	(87,895)	(15,754)	(17,370)
Return of margin deposits under repurchase agreements	87,895	15,754	17,370
Borrowings under mortgage notes payable	120,525	—	—
Issuance of common stock	435,821	211,567	—
Costs related to issuance of common stock	(1,083)	(905)	—
Cash consideration paid in exchange for junior subordinated notes	—	—	(9,715)
Cash consideration paid to redeem preferred stock	—	—	(16,001)
Common stock dividends paid	(104,196)	(23,706)	—
Preferred stock dividends paid	(5,580)	(8,371)	(19,484)
Payment of deferred financing costs	(2,385)	(1,581)	(1,677)
Purchase of derivative instruments	(244)	—	—
Restricted cash returned from refinancing activities	—	58,293	58,091
Net cash provided by (used in) financing activities	1,054,362	292,936	(160,109)
Net Increase (Decrease) in Cash and Cash Equivalents	74,542	123,832	(34,776)
Cash and Cash Equivalents, Beginning of Period	157,356	33,524	68,300
Cash and Cash Equivalents, End of Period	$231,898	$157,356	$33,524
Less Cash and Cash Equivalents of Discontinued Operations	—	(9)	—
Cash and Cash Equivalents of Continuing Operations, End of Period	$231,898	$157,347	$33,524
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$71,395	$99,096	$125,582

Supplemental Schedule of Non-Cash Investing and Financing Activities
Preferred stock dividends declared but not paid	$930	$930	$—
Common stock dividends declared but not paid	$37,954	$15,777	$—
Re-issuance of other bonds and notes payable to third parties upon deconsolidation of CDO	$29,959	$5,751	$—
Common stock issued to redeem preferred stock	$—	$—	$28,457
Face amount of CDO bonds issued in exchange for previously issued junior subordinated notes of $52,094	$—	$—	$37,625
Loans reclassified as other investments	$—	$—	$24,907
Purchase price payable on investments in excess mortgage servicing rights	$59	$3,250	$—

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

1.	ORGANIZATION

Newcastle Investment Corp. (and its subsidiaries, “Newcastle”) is a Maryland corporation that was formed in 2002. Newcastle conducts its business through the following segments: (i) investments financed with non-recourse collateralized debt obligations (“non-recourse CDOs”), (ii) unlevered investments in deconsolidated Newcastle CDO debt (“unlevered CDOs”), (iii) unlevered investments in excess mortgage servicing rights (“unlevered Excess MSRs”), (iv) investments in senior living assets financed with non-recourse debt (“non-recourse senior living”), (v) investments financed with other non-recourse debt (“non-recourse other”), (vi) investments and debt repurchases financed with recourse debt (“recourse”), (vii) other unlevered investments (“unlevered other”) and (viii) corporate. With respect to the non-recourse CDOs and nonrecourse other segments, subject to the passing of certain periodic coverage tests, Newcastle is generally entitled to receive the net cash flows from these structures on a periodic basis.

The following table presents information on shares of Newcastle’s common stock issued subsequent to its formation:

Year	Shares Issued	Range of Issue Prices (1)	Net Proceeds (millions)
Formation - 2006	45,713,817
2007	7,065,362	$27.75-$31.30	$201.3
2008	9,871	N/A	$0.1
2009	123,463	N/A	$0.1
2010	9,114,671	$3.13	$28.5
2011	43,153,825	$4.55 - $6.00	$210.9
2012	67,344,636	$6.22 - $6.71	$434.9
December 31, 2012	172,525,645
January 2013	57,500,000	$9.35	$526.2
February 2013	23,000,000	$10.48	$237.4

(1)	Exclude prices of shares issued pursuant to the exercise of options and of shares issued to our independent directors. Includes prices of shares issued in exchange for preferred stock.

Newcastle is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. As such, Newcastle will generally not be subject to U.S. federal corporate income tax on that portion of its net income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by prescribed dates and complies with various other requirements.

Newcastle is party to a management agreement (the “Management Agreement”) with FIG LLC (the “Manager”), a subsidiary of Fortress Investment Group LLC (“Fortress”), under which the Manager advises Newcastle on various aspects of its business and manages its day-to-day operations, subject to the supervision of Newcastle’s board of directors. For its services, the Manager receives an annual management fee and incentive compensation, both as defined in, and in accordance with the terms of, the Management Agreement. For a further discussion of the Management Agreement, see Note 13.

Newcastle is party to management agreements (the “Senior Living Management Agreements”) with subsidiaries (the “Senior Living Managers”) of Fortress, under which the Senior Living Managers manage the day-to-day operations of the senior living assets, subject to the supervision of Newcastle’s officers and board of directors. For their services, the Senior Living Managers are entitled to an annual management fee as defined in, and in accordance with the terms of, the Senior Living Management Agreements.

Approximately 4.9 million shares of Newcastle’s common stock were held by Fortress, through its affiliates, and its principals at December 31, 2012.  In addition, Fortress, through its affiliates, held options to purchase approximately 9.7 million shares of Newcastle’s common stock at December 31, 2012.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

2.	DISCONTINUED OPERATIONS

On April 26, 2013, Newcastle announced that its board of directors had formally declared the distribution of shares of common stock of New Residential Investment Corp. (“New Residential,” NYSE: NRZ), a then wholly owned subsidiary of Newcastle. Following the spin-off, New Residential is an independent, publicly traded REIT primarily focused on investing in residential mortgage related assets. The spin-off transaction was effected as a taxable pro rata distribution by Newcastle of all the outstanding shares of common stock of New Residential to the stockholders of record of Newcastle at close of business day as of May 6, 2013. The stockholders of Newcastle as of the record date received one share of New Residential common stock for each share of Newcastle common stock held.

As a result of the May 15, 2013 spin-off, for all periods presented, the assets, liabilities and results of operations of those components of Newcastle’s operations that (i) were part of the spin-off, and (ii) represent operations in which Newcastle has no significant continuing involvement, are presented separately in discontinued operations in Newcastle’s consolidated financial statements. These components are primarily related to Excess MSRs for the periods presented herein.

Assets and liabilities of discontinued operations were as follows:

	December 31,
	2012	2011
Assets:
Investments in excess mortgage servicing rights at fair value	245,036	43,971
Cash & Cash Equivalents	—	9
Other Assets	33	6
Total Assets	245,069	43,986

Liabilities:

Purchase price payable on investments in excess mortgage servicing rights	59	3,250
Accrued expenses and other liabilities	421	980
Total Liabilities	480	4,230

Net Assets	244,589	39,756

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

Results of operations from discontinued operations were as follows:

	Year Ended December 31,
	2012	2011	2010

Interest income	27,508	1,260	—
Interest expense	—	—	—
Net interest income	27,508	1,260	—

Impairment (Reversal)
Impairment of long-lived assets	—	—	260

Other Revenues
Rental income	—	136	427
Total other revenue	—	136	427
Other Income (Loss)
Gain (loss) on settlement of investments, net	—	61	—
Other income (loss)	17,421	367	27
Other income (loss)	17,421	428	27

Expenses
Property operating costs	26	177	295
General and administrative expenses	5,735	1,086	242
	5,761	1,263	537

Income (loss) from discontinued operations	39,168	561	(343)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Basis of Accounting – The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  The consolidated financial statements include the accounts of Newcastle and its consolidated subsidiaries.  All significant intercompany transactions and balances have been eliminated. Newcastle consolidates those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity as well as those entities deemed to be variable interest entities (“VIEs”) in which Newcastle is determined to be the primary beneficiary.  VIEs are defined as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  A VIE must be consolidated only by its primary beneficiary, which is defined as the party who, along with its affiliates and agents, has a potentially significant interest in the entity and controls such entity’s significant decisions. Newcastle’s CDO subsidiaries and its manufactured housing loan financing structures (Note 11) are special purpose entities which are considered VIEs of which Newcastle is the primary beneficiary (except as noted in Note 11). Therefore, the debt issued by such entities is considered a non-recourse secured borrowing of Newcastle. The subprime securitization trusts (Note 6) are VIEs of which Newcastle is not the primary beneficiary. Therefore, the debt issued by such entities is essentially off balance sheet financing.

For entities over which Newcastle exercises significant influence, but which do not meet the requirements for consolidation, Newcastle uses the equity method of accounting whereby it records its share of the underlying income of such entities.  Newcastle’s investments in equity method investees were not significant at December 31, 2012, 2011 or 2010. Regarding investments in entities over which Newcastle does not meet the requirements for consolidation and does not exercise significant influence, Newcastle records these investments at cost, subject to impairment.
Certain prior period amounts have been reclassified to conform to the current period’s presentation.

Correction of Error - Newcastle has restated its financial results for the year ended December 31, 2011 to correct an error in the accounting for the deconsolidation of CDO V.

The following changes to Newcastle’s previously issued audited consolidated statement of income for the year ended December 31, 2011 have been made: (i) an increase in Other Income (Loss) of $45.1 million (from a loss of $8.9 million to income of $36.2 million); (ii) an increase in Total Other Income of $45.1 million; (iii) an increase in Net Income of $45.1 million (from $259.4 million to $304.5 million); (iv) an increase in Income Applicable to Common Stockholders of $45.1

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

million (from $253.9 million to $298.9 million) and (v) an increase in basic and diluted earnings per share of $0.56 (from $3.09 to $3.65).  The increase to Net Income also has the effect of (i) increasing Total Comprehensive Income by $45.1 million (from $222.2 million to $267.3 million) in the consolidated statement of comprehensive income; (ii) removing the previously reported line item Deconsolidation of CDO V – Cumulative Net Loss in the consolidated statement of stockholders’ equity and (iii) adding a line item for Gain on Deconsolidation in the consolidated statement of cash flows.

The correction had no impact on the consolidated balance sheet as of December 31, 2011. This gain is non-cash in nature, and the correction had no impact on reported net cash from operating, investing or financing activities on the consolidated statement of cash flows. In addition, the correction had no impact on the consolidated financial statements for any prior or subsequent periods.

The error resulted from an incorrect application of Accounting Codification Standard Topic 810 “Consolidation” (“ASC 810”) in recording the deconsolidation of CDO V. ASC 810 requires, when a variable interest entity is deconsolidated, the difference between the carrying amount of the noncontrolling interest in the former subsidiary and the carrying amount of the former subsidiary’s assets and liabilities to be recognized in net income. However, in recording the deconsolidation of CDO V, Newcastle recorded the $45.1 million difference between the carrying amount of its noncontrolling interest in CDO V and the carrying amount of CDO V’s assets and liabilities as a direct increase to stockholders’ equity.

All financial information included in the notes to the consolidated financial statements impacted by the adjustments has been revised as applicable.

Change in Presentation – Newcastle has changed the format of its consolidated balance sheets for all periods presented to combine the non-recourse VIE financing structures and recourse financing structures, mortgaged real estate and unlevered assets.  This change in format did not have any effect on any of the reported line items within the balance sheets, other than presenting the combined assets and combined liabilities for each of the respective line items previously presented under the non-recourse VIE financing structures and recourse financing structures, mortgaged real estate and unlevered assets.
Additionally, Newcastle reclassified the operating results relating to certain properties in Beavercreek, Ohio as part of income from continuing operations for the year ended December 31, 2012 and the accompanying comparative income statements for the years ended December 31, 2011 and December 31, 2010.  As of December 31, 2012, the above properties were classified as held for use based on the decision not to proceed with the planned disposition.  See Note 8.

Risks and Uncertainties — In the normal course of business, Newcastle encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on Newcastle’s investments in securities, loans, Excess MSRs, derivatives and leases that results from a borrower’s, derivative counterparty’s or lessee’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in securities, loans and derivatives or in real estate due to changes in interest rates, spreads or other market factors, including the value of the collateral underlying loans and securities and the valuation of real estate held by Newcastle.  Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated prepayments, financings, collateral values, payment histories, and other borrower information.

Additionally, Newcastle is subject to significant tax risks. If Newcastle were to fail to qualify as a REIT in any taxable year, Newcastle would be subject to U.S. federal corporate income tax (including any applicable alternative minimum tax), which could be material. Unless entitled to relief under certain statutory provisions, Newcastle would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Comprehensive Income — Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For Newcastle’s purposes, comprehensive income represents net income, as presented in the statements of operations, adjusted for unrealized gains or losses on securities available for sale and derivatives designated as cash flow hedges.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

The following table summarizes Newcastle’s accumulated other comprehensive income:

	December 31,
	2012	2011
Net unrealized gains (losses) on securities	$82,788	$(2,585)
Net unrealized gains (losses) on derivatives designated as cash flow hedges	(12,024)	(70,501)
Accumulated other comprehensive income (loss)	$70,764	$(73,086)

REVENUE RECOGNITION

Real Estate Securities and Loans Receivable — Newcastle invests in securities, including commercial mortgage backed securities, senior unsecured debt issued by property REITs, real estate related asset backed securities and FNMA/FHLMC securities.  Newcastle also invests in loans, including real estate related loans, commercial mortgage loans, residential mortgage loans, manufactured housing loans and subprime mortgage loans.  Newcastle determines at acquisition whether loans will be aggregated into pools based on common risk characteristics (credit quality, loan type, and date of origination or acquisition); loans aggregated into pools are accounted for as if each pool were a single loan.  Loans receivable are presented in the consolidated balance sheet net of any unamortized discount (or gross of any unamortized premium) and an allowance for loan losses. Discounts or premiums are accreted into interest income on an effective yield or “interest” method, based upon a comparison of actual and expected cash flows, through the expected maturity date of the security or loan.  Depending on the nature of the investment, changes to expected cash flows may result in a prospective change to yield or a retrospective change which would include a catch up adjustment.  For loans acquired at a discount for credit quality, the difference between contractual cash flows and expected cash flows at acquisition is not accreted (non-accretable difference). Newcastle discontinues the accretion of discounts and amortization of premium on loans if they are reclassified from held for investment to held for sale. Interest income with respect to non-discounted securities or loans is recognized on an accrual basis. Deferred fees and costs, if any, are recognized as a reduction to the interest income over the terms of the securities or loans using the interest method. Upon settlement of securities and loans, the excess (or deficiency) of net proceeds over the net carrying value of such security or loan is recognized as a gain (or loss) in the period of settlement. Interest income includes prepayment penalties received of $2.7 million and $7.2 million in 2012 and 2010, respectively. No prepayments penalties were received in 2011.

Investments in Excess Mortgage Servicing Rights (“Excess MSRs”) – Excess MSRs are aggregated into pools as applicable; each pool of Excess MSRs is accounted for in the aggregate. Interest income for Excess MSRs is accreted into interest income on an effective yield or “interest” method, based upon the expected excess mortgage servicing amount through the expected life of the underlying mortgages. Changes to expected cash flows result in a cumulative retrospective adjustment, which will be recorded in the period in which the change in expected cash flows occurs. Under the retrospective method, the interest income recognized for a reporting period would be measured as the difference between the amortized cost basis at the end of the period and the amortized cost basis at the beginning of the period, plus any cash received during the period. The amortized cost basis is calculated as the present value of estimated future cash flows using an effective yield, which is the yield that equates all past actual and current estimated future cash flows to the initial investment. In addition, NIC MSR’s policy is to recognize interest income only on its Excess MSRs in existing eligible underlying mortgages. The difference between the fair value of Excess MSRs and their amortized cost basis is recorded as net income.  Fair value is generally determined by discounting the expected future cash flows using discount rates that incorporate the market risks and liquidity premium specific to the Excess MSRs, and therefore may differ from their effective yields.

Impairment of Securities and Loans — Newcastle continually evaluates securities and loans for impairment. Securities and loans are considered to be other-than-temporarily impaired, for financial reporting purposes, generally when it is probable that Newcastle will be unable to collect all principal or interest when due according to the contractual terms of the original agreements, or, for securities or loans purchased at a discount for credit quality or that represent retained beneficial interests in securitizations, when Newcastle determines that it is probable that it will be unable to collect as anticipated.  The evaluation of a security’s estimated cash flows includes the following, as applicable: (i) review of the credit of the issuer or the borrower, (ii) review of the credit rating of the security, (iii) review of the key terms of the security or loan, (iv) review of the performance of the loan or underlying loans, including debt service coverage and loan to value ratios, (v) analysis of the value of the collateral for the loan or underlying loans, (vi) analysis of the effect of  local, industry and broader economic factors, and (vii) analysis of historical and anticipated trends in defaults and loss severities for similar securities or loans.  Furthermore, Newcastle must have the intent and ability to hold loans whose fair value is below carrying value until such fair value recovers, or until maturity, or else a write down to fair value must be recorded. Similarly for securities, Newcastle must record a write down if we have the intent to sell a given security in an unrealized loss position, or if it is more likely than not that we will be required to sell such a security. Upon determination of impairment, Newcastle establishes specific valuation allowances for loans or records a direct write down for securities

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

based on the estimated fair value of the security or underlying collateral using a discounted cash flow analysis or based on an observable market value. Newcastle also establishes allowances for estimated unidentified incurred losses on pools of loans. The allowance for each loan is maintained at a level believed adequate by management to absorb probable losses, based on periodic reviews of actual and expected losses.  It is Newcastle’s policy to establish an allowance for uncollectible interest on performing securities or loans that are past due more than 90 days or sooner when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Upon such a determination, those loans are deemed to be non-performing and put on nonaccrual status. Actual losses may differ from Newcastle’s estimates.  Newcastle may resume accrual of income on a security or loan if, in management’s opinion, full collection is probable. Subsequent to a determination of impairment, and a related write down, income is accrued on an effective yield method from the new carrying value to the related expected cash flows, with cash received treated as a reduction of basis. Newcastle charges off the corresponding loan allowance when it determines the loans to be uncollectable.

Rental Income, Care and Ancillary Income - Newcastle records rental revenue, care and ancillary income as they become due as provided for in the leases.

Gain (Loss) on Settlement of Investments, Net and Other Income (Loss), Net – These items are comprised of the following:

	Year-Ended December 31,
	2012	2011	2010
Gain (loss) on settlement of investments, net
Gain on settlement of real estate securities	$14,629	$81,434	$64,778
Loss on settlement of real estate securities	(4,433)	(5,091)	(9,192)
Gain on sale of CDO X interests	224,317
Gain on repayment/disposition of loans held for sale	—	1,838	—
Loss on repayment/disposition of loans held for sale	(1,614)	—	—
Realized gain (loss) of termination of derivative instruments	—	—	(3,279)
Loss on disposal of long-lived assets	(2)
	$232,897	$78,181	$52,307
Other income (loss), net
Gain (loss) on non-hedge derivative instruments	$9,101	$3,284	$(1,240)
Unrealized gain (loss) recognized upon de-designation of hedges	(7,036)	(13,939)	(35,905)
Hedge ineffectiveness	483	(917)	580
Gains on deconsolidation	—	45,072
Equity in earnings of equity method investees	—	272	94
Collateral management fee income, net	1,786	2,432	475
Other income (loss)	978	—	320
	$5,312	$36,204	$(35,676)

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

Reclassification From Accumulated Other Comprehensive Income Into Net Income - The following table summarizes the amounts reclassified out of accumulated other comprehensive income into net income:

Accumulated Other Comprehensive Income Components	Income Statement Location	Year Ended December 31, 2012
Net realized gain (loss) on securities
Impairment	Other-than-temporary impairment on securities, net of portion of other-than-temporary impairment on securities recognized in other comprehensive income	$(18,923)
Gain on settlement of real estate securities	Gain (loss) on settlement of investments, net	14,629
Loss on settlement of real estate securities	Gain (loss) on settlement of investments, net	(4,433)
		$(8,727)

Net realized gain (loss) on derivatives designated as cash flow hedges
Gain (loss) recognized upon de-designation	Other income (loss)	$(7,036)
Hedge ineffectiveness	Other income (loss)	483
Amortization of deferred gain (loss)	Interest expense	1,250
Gain (loss) of termination of derivative instruments	Gain (loss) on settlement of investments, net	—
		$(5,303)

Total reclassifications		$(14,030)

EXPENSE RECOGNITION

Interest Expense — Newcastle finances its investments using both fixed and floating rate debt, including securitizations, loans, repurchase agreements, and other financing vehicles.  Certain of this debt have been issued at discounts.  Discounts are accreted into interest expense on the effective yield or “interest” method, based upon a comparison of actual and expected cash flows, through the expected maturity date of the financing.

Deferred Costs and Interest Rate Cap Premiums — Deferred costs consist primarily of costs incurred in obtaining financing which are amortized into interest expense over the term of such financing using the interest method.  Interest rate cap premiums, if any, are included in Derivative Assets, and are amortized as described below.

Derivatives and Hedging Activities — All derivatives are recognized as either assets or liabilities on the balance sheet and measured at fair value. Newcastle reports the fair value of derivative instruments gross of cash paid or received pursuant to credit support agreements and fair value is reflected on a net counterparty basis when Newcastle believes a legal right of offset exists under an enforceable netting agreement. Fair value adjustments affect either stockholders’ equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.  For those derivative instruments that are designated and qualify as hedging instruments, Newcastle designates the hedging instrument, based upon the exposure being hedged, as either a cash flow hedge, a fair value hedge or a hedge of a net investment in a foreign operation.

Derivative transactions are entered into by Newcastle solely for risk management purposes, except for total rate of return swaps.  Such total rate of return swaps are essentially financings of certain reference assets which are treated as derivatives for accounting purposes.  The decision of whether or not a given transaction/position (or portion thereof) is hedged is made on a case-by-case basis, based on the risks involved and other factors as determined by senior management, including restrictions imposed by the Code among others. In determining whether to hedge a risk, Newcastle may consider whether other assets, liabilities, firm commitments and anticipated transactions already offset or reduce the risk. All transactions undertaken as hedges are entered into with a view towards minimizing the potential for economic losses that could be incurred by Newcastle. Generally, all derivatives entered into are intended to qualify as hedges under GAAP, unless specifically stated otherwise. To this end, terms of hedges are matched closely to the terms of hedged items.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

Description of the risks being hedged

1)
Interest rate risk, existing debt obligations – Newcastle has hedged (and may continue to hedge, when feasible and appropriate) the risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. Newcastle generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).  In order to reduce such risks, Newcastle may enter into swap agreements whereby Newcastle would receive floating rate payments in exchange for fixed rate payments, effectively converting the borrowing to fixed rate. Newcastle may also enter into cap agreements whereby, in exchange for a premium, Newcastle would be reimbursed for interest paid in excess of a certain cap rate.

2)
Interest rate risk, anticipated transactions – Newcastle may hedge the aggregate risk of interest rate fluctuations with respect to anticipated transactions, primarily anticipated borrowings. The primary risk involved in an anticipated borrowing is that interest rates may increase between the date the transaction becomes probable and the date of consummation. Newcastle generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).  This is generally accomplished through the use of interest rate swaps.

Cash flow hedges

To qualify for cash flow hedge accounting, interest rate swaps and caps must meet certain criteria, including (1) the items to be hedged expose Newcastle to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing Newcastle’s exposure to interest rate risk, and (3) with respect to an anticipated transaction, such transaction is probable. Correlation and effectiveness are periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and caps and the items being hedged or using regression analysis on an ongoing basis to assess retrospective and prospective hedge effectiveness.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss, and net payments received or made, on the derivative instrument are reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. The premiums paid for interest rate caps, treated as cash flow hedges, are amortized into interest expense based on the estimated value of such cap for each period covered by such cap.

With respect to interest rate swaps which have been designated as hedges of anticipated financings, periodic net payments are recognized currently as adjustments to interest expense; any gain or loss from fluctuations in the fair value of the interest rate swaps is recorded as a deferred hedge gain or loss in accumulated other comprehensive income and treated as a component of the anticipated transaction.  In the event the anticipated refinancing failed to occur as expected, the deferred hedge credit or charge would be recognized immediately in earnings. Newcastle’s hedges of such financings were terminated upon the consummation of such financings.

Newcastle has designated certain of its hedge derivatives, and in some cases re-designated all or a portion thereof as hedges.  As a result of these designations, in the cases where the originally hedged items were still owned by Newcastle, the unrealized gain or loss was recorded in OCI as a deferred hedge gain or loss and is being amortized over the life of the hedged item.

Non-Hedge Derivatives

With respect to interest rate swaps and caps that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps and caps have been recognized currently in Other Income (Loss). These derivatives may, to some extent, be economically effective as hedges.

Newcastle’s derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. Newcastle reduces such risk by limiting its counterparties to major financial institutions. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. Management does not expect any material losses as a result of default by other parties. Newcastle does not require collateral for the derivative financial instruments within its CDO financing structures. Newcastle’s major derivative counterparties include Bank of America, Credit Suisse and Wells Fargo.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

Management Fees to Affiliate — These represent amounts due to the Manager and Senior Living Managers pursuant to the Management Agreement and Senior Living Management Agreements.  For further information on the Management Agreement, see Note 13.

BALANCE SHEET MEASUREMENT

Investment in Real Estate Securities —  Newcastle has classified its investments in securities as available for sale. Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of accumulated other comprehensive income, to the extent impairment losses are considered temporary. At disposition, the net realized gain or loss is determined on the basis of the cost of the specific investments and is included in earnings. Unrealized losses on securities are charged to earnings if they reflect a decline in value that is other-than-temporary, as described above.

Investment in Loans —  Loans receivable are presented net of any unamortized discount (or gross of any unamortized premium), including any fees received, and an allowance for loan losses. Loans which Newcastle does not have the intent or the ability to hold into the foreseeable future are considered held-for-sale and are carried at the lower of average amortized cost or market value.

Investments in Excess Mortgage Servicing Rights (Excess MSRs) – Upon acquisition, Newcastle has elected to record each of such investments at fair value.  Newcastle elected to record its investments in Excess MSRs at fair value in order to provide users of the financial statements with better information regarding the effects of prepayment risk and other market factors on the Excess MSRs. Under this election, Newcastle records a valuation adjustment on its Excess MSRs investments on a quarterly basis to recognize the changes in fair value in net income as described in Revenue Recognition – Investments in Excess Mortgage Servicing Rights above.

Purchase Accounting - In determining the allocation of the purchase price between net tangible and identified intangible assets acquired and liabilities assumed, management made estimates of the fair value of the tangible and intangible assets and liabilities using information obtained as a result of pre-acquisition due diligence, marketing, leasing activities, and independent appraisals.  The fair value of the tangible assets acquired is determined by valuing the property as if it were vacant. Management allocated the purchase price to net tangible and identified intangible assets acquired and liabilities assumed based on their fair values. The determination of fair value involved the use of significant judgment and estimation.

Investment in Operating Real Estate — Operating real estate is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis. Buildings are depreciated over 40 years. Major improvements are capitalized and depreciated over their estimated useful lives. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Expenditures for repairs and maintenance are expensed as incurred.  Newcastle reviews its real estate assets for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  Long-lived assets to be disposed of by sale, which meet certain criteria, are reclassified to Real Estate Held for Sale and measured at the lower of their carrying amount or fair value less costs of sale.  The results of operations for such an asset, assuming such asset qualifies as a “component of an entity” as defined, are retroactively reclassified to Income (Loss) from Discontinued Operations for all periods presented.

Intangibles - Resident lease intangibles reflect the fair value of in-place resident leases at acquisition.  Newcastle estimates the fair value of in-place leases as (i) the present value of the estimated rents that would have been forgone, offset by variable costs that would have otherwise been incurred during a reasonable lease-up period, as if the acquired units were vacant, and (ii) the estimated absorption costs, such as additional marketing costs that would have been incurred during the lease-up period. The acquisition fair value of the in-place resident lease intangibles is amortized over the average length of stay of the residents at the senior living facilities on a straight-line basis, which management estimates to be 24 months for an assisted living/memory care facility and 33 months for an independent living facility.

Non-compete intangibles reflect the fair value of non-compete agreements at acquisition.  Newcastle estimates the fair value of non-compete intangibles as the sum of (i) the present value of the consulting services during the non-compete period and (ii) the difference between (a) the present value of the net operating income with the non-compete agreements in place and (b) the present value of the net operating income, as if the non-compete agreements were not in place. The acquisition fair value of the non-compete intangibles is amortized over the non-compete period on a straight-line basis, which is 5 years in connection with the November 2012 acquisition.

Newcastle will periodically assess the carrying value of the intangibles to determine if facts and circumstances exist that would suggest that the intangible assets might be impaired or that the useful lives should be modified. In the event an

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

impairment in value occurs and we believe that the carrying amount will not be recovered, a provision will be recorded to reduce the carrying basis of the intangibles to their estimated fair value.

Cash and Cash Equivalents and Restricted Cash —  Newcastle considers all highly liquid short term investments with maturities of 90 days or less when purchased to be cash equivalents.  Substantially all amounts on deposit with major financial institutions exceed insured limits.  Restricted cash consisted of:

	December 31,
	2012	2011
Held in CDOs pending reinvestment	$—	$94,781
CDO bond sinking funds	1,254	1,897
CDO trustee accounts	810	1,812
Derivative margin accounts	—	6,550

	$2,064	$105,040

Supplemental non-cash investing and financing activities relating to CDOs are disclosed below:

	Year Ended December 31,
	2012	2011	2010
Restricted cash generated from sale of securities	$56,629	$336,911	$249,549
Restricted cash generated from sale of real estate related loans	$—	$125,141	$53,020
Restricted cash generated from paydowns on securities and loans	$274,832	$546,752	$511,276
Restricted cash used for purchases of real estate securities	$143,184	$427,826	$368,893
Restricted cash used for purchases of real estate related loans	$91,481	$384,850	$107,708
Restricted cash used for repayments of CDO bonds payable	$166,845	$101,687	$202,037
Restricted cash used for repurchases of CDO bonds payable and other bonds payable	$—	$3,213	$143,046
Restricted cash used for purchases of derivative instruments	$408	$—	$5,187
Restricted cash generated from margin collateral received	$—	$6,550	$—
Restricted cash used to return margin collateral	$6,550	$—	$—

CDO deconsolidation:
Real estate securities	$1,033,016	$262,617	$—
Restricted cash	$51,522	$37,988	$—
Derivative liabilities	$57,343	$20,257	$—
CDO bonds payable	$1,110,694	$336,046	$—

Stock Options — The fair value of the options issued as compensation to the Manager for its successful efforts in raising capital for Newcastle was recorded as an increase in stockholders’ equity with an offsetting reduction of capital proceeds received.  Options granted to Newcastle’s directors were accounted for using the fair value method.

Preferred Stock — Newcastle’s accounting policy for its preferred stock is described in Note 12.

Accretion of Discount and Other Amortization — As reflected on the Consolidated Statements of Cash Flows, this item is comprised of the following:

	2012	2011	2010
Accretion of net discount on securities and loans	$(48,608)	$(45,387)	$(26,934)
Amortization of net discount on debt obligations	1,525	(823)	338
Amortization of deferred financing costs and interest rate cap premiums	2,751	3,740	3,432
Amortization of net deferred hedge (gains) and losses - debt	(1,250)	(2,316)	4,182
	$(45,582)	$(44,786)	$(18,982)

Securitization of Subprime Mortgage Loans —  Newcastle’s accounting policy for its securitization of subprime mortgage loans is disclosed in Note 6.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

Recent Accounting Pronouncements —  In May 2011, the FASB issued new guidance regarding the measurement and disclosure of fair value, which became effective for Newcastle on January 1, 2012. The adoption of this guidance did not have a material impact on Newcastle’s financial position, liquidity or results of operations.

In February 2013, the FASB issued new guidance regarding the reporting of reclassifications out of accumulated other comprehensive income. The new guidance does not change current requirements for reporting net income or other comprehensive income in financial statements.  However, it requires companies to present the effects on the line items of net income of significant amounts reclassified out of accumulated OCI if the item reclassified is required to be reclassified to net income in its entirety during the same reporting period. Presentation should occur either on the face of the income statement where net income is presented, or in the notes to the financial statement. Newcastle has early adopted this accounting standard and opted to present this information in a note to the financial statements.

The FASB has recently issued or discussed a number of proposed standards on such topics as consolidation, the definition of an investment company, financial statement presentation, revenue recognition, leases, financial instruments, hedging, and contingencies. Some of the proposed changes are significant and could have a material impact on Newcastle’s reporting. Newcastle has not yet fully evaluated the potential impact of these proposals, but will make such an evaluation as the standards are finalized.

4.	SEGMENT REPORTING AND VARIABLE INTEREST ENTITIES

Newcastle conducts its business through the following segments: (i) investments financed with non-recourse collateralized debt obligations (“non-recourse CDOs”), (ii) unlevered investments in deconsolidated Newcastle CDO debt (“unlevered CDOs”), (iii) unlevered investments in excess mortgage servicing rights (“unlevered Excess MSRs”), (iv) investments in senior living assets financed with non-recourse debt (“non-recourse senior living”), (v) investments financed with other non-recourse debt (“non-recourse other”), (vi) investments and debt repurchases financed with recourse debt (“recourse”), (vii) other unlevered investments (“unlevered other”) and (viii) corporate. With respect to the non-recourse CDOs and non-recourse other segments, subject to the passing of certain periodic coverage tests, Newcastle is generally entitled to receive the net cash flows from these structures on a periodic basis.

In the fourth quarter of 2011, Newcastle changed the composition of its reportable segments such that the unlevered segment is further broken down into (i) unlevered CDOs, (ii) unlevered Excess MSRs and (iii) unlevered other. Management believes the additional segments better reflect its investments in deconsolidated CDOs and its new investment in Excess MSRs.  Segment information for previously reported periods in the accompanying financial statements has been restated to reflect this change to the composition of its segments.

The corporate segment consists primarily of interest income on short term investments, general and administrative expenses, interest expense on the junior subordinated notes payable (Note 11) and management fees pursuant to the Management Agreement (Note 13).

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Summary financial data on Newcastle’s segments is given below, together with reconciliation to the same data for Newcastle as a whole:

	Non-Recourse CDOs (A)	Unlevered CDOs (B)	Non-Recourse Senior Living	Non-Recourse Other (A)(C)	Recourse (D)	Unlevered Other (E)	Unlevered Excess MSRs	Corporate	Inter-segment Elimination (F)	Total
Year Ended December 31, 2012
Interest income	$196,517	$490	$—	$72,343	$8,984	$10,491	$—	$170	$(6,044)	$282,951
Interest expense	56,607	—	1,688	51,278	2,582	—	—	3,813	(6,044)	109,924
Net interest income (expense)	139,910	490	(1,688)	21,065	6,402	10,491	—	(3,643)	—	173,027
Impairment (reversal)	(7,381)	—	—	4,119	—	(2,402)	—	—	—	(5,664)
Other revenues	—	—	18,026	2,049	—	—	—	—	—	20,075
Other income (loss)	259,688	337	(82)	930	—	1,421	—	—	—	262,294
Property operating expenses	—	—	11,539	1,404	—	—	—	—	—	12,943
Depreciation and amortization	—	—	5,784	1,191	—	—	—	—	—	6,975
Other operating expenses	915	1	6,846	3,314	—	45	—	35,079	—	46,200
Income (loss) from continuing operations	406,064	826	(7,913)	14,016	6,402	14,269	—	(38,722)	—	394,942
Income (loss) from discontinued operations	—	—	—	—	—	(68)	39,236	—	—	39,168
Net income (loss)	406,064	826	(7,913)	14,016	6,402	14,201	39,236	(38,722)	—	434,110
Preferred dividends	—	—	—	—	—	—	—	(5,580)	—	(5,580)
Income (loss) applicable to common stockholders	$406,064	$826	$(7,913)	$14,016	$6,402	$14,201	$39,236	$(44,302)	$—	$428,530

December 31, 2012
Investments	$1,411,731	$5,998	$181,887	$755,421	$1,049,029	$107,189	$—	$—	$(62,336)	$3,448,919
Cash and restricted cash	2,064	—	9,720	—	—	—	—	222,178	—	233,962
Derivative assets	—	—	165	—	—	—	—	—	—	165
Other assets	7,422	7	4,946	113	2,740	1,924	—	202	(157)	17,197
Assets in discontinued operations	—	—	—	—	—	—	245,069	—	—	245,069
Total assets	1,421,217	6,005	196,718	755,534	1,051,769	109,113	245,069	222,380	(62,493)	3,945,312
Debt	(1,095,598)	—	(120,525)	(651,540)	(925,191)	—	—	(51,243)	62,336	(2,781,761)
Derivative liabilities	(31,576)	—	—	—	—	—	—	—	—	(31,576)
Other liabilities	(5,681)	—	(5,084)	(2,684)	(171)	(3)	—	(44,969)	157	(58,435)
Liabilities in discontinued operations	—	—	—	—	—	(74)	(406)	—	—	(480)
Total liabilities	(1,132,855)	—	(125,609)	(654,224)	(925,362)	(77)	(406)	(96,212)	62,493	(2,872,252)
Preferred stock	—	—	—	—	—	—	—	(61,583)	—	(61,583)
GAAP book value	$288,362	$6,005	$71,109	$101,310	$126,407	$109,036	$244,663	$64,585	$—	$1,011,477

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

	Non-Recourse CDOs (A)	Unlevered CDOs (B)	Non-Recourse Senior Living	Non-Recourse Other (A)(C)	Recourse (D)	Unlevered Other (E)	Unlevered Excess MSRs	Corporate	Inter-segment Elimination (F)	Total
Year Ended December 31, 2011
Interest income	$218,131	$344	$—	$73,364	$2,234	$2,636	$—	$167	$(5,840)	$291,036
Interest expense	86,110	—	—	53,252	693	5	—	3,815	(5,840)	138,035
Net interest income (expense)	132,021	344	—	20,112	1,541	2,631	—	(3,648)	—	153,001
Impairment (reversal)	(3,876)	—	—	8,469	—	(3,483)	—	—	—	1,110
Other revenues	—	—	—	1,899	—	—	—	—	—	1,899
Other income (loss)	171,963	3,739	—	2,561	—	2,232	—	—	—	180,495
Property operating expenses	—	—	—	1,110	—	—	—	—	—	1,110
Depreciation and amortization	—	—	—	12	—	—	—	—	—	12
Other operating expenses	1,058	—	—	3,603	—	19	—	24,525	—	29,205
Income (loss) from continuing operations	306,802	4,083	—	11,378	1,541	8,327	—	(28,173)	—	303,958
Income (loss) from discontinued operations	—	—	—	46	—	(57)	572	—	—	561
Net income (loss)	306,802	4,083	—	11,424	1,541	8,270	572	(28,173)	—	304,519
Preferred dividends	—	—	—	—	—	—	—	(5,580)	—	(5,580)
Income (loss) applicable to common stockholders	$306,802	$4,083	$—	$11,424	$1,541	$8,270	$572	$(33,753)	$—	$298,939

December 31, 2011
Investments	$2,408,252	$3,940	$—	$783,777	$244,916	$18,751	$—	$—	$(143,018)	$3,316,618
Cash and restricted cash	105,040	—	—	—	—	—	—	157,347	—	262,387
Derivative assets	1,954	—	—	—	—	—	—	—	—	1,954
Other assets	23,203	8	—	116	593	2,079	—	1,208	(353)	26,854
Assets of discontinued operations	—	—	—	—	—	15	43,971	—	—	43,986
Total assets	2,538,449	3,948	—	783,893	245,509	20,845	43,971	158,555	(143,371)	3,651,799
Debt	(2,410,151)	—	—	(748,118)	(233,194)	—	—	(51,248)	143,018	(3,299,693)
Derivative liabilities	(119,320)	—	—	—	—	—	—	—	—	(119,320)
Other liabilities	(12,705)	—	—	(3,407)	(23)	(5)	—	(20,680)	353	(36,467)
Liabilities of discontinued operations	—	—	—	—	—	(44)	(4,186)	—	—	(4,230)
Total liabilities	(2,542,176)	—	—	(751,525)	(233,217)	(49)	(4,186)	(71,928)	143,371	(3,459,710)
Preferred stock	—	—	—	—	—	—	—	(61,583)	—	(61,583)
GAAP book value	$(3,727)	$3,948	$—	$32,368	$12,292	$20,796	$39,785	$25,044	$—	$130,506

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

	Non-Recourse CDOs (A)	Unlevered CDOs (B)	Non-Recourse Senior Living	Non-Recourse Other (A)(C)	Recourse	Unlevered Other (E)	Unlevered Excess MSRs	Corporate	Inter-segment Elimination (F)	Total
Year Ended December 31, 2010
Interest income	$226,717	$—	$—	$72,773	$976	$1,653	$—	$68	$(1,915)	$300,272
Interest expense	108,437	—	—	60,705	656	356	—	3,980	(1,915)	172,219
Net interest income (expense)	118,280	—	—	12,068	320	1,297	—	(3,912)	—	128,053
Impairment, net of the reversal of prior valuation allowances on loans	(173,223)	16	—	(38,561)	(60)	(29,030)	—	—	—	(240,858)
Other revenues	—	—	—	1,708	—	—	—	—	—	1,708
Other income (loss)	289,158	475	—	(5,491)	(663)	(1,269)	—	77	—	282,287
Property operating expenses	—	—	—	1,283	—	—	—	—	—	1,283
Depreciation and amortization	—	—	—	79	—	—	—	—	—	79
Other operating expenses	1,483	—	—	3,160	4	(197)	—	25,089	—	29,539
Income (loss) from continuing operations	579,178	459	—	42,324	(287)	29,255	—	(28,924)	—	622,005
Income (loss) from discontinued operations	—	—	—	(536)	—	193	—	—	—	(343)
Net income (loss)	579,178	459	—	41,788	(287)	29,448	—	(28,924)	—	621,662
Preferred dividends	—	—	—	—	—	—	—	(7,453)	—	(7,453)

Excess of carrying amount of exchanged preferred stock over fair value of consideration paid	—	—	—	—	—	—	—	43,043	—	43,043
Income (loss) applicable to common stockholders	$579,178	$459	$—	$41,788	$(287)	$29,448	$—	$6,666	$—	$657,252

(A)
Assets held within CDOs and other non-recourse structures are not available to satisfy obligations outside of such financings, except to the extent Newcastle receives net cash flow distributions from such structures. Furthermore, creditors or beneficial interest holders of these structures have no recourse to the general credit of Newcastle. Therefore, Newcastle’s exposure to the economic losses from such structures is limited to its invested equity in them and economically their book value cannot be less than zero. Therefore, impairment recorded in excess of Newcastle’s investment, which results in negative GAAP book value for a given non-recourse financing structure, cannot economically be incurred and will eventually be reversed through amortization, sales at gains, or as gains at the deconsolidation or termination of such non-recourse financing structure.

(B)	Represents unlevered investments in CDO securities issued by Newcastle. These CDOs have been deconsolidated as Newcastle does not have the power to direct the relevant activities of the CDOs.
(C)	The following table summarizes the investments and debt in the other non-recourse segment:

	December 31, 2012				December 31, 2011
	Investments		Debt		Investments		Debt
	Outstanding	Carrying	Outstanding	Carrying	Outstanding	Carrying	Outstanding	Carrying
	Face Amount	Value	Face Amount*	Value*	Face Amount	Value	Face Amount*	Value*
Manufactured housing loan portfolio I	$118,746	$100,124	$90,551	$81,963	$135,209	$112,316	$107,032	$97,631
Manufactured housing loan portfolio II	153,193	150,123	117,907	117,191	178,603	175,120	143,869	142,589
Residential mortgage loans	52,352	38,709	—	—	56,377	40,380	54,842	53,771
Subprime mortgage loans subject to call options	406,217	405,814	406,217	405,814	406,217	404,723	406,217	404,723
Real estate securities	63,505	53,979	44,585	40,572	67,965	43,497	47,697	43,404
Operating real estate	N/A	6,672	6,000	6,000	N/A	7,741	6,000	6,000
	$794,013	$755,421	$665,260	$651,540	$844,371	$783,777	$765,657	$748,118

*
As of December 31, 2012 and December 31, 2011, aggregate face amounts of $71.1  million and $157.0 million (carrying values of $62.3 million and $143.0 million), respectively, of debt represents financing provided by the CDO segment (and included as investments in the CDO segment), which is eliminated upon consolidation.

(D)
The $925.2 million of recourse debt is comprised of (i) a $772.9 million repurchase agreement secured by $820.5 million carrying value of FNMA/FHLMC securities, (ii) a $1.4 million repurchase agreement secured by $21.0 million face amount of senior notes issued by Newcastle CDO VI, which was repurchased by Newcastle and is eliminated in consolidation and (iii) a $150.9 million repurchase agreement secured by $228.5 million carrying value of non-agency residential mortgage backed securities (“RMBS”).

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

(E)	The following table summarizes the investments in the unlevered other segment:

	December 31, 2012			December 31, 2011
	Outstanding Face Amount	Carrying Value	Number of Investments	Outstanding Face Amount	Carrying Value	Number of Investments
Real estate securities*	$229,299	$68,863	38	$141,903	$3,674	21
Real estate related loans	80,298	29,831	2	24,543	6,366	1
Residential mortgage loans	3,645	2,471	130	5,227	2,687	170
Other investments	N/A	6,024	1	N/A	6,024	1
	$313,242	$107,189	171	$171,673	$18,751	193

* During the year ended December 31, 2012, Newcastle purchased 17 non-agency RMBS with an aggregate face amount of $90.9 million for an aggregate purchase price of approximately $61.7 million, or an average price of 67.9% of par. As of December 31, 2012, these securities had an aggregate face amount of $89.3 million and a carrying value of $61.3 million.

(F)
Represents the elimination of investments and financings and their related income and expenses between the CDO segment and other non-recourse segment as the corresponding inter-segment investments and financings are presented on a gross basis within each of these segments.

Variable Interest Entities (“VIEs”)

The VIEs in which Newcastle has a significant interest include (i) Newcastle’s CDOs, in which Newcastle has been determined to be the primary beneficiary and therefore consolidates them (with the exception of CDO V as described below), since it has the power to direct the activities that most significantly impact the CDOs’ economic performance and would absorb a significant portion of their expected losses and receive a significant portion of their expected residual returns, and (ii) the manufactured housing loan financing structures, which are similar to the CDOs in analysis. Newcastle’s CDOs and manufactured housing loan financings are held in special purpose entities whose debt is treated as non-recourse secured borrowings of Newcastle. Newcastle’s subprime securitizations are also considered VIEs, but Newcastle does not control their activities and no longer receives a significant portion of their returns. These subprime securitizations were not consolidated under the current or prior guidance.

In addition, Newcastle’s investments in CMBS, CDO securities and loans may be deemed to be variable interests in VIEs, depending on their structure. Newcastle monitors these investments and analyzes the potential need to consolidate the related securitization entities pursuant to the VIE consolidation requirements. These analyses require considerable judgment in determining whether an entity is a VIE and determining the primary beneficiary of a VIE since they involve subjective determinations of significance, with respect to both power and economics. The result could be the consolidation of an entity that otherwise would not have been consolidated or the de-consolidation of an entity that otherwise would have been consolidated.

As of December 31, 2012, Newcastle has not consolidated these potential VIEs. This determination is based, in part, on the assessment that Newcastle does not have the power to direct the activities that most significantly impact the economic performance of these entities, such as if Newcastle owned a majority of the currently controlling class. In addition, Newcastle is not obligated to provide, and has not provided, any financial support to these entities.

On January 1, 2010, as a result of the adoption of the new guidance, Newcastle deconsolidated a non-recourse financing structure, CDO VII. Newcastle determined that it does not have the current power to direct the relevant activities of CDO VII as an event of default had occurred and we may be removed as the collateral manager by a single party. The deconsolidation reduced Newcastle’s gross assets by $149.4 million, reduced liabilities by $437.8 million and increased equity by $288.4 million. The deconsolidation also reduced revenues and expenses, but its impact was not material to the net income applicable to common stockholders.

In April 2011, Newcastle sold its retained interests in Newcastle CDO VII, a non-consolidated VIE of Newcastle.  As a result of the sale of Newcastle’s retained interests in CDO VII and the subsequent liquidation of the VIE, CDO VII has been removed from Newcastle’s non-consolidated VIE disclosure.

On June 17, 2011, Newcastle deconsolidated a non-recourse financing structure, CDO V. Newcastle determined that it does not currently have the power to direct the relevant activities of CDO V as an event of default had occurred and Newcastle may be removed as the collateral manager by a single party. The deconsolidation has reduced Newcastle’s gross assets by $301.6 million, reduced liabilities by $357.0 million, resulted in a gain on deconsolidation of $45.1 million and decreased accumulated other comprehensive loss by $10.3 million. The deconsolidation also reduced revenues and expenses from June 17, 2011 onwards, but its impact was not material to net income applicable to common stockholders.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

On September 12, 2012, Newcastle deconsolidated CDO X subsequent to the completion of the sale of 100% of its interests in CDO X to the sole owner of the senior notes and another third party. The sale and resulting deconsolidation has reduced Newcastle’s gross assets by $1.1 billion, reduced liabilities by $1.2 billion, decreased other comprehensive income by $25.5 million and resulted in a gain on sale of $224.3 million. As of December 31, 2012, Newcastle had no continuing involvement with CDO X as it had been liquidated.

Newcastle has interests in the following unconsolidated VIE at December 31, 2012, in addition to the subprime securitizations which are described in Note 6:

Entity	Gross Assets (A)	Debt (B)	Carrying Value of Newcastle’s Investment (C)
CDO V	$264,246	$280,503	$5,998

(A)	Face amount.
(B)	Includes $42.7 million face amount of debt owned by Newcastle with a carrying value of $6.0 million at December 31, 2012.
(C)	This amount represents Newcastle’s maximum exposure to loss from this entity, which was its fair value at December 31, 2012, related to $18.8 million face amount of CDO V Class I, III and IV-FL notes.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

5.      REAL ESTATE SECURITIES

The following is a summary of Newcastle’s real estate securities at December 31, 2012 and 2011, all of which are classified as available for sale and are, therefore, reported at fair value with changes in fair value recorded in other comprehensive income, except for securities that are other-than-temporarily impaired.

		Amortized Cost Basis			Gross Unrealized				Weighted Average
Asset Type	Outstanding Face Amount	Before Impairment	Other-Than- Temporary- Impairment (A)	After Impairment	Gains	Losses	Carrying Value (B)	Number of Securities	Rating (C)	Coupon	Yield	Maturity (Years) (D)	Principal Subordination (E)
December 31, 2012
CMBS-Conduit	$340,978	$315,554	$(98,481)	$217,073	$47,776	$(10,081)	$254,768	53	BB-	5.55%	10.81%	3.3	9.8%
CMBS- Single Borrower	125,123	123,638	(12,364)	111,274	4,482	(3,002)	112,754	22	BB	4.89%	5.92%	2.9	9.2%
CMBS-Large Loan	8,891	8,619	—	8,619	250	—	8,869	1	BBB-	6.08%	12.41%	0.6	4.8%
REIT Debt	62,700	62,069	—	62,069	4,105	—	66,174	10	BBB-	5.72%	5.89%	1.8	N/A
ABS-Subprime (F)	558,215	390,509	(68,708)	321,801	34,565	(391)	355,975	69	CC	0.76%	7.50%	6.4	13.3%
ABS-Franchise	10,098	9,386	(7,839)	1,547	237	(309)	1,475	3	CCC-	5.93%	3.40%	4.7	3.0%
FNMA/FHLMC	768,619	818,866	—	818,866	3,860	(2,191)	820,535	58	AAA	3.05%	1.40%	3.5	N/A
CDO (G)	203,477	82,399	(14,861)	67,538	3,487	—	71,025	13	BB	2.83%	7.07%	1.6	20.9%
Total/Average (H)	$2,078,101	$1,811,040	$(202,253)	$1,608,787	$98,762	$(15,974)	$1,691,575	229	BBB-	3.04%	4.69%	4.0

December 31, 2011
CMBS-Conduit	$1,344,819	$1,143,910	$(202,164)	$941,746	$91,583	$(76,424)	$956,905	169	BB+	5.61%	11.03%	4.2	10.8%
CMBS- Single Borrower	186,088	180,874	(12,364)	168,510	3,121	(14,366)	157,265	33	BB	5.05%	6.25%	3.6	6.7%
CMBS-Large Loan	14,970	14,190	—	14,190	519	(61)	14,648	2	BBB+	5.15%	8.89%	1.2	7.5%
REIT Debt	137,393	136,704	(773)	135,931	5,060	(5,695)	135,296	20	BB+	5.83%	5.72%	2.4	N/A
ABS-Subprime	246,014	209,838	(86,815)	123,023	14,481	(8,882)	128,622	63	B	1.22%	10.16%	6.9	32.5%
ABS-Manufactured Housing	30,232	29,454	—	29,454	1,247	(154)	30,547	7	BBB+	6.61%	7.54%	4.2	41.6%
ABS-Franchise	23,115	21,598	(11,133)	10,465	215	(3,120)	7,560	7	BB+	3.58%	4.56%	11.0	21.9%
FNMA/FHLMC	232,355	243,385	—	243,385	1,715	(185)	244,915	31	AAA	2.37%	1.63%	4.6	N/A
CDO	206,150	82,486	(14,861)	67,625	149	(11,788)	55,986	13	CCC+	3.03%	8.05%	1.5	21.4%
Total/Average (H)	$2,421,136	2,062,439	(328,110)	1,734,329	118,090	(120,675)	1,731,744	345	BB+	4.60%	8.54%	4.2

(A)
Represents the cumulative impairment against amortized cost basis recorded through earnings, net of the effect of the cumulative adjustment as a result of the adoption of new accounting guidance on impairment in 2009.

(B)	See Note 10 regarding the estimation of fair value, which is equal to carrying value for all securities.
(C)
Represents the weighted average of the ratings of all securities in each asset type, expressed as an S&P equivalent rating. For each security rated by multiple rating agencies, the lowest rating is used. Newcastle used an implied AAA rating for the FNMA/FHLMC securities. Ratings provided were determined by third party rating agencies as of a particular date, may not be current and are subject to change at any time.

(D)	The weighted average maturity is based on the timing of expected principal reduction on the assets.
(E)	Percentage of the outstanding face amount of securities and residual interests that is subordinate to Newcastle’s investments.
(F)
Includes (i) the retained bonds with a face amount of $4.0 million and a carrying value of $1.3 million from Securitization Trust 2006 (Note 6) and (ii) $456.0 million non-agency RMBS purchased during the year ended December 31, 2012 with an aggregate face amount of $433.5 million and a carrying value of $289.8 million as of December 31, 2012.

(G)
Includes two CDO bonds issued by a third party with a carrying value of $61.2 million, four CDO bonds issued by CDO V (which has been deconsolidated and held as an investment by Newcastle) with a carrying value of $6.0 million and seven CDO bonds issued by C-BASS with a carrying value of $3.9 million .

(H)
As of December 31, 2012 and 2011, the total outstanding face amount of fixed rate securities was $0.5 billion and $1.7 billion, respectively, and of floating rate securities was $1.5 billion and $0.7 billion, respectively.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Unrealized losses that are considered other-than-temporary are recognized currently in earnings. During the years ended December 31, 2012, 2011 and 2010, Newcastle recorded other-than-temporary impairment charges (“OTTI”) of $19.3 million, $12.9 million and $101.4 million, respectively, with respect to real estate securities (gross of $0.4 million, ($2.9) million and $2.4 million of other-than-temporary impartment recognized (reversed) in Other Comprehensive Income in 2012, 2011 and 2010, respectively). Based on management’s analysis of these securities, the performance of the underlying loans and changes in market factors, Newcastle noted adverse changes in the expected cash flows on certain of these securities and concluded that they were other-than-temporarily impaired. Any remaining unrealized losses as of each balance sheet date on Newcastle’s securities were primarily the result of changes in market factors, rather than issuer-specific credit impairment. Newcastle performed analyses in relation to such securities, using management’s best estimate of their cash flows, which support its belief that the carrying values of such securities were fully recoverable over their expected holding period.  Such market factors include changes in market interest rates and credit spreads, or certain macroeconomic events, including market disruptions and supply changes, which did not directly impact our ability to collect amounts contractually due.   Management continually evaluates the credit status of each of Newcastle’s securities and the collateral supporting those securities. This evaluation includes a review of the credit of the issuer of the security (if applicable), the credit rating of the security, the key terms of the security (including credit support), debt service coverage and loan to value ratios, the performance of the pool of underlying loans and the estimated value of the collateral supporting such loans, including the effect of local, industry and broader economic trends and factors. These factors include loan default expectations and loss severities, which are analyzed in connection with a particular security’s credit support, as well as prepayment rates. The result of this evaluation is considered when determining management’s estimate of cash flows and in relation to the amount of the unrealized loss and the period elapsed since it was incurred. Significant judgment is required in this analysis. The following table summarizes Newcastle’s securities in an unrealized loss position as of December 31, 2012.

		Amortized Cost Basis			Gross Unrealized				Weighted Average
Securities in	Outstanding		Other-than-					Number
an Unrealized	Face	Before	Temporary	After			Carrying	of					Maturity
Loss Position	Amount	Impairment	Impairment	Impairment	Gains	Losses	Value	Securities	Rating		Coupon	Yield	(Years)
Less Than Twelve Months	$424,370	$443,457	$(4,698)	$438,759	$—	$(2,761)	$435,998	28	AA	+	3.21%	1.58%	3.2
Twelve or More Months	149,668	143,985	(236)	143,749	—	(13,213)	130,536	26	B	+	4.84%	6.28%	2.0
Total	$574,038	$587,442	$(4,934)	$582,508	$—	$(15,974)	$566,534	54	A	+	3.63%	2.74%	2.9

Newcastle performed an assessment of all of its debt securities that are in an unrealized loss position (unrealized loss position exists when a security’s amortized cost basis, excluding the effect of OTTI, exceeds its fair value) and determined the following:

	December 31, 2012
		Amortized Cost Basis	Unrealized Losses
	Fair Value	After Impairment	Credit (B)	Non-Credit (C)
Securities Newcastle intends to sell	$—	$—	$—	N/A
Securities Newcastle is more likely than not to be required to sell (A)	—	—	—	N/A
Securities Newcastle has no intent to sell and is not more likely than not to be required to sell:
Credit impaired securities	1,607	1,849	(4,770)	(242)
Non credit impaired securities	564,927	580,659	—	(15,732)
Total debt securities in an unrealized loss position	$566,534	$582,508	$(4,770)	$(15,974)

(A)
Newcastle may, at times, be more likely than not to be required to sell certain securities for liquidity purposes. While the amount of the securities to be sold may be an estimate, and the securities to be sold have not yet been identified, Newcastle must make its best estimate, which is subject to significant judgment regarding future events, and may differ materially from actual future sales.

(B)
This amount is required to be recorded as other-than-temporary impairment through earnings. In measuring the portion of credit losses, Newcastle’s management estimates the expected cash flow for each of the securities.  This evaluation includes a review of the credit status and the performance of the collateral supporting those securities, including the credit of the issuer, key terms of the securities and the effect of local, industry and broader economic trends.  Significant inputs in estimating the cash flows include management’s expectations of prepayment speeds, default rates and loss severities.  Credit losses are measured as the decline in the present value of the expected future cash flows discounted at the investment’s effective interest rate.

(C)	This amount represents unrealized losses on securities that are due to non-credit factors and is required to be recorded through other comprehensive income.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

The following table summarizes the activity related to credit losses on debt securities:

	2012	2011
Beginning balance of credit losses on debt securities for which a portion of an OTTI was recognized in other comprehensive income	$(20,207)	$(60,688)

Increases to credit losses on securities for which an OTTI was previously recognized and a portion of an OTTI was recognized in other comprehensive income	(4,581)	(574)

Additions for credit losses on securities for which an OTTI was previously recognized without any portion of OTTI recognized in other comprehensive income	—	(16,269)

Reduction for credit losses on securities for which no OTTI was recognized in other comprehensive income at the current measurement date	14,771	12,998

Reduction for securities sold during the period	1,498	37,833

Reduction for securities deconsolidated during the period	3,736	6,254

Reduction for increases in cash flows expected to be collected that are recognized over the remaining life of the security	13	239

Ending balance of credit losses on debt securities for which a portion of an OTTI was recognized in other comprehensive income	$(4,770)	$(20,207)

The securities are encumbered by various debt obligations, as described in Note 11, at December 31, 2012.

The table below summarizes the geographic distribution of the collateral securing our CMBS and ABS at December 31, 2012:

	CMBS		ABS
Geographic Location	Outstanding Face Amount	Percentage	Outstanding Face Amount	Percentage
Western U.S.	$114,027	24.0%	$191,778	33.7%
Northeastern U.S.	99,579	21.0%	124,322	21.9%
Southeastern U.S.	88,675	18.6%	127,642	22.5%
Midwestern U.S.	63,553	13.4%	61,569	10.8%
Southwestern U.S.	74,830	15.8%	56,728	10.0%
Other	14,678	3.1%	6,274	1.1%
Foreign	19,650	4.1%	—	0.0%
	$474,992	100.0%	$568,313	100.0%

Geographic concentrations of investments expose Newcastle to the risk of economic downturns within the relevant regions, particularly given the current unfavorable market conditions. These market conditions may make regions more vulnerable to downturns in certain market factors. Any such downturn in a region where Newcastle holds significant investments could have a material, negative impact on Newcastle.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

6.       REAL ESTATE RELATED LOANS, RESIDENTIAL MORTGAGE LOANS, SUBPRIME MORTGAGE LOANS

The following is a summary of real estate related loans, residential mortgage loans and subprime mortgage loans. The loans contain various terms, including fixed and floating rates, self-amortizing and interest only. They are generally subject to prepayment.

	December 31, 2012								December 31, 2011
					Weighted Average Coupon	Weighted Average Maturity (Years) (B)	Floating Rate Loans as a % of Face Amount
	Outstanding Face Amount	Carrying Value (A)	Loan Count	Wtd. Avg. Yield				Delinquent Face Amount (C)	Carrying Value	Wtd. Avg. Yield
Loan Type
Mezzanine Loans	$527,793	$442,529	17	10.10%	8.57%	2.2	67.0%	$12,000	$469,326	10.35%
Corporate Bank Loans	391,904	208,863	7	18.85%	8.66%	3.6	47.8%	—	161,153	21.79%
B-Notes	171,258	161,610	6	10.40%	5.37%	2.1	86.4%	—	152,535	12.25%
Whole Loans	30,130	30,130	3	5.21%	3.82%	1.1	96.6%	—	30,566	5.31%
Total Real Estate Related Loans Held-for-Sale, Net (D)	$1,121,085	$843,132	33	12.15%	7.98%	2.6	64.0%	$12,000	$813,580	12.78%
Non-Securitized Manufactured Housing Loan Portfolio I	$573	$163	15	38.84%	7.75%	0.7	0.0%	$103	$199	39.80%
Non-Securitized Manufactured Housing Loan Portfolio II	3,072	2,308	115	15.46%	10.03%	5.5	9.1%	346	2,488	15.54%
Total Residential Mortgage Loans Held-for-Sale, Net (F)	$3,645	$2,471	130	17.00%	9.67%	4.7	7.7%	$449	$2,687	17.34%
Securitized Manufactured Housing Loan Portfolio I	$118,746	$100,124	3,172	9.48%	8.66%	6.8	0.8%	$1,558	$112,316	9.51%
Securitized Manufactured Housing Loan Portfolio II	153,193	150,123	5,381	7.54%	9.63%	5.6	16.8%	2,775	175,120	7.55%
Residential Loans	56,131	42,214	198	7.41%	2.56%	6.2	100.0%	9,852	43,800	7.92%
Total Residential Mortgage Loans Held- for-Investment, Net (E) (F)	$328,070	$292,461	8,751	8.19%	8.07%	6.1	25.2%	$14,185	$331,236	8.26%
Subprime Mortgage Loans Subject to Call Option	$406,217	$405,814							$404,723

(A)
The aggregate United States federal income tax basis for such assets at December 31, 2012 was approximately $1.3 billion (unaudited), excluding the securitized subprime mortgage loans, which are fully consolidated for tax purposes. Carrying value includes interest receivable of $0.1 million for the residential housing loans and principal and interest receivable of $4.8 million for the manufactured housing loans.

(B)	The weighted average maturity is based on the timing of expected principal reduction on the assets.

(C)
Includes loans that are 60 days or more past due (including loans that are in foreclosure and borrowers’ in bankruptcy) or considered real estate owned (“REO”). As of December 31, 2012 and December 31, 2011, $137.7 million and $117.2 million face amount of real estate related loans, respectively, was on non-accrual status.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

(D)	Loans which are more than 3% of the total current carrying value (or $25.3 million) at December 31, 2012 are as follows:

		December 31, 2012
		Outstanding Face Amount	Carrying Value	Prior Liens (1)	Loan Count	Yield (2)	Coupon (2)	Weighted Average Maturity (Years)
Loan Type
Individual Bank Loan	(3)	$158,991	$128,991	607,130	1	24.85%	15.55%	6.50
Individual Mezzanine Loan	(5)	68,741	68,741	721,776	1	8.65%	8.65%	3.50
Individual Mezzanine Loan	(4)	53,510	53,510	815,728	1	10.00%	10.46%	1.50
Individual B-Note Loan	(4)	50,000	50,000	225,000	1	8.54%	5.93%	3.25
Individual Bank Loan	(6)	128,230	47,637	—	1	6.28%	2.22%	1.66
Individual B-Note Loan	(4)	53,574	46,672	2,065,615	1	12.00%	3.09%	1.75
Individual Mezzanine Loan	(4)	45,000	45,000	317,000	1	9.95%	9.25%	2.00
Individual Mezzanine Loan	(4)	40,000	40,000	324,940	1	8.42%	8.00%	1.17
Individual Mezzanine Loan	(4)	38,510	38,510	815,728	1	12.00%	12.19%	1.50
Individual Mezzanine Loan	(4)	36,485	36,485	214,243	1	8.67%	8.00%	1.58
Individual Mezzanine Loan	(4)	36,667	35,017	745,600	1	8.00%	7.00%	3.25
Individual Whole Loan	(7)	29,117	29,117	—	1	5.15%	3.69%	1.12
Others	(8)	382,260	223,452		21	11.78%	7.11%	1.86
		$1,121,085	$843,132		33	12.15%	7.98%	2.62

(1)	Represents face amount of third party liens that are senior to Newcastle’s position.

(2)	For others, represents weighted average yield and weighted average coupon.

(3)	Interest accrued to principal balance over life to maturity with a discounted payoff option prior to April 2015.

(4)	Interest only payments over life to maturity and balloon principal payment upon maturity.

(5)	Principal repayment based on a 30-year amortization schedule after July 2013.

(6)	Annual amortization payment equal to 50% of excess cash flow.

(7)	Interest only payment over life to maturity with a discounted pay off option prior to April 2014.

(8)
Various terms of payment. This represents $104.7 million, $208.9 million, $67.7 million and $1.0 million face amounts of bank loans, mezzanine loans, B-notes and whole loans, respectively. Each of the twenty one loans had a carrying value of less than $25.3 million at December 31, 2012.

(E)	The following is an aging analysis of past due residential loans held-for-investment as of December 31, 2012:

	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	REO	Total Past Due	Current	Total Outstanding Face Amount
Securitized Manufactured Housing Loan Portfolio I	$690	$275	$791	$492	$2,248	$116,498	$118,746
Securitized Manufactured Housing Loan Portfolio II	$1,158	$501	$1,512	$762	$3,933	$149,260	$153,193
Residential Loans	$—	$488	$9,250	$114	$9,852	$46,279	$56,131

Newcastle’s management monitors the credit quality of the Manufactured Housing Loan Portfolios I and II primarily by using the aging analysis, current trends in delinquencies and the actual loss incurrence rate.

(F)	Loans acquired at a discount for credit quality.

Newcastle’s investments in real estate related loans and non-securitized manufactured housing loans were classified as held-for-sale as of December 31, 2012 and December 31, 2011. Loans held-for-sale are marked to the lower of carrying value or fair value.

Newcastle’s investment in the securitized manufactured housing loan portfolios I and II were classified as held-for-investment as of December 31, 2012 and December 31, 2011. In connection with the securitizations of the manufactured housing loan portfolios, Newcastle gave representations and warranties with respect to the manufactured housing loans sold to the securitization trusts. To the extent a breach of any such representations and warranties materially and adversely affects the value or enforceability of the related loans, Newcastle will be required to repurchase such loans from the respective securitization trusts.

Newcastle’s investment in the residential loans was classified as held-for-investment as of December 31, 2012 and December 31, 2011.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

The following is a summary of real estate related loans by maturity at December 31, 2012:

	Outstanding		Number of
Year of Maturity (1)	Face Amount	Carrying Value	Loans
Delinquent (2)	$12,000	$—	1
2013	96,942	44,850	4
2014	445,380	273,288	12
2015	59,907	56,185	5
2016	236,892	235,242	5
2017	95,359	90,161	4
Thereafter	174,605	143,406	2
Total	$1,121,085	$843,132	33

(1)	Based on the final extended maturity date of each loan investment as of December 31, 2012.
(2)	Includes loans that are non-performing, in foreclosure, or under bankruptcy.

Activities relating to the carrying value of our real estate loans and residential mortgage loans are as follows:

	Held for Sale		Held for Investment

	Real Estate Related Loans	Residential Mortgage Loans	Residential Mortgage Loans
December 31, 2009	$573,862	$383,647	$—
Purchases / additional fundings	113,733	—	—
Interest accrued to principal balance	12,535	—	—
Principal paydowns	(136,078)	(34,781)	(10,916)
Sales	(51,225)	—	—
Transfer to held for investment	—	(135,942)	135,942
Transfer to other investments	(24,907)	—	—
Valuation (allowance) reversal on loans	299,620	41,227	(960)
Accretion of loan discount and other amortization	—	—	1,035
Deconsolidation of CDO VII	(5,453)	—	—
Other	518	(938)	(127)
December 31, 2010	$782,605	$253,213	$124,974
Purchases / additional fundings	384,850	—	—
Interest accrued to principal balance	19,507	—	—
Principal paydowns	(270,767)	(8,818)	(30,514)
Sales	(125,141)	—	—
Transfer to held for investment	—	(238,721)	238,721
Valuation (allowance) reversal on loans	21,629	(2,864)	(3,602)
Accretion of loan discount and other amortization	(7)	—	2,371
Other	904	(123)	(714)
December 31, 2011	$813,580	$2,687	$331,236
Purchases / additional fundings	109,491	—	—
Interest accrued to principal balance	22,835	—	—
Principal paydowns	(129,950)	(686)	(38,182)
Valuation (allowance) reversal on loans	28,213	493	(4,119)
Loss on repayment of loans held for sale	(1,614)	—	—
Accretion of loan discount and other amortization	—	—	4,002
Other	577	(23)	(476)
December 31, 2012	$843,132	$2,471	$292,461

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

The following is a rollforward of the related loss allowance:

	Held for Sale		Held for Investment
	Real Estate Related Loans	Residential Mortgage Loans	Residential Mortgage Loans (C)
Balance at December 31, 2010	$(321,591)	$(25,193)	$(21,350)
Charge-offs (A)	71,945	4,232	5,802
Reclassified as accretable discount (B)	—	—	14,439
Transfer to held-for-investment	—	21,364	(21,364)
Valuation (allowance) reversal on loans	21,629	(2,864)	(3,602)
Balance at December 31, 2011	$(228,017)	$(2,461)	$(26,075)
Charge-offs (A)	17,742	896	7,716
Valuation (allowance) reversal on loans	28,213	493	(4,119)
Balance at December 31, 2012	$(182,062)	$(1,072)	$(22,478)

(A)	The charge-offs for real estate related loans represent two and six loans which were written off, sold, restructured, or paid off at a discounted price during 2012 and 2011, respectively.
(B)
Represents the accretable discount of the residential loans upon the reclassification from held-for-sale to held-for-investment, which will be recognized prospectively as an adjustment of the loans’ yield over the expected life of the loans.

(C)	The allowance for credit losses was determined based on the guidance for loans acquired with deteriorated credit quality.

The average carrying amount of Newcastle’s real estate related loans was approximately $843.4 million, $795.3 million and $670.7 million during 2012, 2011 and 2010, respectively, on which Newcastle earned approximately $81.5 million, $65.7 million and $53.3 million of gross interest revenues, respectively.

The average carrying amount of Newcastle’s residential mortgage loans was approximately $312.5 million, $354.9 million and $388.1 million during 2012, 2011 and 2010, respectively, on which Newcastle earned approximately $31.6 million, $34.1 million and $37.8 million of gross interest revenues, respectively.

The loans are encumbered by various debt obligations as described in Note 11.

Securitization of Subprime Mortgage Loans

Newcastle acquired and securitized two portfolios of subprime residential mortgage loans (“Subprime Portfolio I” and “Subprime Portfolio II”), through subsidiaries, as summarized in the table below. Both portfolios are being serviced by an affiliate of the Manager for a servicing fee equal to 0.50% per annum on their respective unpaid principal balances.

Both portfolios were securitized through special purpose entities (“Securitization Trust 2006”) and (“Securitization Trust 2007”) which are not consolidated by Newcastle. Newcastle retained a portion of the notes issued by, and all of the equity of, both entities. Newcastle, as holder of the equity (or residual interest), has the option (a call option) to redeem the notes once the aggregate principal balance of Subprime Portfolio I or Subprime Portfolio II is equal to or less than 20% or 10%, respectively, of such balance at the date of the transfer. The transactions between Newcastle and each securitization trust qualified as sales for accounting purposes. However, the loans which are subject to a call option by Newcastle were not treated as being sold and are classified as “held for investment” subsequent to the completion of the securitizations. The loans subject to call option and the corresponding financing recognize interest income and expense based on the expected weighted average coupons of the loans subject to call option at the call date of 9.24% and 8.68% for Subprime Portfolios I and II, respectively. The call options are “out of the money,” meaning that the price Newcastle would have to pay to acquire such loans exceeds their fair value at this time, and there is no requirement to exercise such options.

In both transactions, the residual interests and the retained bonds are reported as real estate securities, available for sale. The retained loans subject to call option and corresponding financing are reported as separate line items on Newcastle’s balance sheet.

Newcastle has no obligation to repurchase any loans from either of its subprime securitizations. Therefore, it is expected that its exposure to loss is limited to the carrying amount of its retained interests in the securitization entities, as described above. A subsidiary of Newcastle gave limited representations and warranties with respect to Subprime Portfolio II and is required to pay the difference, if any, between the repurchase price of any loan in such portfolio and the price required to be paid by a third party originator for such loan. Such subsidiary, however, has no assets and does not have recourse to the general credit of Newcastle.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

	Subprime Portfolio
	I	II
Date of acquisition	March 2006	March 2007
Original number of loans (approximate)	11,300	7,300
Predominant origination date of loans	2005	2006
Original face amount of purchase	$1.5 billion	$1.3 billion

Pre-securitization loan write-down	($4.1 million)	($5.8 million)
Gain on pre-securitization hedge	$5.5 million	$5.8 million
Gain on sale	Less than $0.1 million	$0.1 million

Securitization date	April 2006	July 2007
Face amount of loans at securitization	$1.5 billion	$1.1 billion
Face amount of notes sold by trust	$1.4 billion	$1.0 billion
Stated maturity of notes	March 2036	April 2037
Face amount of notes retained by Newcastle	$37.6 million	$38.8 million
Fair value of equity retained by Newcastle	$62.4 million (A)	$46.7 million (A)
Key assumptions in measuring such fair value (A):
Weighted average life (years)	3.1	3.8
Expected credit losses	5.3%	8.0%
Weighted average constant prepayment rate	28.0%	30.1%
Discount rate	18.8%	22.5%

(A)	As of the date of transfer.

The following table presents information on the retained interests in the securitizations of Subprime Portfolios I and II at December 31, 2012:

	Subprime Portfolio
	I	II	Total
Total securitized loans (unpaid principal balance) (A)	$423,872	$564,569	$988,441
Loans subject to call option (carrying value)	$299,176	$106,638	$405,814
Retained interests (fair value) (B)	$1,344	$—	$1,344

(A)	Average loan seasoning of 89 months and 71 months for Subprime Portfolios I and II, respectively, at December 31, 2012.
(B)
The retained interests include retained bonds of the securitizations. Their fair value is estimated based on pricing models. Newcastle’s residual interests were written off in 2010. The yield of the retained note was 8.36% as of December 31, 2012.

The following table summarizes certain characteristics of the underlying subprime mortgage loans, and related financing, in the securitizations as of December 31, 2012 (unaudited, except stated otherwise):

	Subprime Portfolio
	I	II
Loan unpaid principal balance (UPB) (A)	$423,872	$564,569
Weighted average coupon rate of loans	5.59%	4.71%
Delinquencies of 60 or more days (UPB) (B)	$109,213	$200,253
Net credit losses for year ended
December 31, 2012	$27,548	$34,866
December 31, 2011	$29,460	$54,217
Cumulative net credit losses	$220,417	$256,719
Cumulative net credit losses as a % of original UPB	14.7%	23.6%
Percentage of ARM loans (C)	51.0%	64.4%
Percentage of loans with loan-to-value ratio >90%	10.4%	17.2%
Percentage of interest-only loans	20.8%	4.1%
Face amount of debt (A) (D)	$418,906	$564,569
Weighted average funding cost of debt (E)	0.57%	1.11%

(A)	Audited.
(B)	Delinquencies include loans 60 or more days past due, in foreclosure, under bankruptcy filing or real estate owned.
(C)
ARM loans are adjustable-rate mortgage loans. An option ARM is an adjustable-rate mortgage that provides the borrower with an option to choose from several payment amounts each month for a specified period of the loan term. None of the loans in the subprime portfolios are option ARMs.

(D)	Excludes face amount of $4.0 million of retained notes for Subprime Portfolio I at December 31, 2012
(E)	Includes the effect of applicable hedges.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Cash flows related to the two securitizations were as follows:

	Subprime Portfolio
	I	II
Net cash inflows from retained interests
Year Ended December 31, 2012	$—	$—

Year Ended December 31, 2011	$29	$77

Year Ended December 31, 2010	$315	$629

7.     INVESTMENTS IN EXCESS MORTGAGE SERVICING RIGHTS AND CDO SERVICING RIGHTS

The following is a summary of Newcastle’s Excess MSRs:

	December 31, 2012					Year Ended December 31, 2012
	Unpaid Principal Balance	Amortized Cost Basis (A)	Carrying Value (B)	Weighted Average Yield	Average Maturity (Years) (C)	Changes in Fair Value Recorded in Other Income (Loss) (D)
MSR Pool 1	$8,403,211	$30,237	$35,974	18.0%	4.8	$5,569
MSR Pool 1 - Recapture Agreement	—	4,430	4,936	18.0%	10.8	307
MSR Pool 2	9,397,120	32,890	33,935	17.3%	5.0	1,045
MSR Pool 2 - Recapture Agreement	—	5,206	5,387	17.3%	11.8	181
MSR Pool 3	9,069,726	27,618	30,474	17.6%	4.7	2,856
MSR Pool 3 - Recapture Agreement	—	5,036	4,960	17.6%	11.3	(76)
MSR Pool 4	5,788,133	11,130	12,149	17.9%	4.6	1,019
MSR Pool 4 - Recapture Agreement	—	2,902	2,887	17.9%	11.1	(15)
MSR Pool 5	43,902,561	107,704	109,682	17.5%	4.8	1,978
MSR Pool 5 - Recapture Agreement		8,493	4,652	17.5%	11.7	(3,841)
	$76,560,751	$235,646	$245,036	17.6%	5.4	$9,023

	December 31, 2011					Year Ended December 31, 2011
	Unpaid Principal Balance	Amortized Cost Basis (A)	Carrying Value (B)	Weighted Average Yield	Average Maturity (Years) (C)	Changes in Fair Value Recorded in Other Income (Loss) (D)
MSR Pool 1	$9,705,512	$37,469	$37,637	20.0%	4.5	$168

MSR Pool 1 - Recapture Agreement	—	6,135	6,334	20.0%	10.3	199
	$9,705,512	$43,604	$43,971	20.0%	6.0	$367

(A)	The amortized cost basis of the Recapture Agreements is determined based on the relative fair values of the Recapture Agreements and related Excess MSRs at the time they were acquired.
(B)	Carrying value represents the fair value of the pools or Recapture Agreements, as applicable.
(C)	The weighted average maturity represents the weighted average expected timing of the receipt of cash flows of each investment.
(D)	The portion of the change in fair value of the Recapture Agreement relating to loans recaptured to date is reflected in the respective pool.

In December 2011, Newcastle entered into an agreement (“MSR Agreement I”) with Nationstar Mortgage LLC (“Nationstar”), a leading residential mortgage servicer majority-owned by funds managed by Newcastle’s manager, to invest in Excess MSRs with Nationstar. Nationstar acquired the mortgage servicing rights on a pool of government sponsored enterprise (“GSE”) residential mortgage loans with an outstanding principal balance of approximately $9.9 billion (“MSR Pool 1”) on September 30, 2011. Nationstar is entitled to receive an initial weighted average total mortgage servicing amount of 35 basis points (bps) on the performing unpaid principal balance, as well as any ancillary income from MSR Pool 1. Pursuant to MSR Agreement I, Nationstar performs all servicing functions and advancing functions related to MSR Pool 1 for a basic fee (the contractual amount the service is entitled to for performing the servicing duties) of 6 bps. Therefore, the remainder, or “excess mortgage servicing amount” is initially equal to a weighted average of 29 bps.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Newcastle acquired the right to receive 65% of the excess mortgage servicing amount on MSR Pool 1 and, subject to certain limitations and pursuant to a loan replacement agreement (the “Recapture Agreement”), 65% of the Excess MSRs on certain future mortgage loans originated by Nationstar, that represent refinancings of loans in MSR Pool 1 (which loans then become part of MSR Pool 1) for $43.7 million. Nationstar has co-invested, pari passu with Newcastle, in 35% of the Excess MSRs. Nationstar, as servicer, also retains the ancillary income, the servicing obligations and liabilities as the servicer. If Nationstar is terminated as the servicer, Newcastle’s right to receive its portion of the excess mortgage servicing amount is also terminated. To the extent that Nationstar is terminated as the servicer and receives a termination payment, Newcastle is entitled to a pro rata share, or 65%, of such termination payment.

On June 5, 2012, Newcastle announced the completion of a co-investment with Nationstar related to their acquisition of mortgage servicing rights from Bank of America, National Association. Newcastle has invested approximately $44 million to acquire a 65% interest in the Excess MSRs on a portfolio of residential mortgage loans with an outstanding principal balance of approximately $10.4 billion (“MSR Pool 2”), comprised of conforming loans in GSE pools. Nationstar has co-invested pari passu with Newcastle in 35% of the Excess MSRs and will be the servicer of the loans performing all servicing and advancing functions, and retaining the ancillary income, servicing obligations and liabilities as the servicer. Under the terms of this investment, to the extent that any loans in the portfolio are refinanced by Nationstar, the resulting Excess MSRs will be shared pro rata by Newcastle and Nationstar, subject to certain limitations. As of December 31, 2012, Newcastle had a remaining purchase price payable of less than $0.1 million, which is to be funded in 2013 pursuant to the payment terms of the agreement.

On June 29, 2012, Newcastle announced the completion of a co-investment in Excess MSRs in connection with Nationstar’s acquisition of mortgage servicing rights from Aurora Bank FSB, a subsidiary of Lehman Brothers Bancorp Inc. Newcastle invested approximately $176.5 million to acquire a 65% interest in the Excess MSRs on a portfolio of residential mortgage loans with an outstanding principal balance of approximately $63.7 billion, comprised of approximately 75% non-conforming loans in private label securitizations and approximately 25% conforming loans in GSE pools. The portfolio is comprised of three pools: a pool of non-conforming loans in private label securitizations with an outstanding principal balance of approximately $47.6 billion (“MSR Pool 5”), and two GSE loan pools with outstanding principal balances of approximately $6.3 billion (“MSR Pool 4”) and $9.8 billion (“MSR Pool 3”), respectively. Nationstar has co-invested pari passu with Newcastle in 35% of the Excess MSRs and will be the servicer of the loans performing all servicing and advancing functions, and retaining the ancillary income, servicing obligations and liabilities as the servicer. Under the terms of this investment, to the extent that any loans in the portfolio are refinanced by Nationstar, the resulting Excess MSRs will be shared pro rata by Newcastle and Nationstar, subject to certain limitations.

The table below summarizes the geographic distribution of the underlying residential mortgage loans of the Excess MSRs:

Percentage of Total Outstanding Unpaid Principal Amount (A)
December 31, 2012		December 31, 2011

State Concentration	Percentage	State Concentration	Percentage
California	32.0%	California	19.4%
Florida	10.1%	Florida	11.1%
Washington	4.3%	Texas	6.7%
New York	4.3%	Arizona	4.8%
Arizona	3.9%	Virginia	3.5%
Texas	3.6%	Washington	3.2%
Colorado	3.5%	New Jersey	3.1%
Maryland	3.4%	Maryland	3.1%
New Jersey	3.1%	Illinois	3.0%
Virginia	3.0%	Nevada	2.7%
Other U.S.	28.8%	Other U.S.	39.4%
	100.0%		100.0%
Geographic concentrations of investments expose Newcastle to the risk of economic downturns within the relevant states.  Any such downturn in a state where Newcastle holds significant investments could affect the underlying borrower’s ability to make the mortgage payment and therefore could have a meaningful, negative impact on Newcastle’s Excess MSRs.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

CDO Servicing Rights

In February 2011, Newcastle, through one of its subsidiaries, purchased the management rights with respect to certain C-BASS Investment Management LLC (“C-BASS”) CDOs pursuant to a bankruptcy proceeding for $2.2 million. As a result, Newcastle became the collateral manager of certain CDOs previously managed by C-BASS and will earn, on average, a 20 basis point annual senior management fee on a portion of the total collateral, which was $1.3 billion at acquisition. Newcastle initially recorded the cost of acquiring the collateral management rights as a servicing asset and subsequently amortizes this asset in proportion to, and over the period of, estimated net servicing income. Servicing assets are assessed for impairment on a quarterly basis, with impairment recognized as a valuation allowance.  Key economic assumptions used in measuring any potential impairment of the servicing assets include the prepayment speeds of the underlying loans, default rates, loss severities and discount rates.  During the year ended December 31, 2012, Newcastle recorded $0.3 million of servicing rights amortization and no servicing rights impairment.  As of December 31, 2012, Newcastle’s servicing asset had a carrying value of $1.7 million recorded in Receivables and Other Assets.

8.     INVESTMENTS IN REAL ESTATE

In the year ended December 31, 2012, Newcastle completed three acquisitions of senior living assets as follows:

On July 18, 2012, Newcastle completed the acquisition of eight senior housing facilities (the “BPM” Portfolio) from entities owned and managed by Walter C. Bowen for an aggregate purchase price of approximately $143.3 million plus acquisition-related costs. These assets comprise more than 800 beds in senior living facilities located in California, Oregon, Utah, Arizona and Idaho.

On November 1, 2012, Newcastle completed the acquisition of three senior housing facilities (the “Utah” Portfolio) from Retirement Place, Inc. for an aggregate purchase price of approximately $22.6 million plus acquisition-related costs. These assets comprise more than 350 beds in senior living facilities located in Utah.

On December 27, 2012, Newcastle completed the acquisition of a senior housing facility (the “Courtyards” Portfolio) from Courtyards of River Park, Ltd. for an aggregate purchase price of approximately $21.5 million plus acquisition-related costs. This asset comprises more than 200 beds in a senior living facility located in Texas.

In connection with the acquisitions of the senior living assets described above, the assets acquired and the liabilities assumed were recorded at fair value. A summary of the initial recording of each of the above acquisitions is as follows:

	At Acquisition
	BPM	Utah	Courtyards	Total
Investment in real estate	$126,201	$18,466	$19,400	$164,067
Resident lease intangibles	17,099	3,512	2,100	22,711
Other intangibles	—	600	—	600
Prepaid expenses and other assets	110	122	56	288
Accounts payable, accrued expenses and other payables	(1,834)	(11)	(136)	(1,981)
	141,576	22,689	21,420	185,685
Mortgage notes payable	(88,400)	(16,000)	(16,125)	(120,525)
Net cash paid for acquisition	$53,176	$6,689	$5,295	$65,160
Acquisition related costs (A)	$3,625	$869	$395	$4,889

(A)      Acquisition related costs are included within General and Administrative Expense on the income statement.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

The following table sets forth certain information regarding the investments in real estate at December 31, 2012:

		Initial Cost					Gross Carrying Amount (B) (F)
						Costs
					Furniture,	Capitalized				Furniture,		Accumulated
Property Type				Building	Fixtures and	Subsequent to			Building	Fixtures and		Depreciation
(A)	City, State	Land	Building	Improvements	Equipment	Acquisition	Land	Building	Improvements	Equipment	Total	(B)(C)
AL/MC	Scottsdale, AZ	$2,307	$16,845	$146	$101	$30	$2,307	$16,845	$176	$101	$19,429	$(217)
AL/MC	Citrus Heights, CA	831	3,097	87	59	4	831	3,097	105	45	4,078	(51)
AL/MC	Santa Cruz, CA	2,255	20,971	225	58	38	2,255	20,971	278	41	23,545	(273)
AL/MC	Clovis, CA	1,133	16,835	159	45	7	1,133	16,835	165	45	18,178	(209)
IL/AL/MC	Boise, ID	1,465	13,229	405	58	44	1,465	13,229	468	40	15,202	(186)
MC	Corvallis, OR	1,060	4,915	135	8	15	1,060	4,915	148	10	6,133	(64)
AL/MC	Eugene, OR	935	20,431	364	91	54	935	20,431	450	58	21,874	(267)
AL/MC	Cottonwood Heights, UT	1,496	16,201	197	58	26	1,496	16,201	207	74	17,978	(206)
AL/MC	Bountiful, UT	570	9,505	53	50	39	570	9,505	57	85	10,217	(46)
AL	Taylorsville, UT	1,111	3,042	84	39	18	1,111	3,042	86	55	4,294	(18)
IL/AL/MC	Salt Lake City, UT	700	3,262	35	15	21	700	3,262	39	31	4,032	(15)
IL/AL	Fort Worth, TX	2,130	16,343	254	672	—	2,130	16,343	254	672	19,399	(6)
Subtotal Senior Living Facilities		$15,993	$144,676	$2,144	$1,254	$296	$15,993	$144,676	$2,433	$1,257	$164,359	$(1,558)

Other Operating Real Estate (E) (G)
Office Building	Beavercreek, OH	$386	$2,287	$—	$—	$394	$364	$2,170	$370	$—	$2,904	$(701)
Office Building	Beavercreek, OH	401	2,326	—	—	175	381	2,268	97	—	2,746	(476)
Office Building	Beavercreek, OH	382	2,242	—	—	458	361	2,150	359	—	2,870	(671)
Subtotal Other Operating Real Estate		$1,169	$6,855	$—	$—	$1,027	$1,106	$6,588	$826	$—	$8,520	$(1,848)

Total		$17,162	$151,531	$2,144	$1,254	$1,323	$17,099	$151,264	$3,259	$1,257	$172,879	$(3,406)

			Year	No. of Beds/
		Year	Constructed/	Net Rentable	Ending
Property Type		Acquired	Renovated	Sq. Ft.	Occupancy
(A)	City, State	(D)	(D)	(D)	(D)	Encumbrances

Senior Living Facilities:
AL/MC	Scottsdale, AZ	2012	1999/2005	107	75.7%	$12,600
AL/MC	Citrus Heights, CA	2012	1997/2011	78	93.6%	2,940
AL/MC	Santa Cruz, CA	2012	1990/NA	125	95.2%	17,220
AL/MC	Clovis, CA	2012	1998/2007	122	92.6%	11,700
IL/AL/MC	Boise, ID	2012	1997/2011	121	95.0%	12,960
MC	Corvallis, OR	2012	1999/NA	48	89.6%	3,020
AL/MC	Eugene, OR	2012	1998/NA	115	91.3%	15,480
AL/MC	Cottonwood Heights, UT	2012	2001/NA	115	89.6%	12,480
AL/MC	Bountiful, UT	2012	1978/2000	147	83.0%	10,024
AL	Taylorsville, UT	2012	1976/1994	105	88.6%	3,341
IL/AL/MC	Salt Lake City, UT	2012	1984/2007	106	72.6%	2,635
IL/AL	Fort Worth, TX	2012	1986/NA	221	90.0%	16,125
Subtotal Senior Living Facilities						$120,525

Other Operating Real Estate (E) (G)
Office Building	Beavercreek, OH	2006	1984/2006	55,024 Sq. Ft.	82.8%	$—
Office Building	Beavercreek, OH	2006	1985/2006	29,916 Sq. Ft.	100.0%	—
Office Building	Beavercreek, OH	2006	1987/2006	45,500 Sq. Ft.	100.0%	—
Subtotal Other Operating Real Estate						$—

Total						$120,525

See notes on next page.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

(A)	AL represents assisted living; MC represents memory care; IL represents independent living.

(B)	The following is a rollforward of the gross carrying amount and accumulated depreciation of real estate for the years ended December 31, 2012, 2011 and 2010.

	Year ended December 31,
	2012	2011	2010
Gross Carrying Amount
Balance at beginning of year	$—	$—	$—
Additions:
Acquisitions of real estate	164,067	—	—
Improvements	296	—	—
Transferred from operating real estate held for sale	8,520	—	—
Disposals:
Disposal of long-lived assets	(4)	—	—
Balance at end of year	$172,879	$—	$—

Accumulated Depreciation
Balance at beginning of year	$—	$—	$—
Additions:
Depreciation expense	(2,750)	—	—
Transferred from assets held for sale	(657)	—	—
Disposals:
Disposal of long-lived assets	1	—	—
Balance at end of year	$(3,406)	$—	$—

(C)	Depreciation is calculated on a straight line basis using the following estimated useful lives:

Estimated
Useful Lives
Land	N/A
Buildings	40 years
Building Improvements	3-10 years
Furniture, Fixtures and Equipment	3-5 years

(D)	Unaudited.
(E)
During the year ended December 31, 2012, Newcastle reclassified the above properties as held for use based on the decision not to proceed with the planned disposition. The decision to withdraw the Beavercreek, Ohio properties from held for sale was made as management believes that the best value can now be obtained through a hold strategy. As a result, the operating results relating to the properties in Beavercreek, Ohio has been reclassified as part of income from continuing operations for the year ended December 31, 2012 and the accompanying comparative income statements for the years ended December 31, 2011 and December 31, 2010.

The following table summarizes the financial information for the Beavercreek properties reclassified as held for use:

	Year Ended December 31,
	2012	2011	2010
Rental income	$2,049	$1,899	$1,708

Property operating expense	$1,404	$1,110	$1,283
Depreciation and amortization	1,191	12	79
Other operating expense	11	27	11
Total expense	$2,606	$1,149	$1,373

Impairment	—	433	—
Net income (loss)	$(557)	$317	$335

(F)	The aggregate United States federal income tax basis for Newcastle’s operating real estate at December 31, 2012 was approximately $190.1 million.
(G)	The other operating real estate was pledged as collateral in one of Newcastle’s non-recourse financing structures at December 31, 2012.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

The following is a reconciliation of operating real estate held for sale:

	Year Ended December 31,
	2012	2011	2010
Operating real estate held for sale
Balance at beginning of year	$7,741	$8,776	$9,966
Impairment	—	(433)	(260)
Leasing commission capitalized	122	—	—
Amortization of leasing commissions	—	(13)	(90)
Proceeds from sale of real estate held for sale	—	(650)	(840)
Gain on sale	—	61	—
Transferred to investments in real estate (held for use)	(7,863)	—	—
Balance at end of year	$—	$7,741	$8,776

The following is a schedule of the future minimum rental payments to be received under non-cancelable operating leases for the office buildings in Beavercreek, Ohio:

2013	$1,414
2014	1,328
2015	882
2016	819
2017	819
Thereafter	—
Total	$5,262

The operating leases relating to Newcastle’s senior living real estate are generally cancelable with a 30-day notice.

The following table summarizes the financial information for the discontinued operations relating to properties sold:

	Year Ended December 31,
	2012	2011	2010

Rental income	$—	$136	$427
Expenses	66	208	537
Impairment	—	—	260
Net gain on sale	—	61	—
Other income	(2)	—	27
Net income (loss)	$(68)	$(11)	$(343)

No income tax related to discontinued operations was recorded for the years ended December 31, 2012, 2011 or 2010.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

9.  INTANGIBLES

The following table summarizes Newcastle’s intangibles related to its senior living real estate:

	December 31, 2012			December 31, 2011

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
In-place resident lease intangibles	$22,711	$(4,205)	$18,506	$—	$—	$—
Non-compete intangibles	600	(20)	580	—	—	—
Total intangibles	$23,311	$(4,225)	$19,086	$—	$—	$—

The unamortized balance of in-place lease and other intangible assets at December 31, 2012 will be charged to depreciation and amortization expense through 2017 as follows:

2013	$11,475
2014	7,271
2015	120
2016	120
2017	100
Thereafter	—
$19,086

10.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value may be based upon broker quotations, counterparty quotations or pricing services quotations, which provide valuation estimates based upon reasonable market order indications or a good faith estimate thereof and are subject to significant variability based on market conditions, such as interest rates, credit spreads and market liquidity. A significant portion of Newcastle’s loans, securities and debt obligations are currently not traded in active markets and therefore have little or no price transparency. As a result, Newcastle has estimated the fair value of these illiquid instruments based on internal pricing models rather than quotations. The determination of estimated cash flows used in pricing models is inherently subjective and imprecise. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant change to estimated fair values. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and credit spread environments as of December 31, 2012 and do not take into consideration the effects of subsequent changes in market or other factors.

Newcastle has various processes and controls in place to ensure that fair value is reasonably estimated. With respect to the broker and pricing service quotations, to ensure these quotes represent a reasonable estimate of fair value, Newcastle’s quarterly procedures include a comparison to the outputs generated from its internal pricing models and transactions Newcastle has completed with respect to these or similar securities, as well as on its knowledge and experience of these markets. With respect to fair value estimates generated based on Newcastle’s internal pricing models, Newcastle’s management validates the inputs and outputs of the internal pricing models by comparing them to available independent third party market parameters and models for reasonableness. Newcastle believes its valuation methods and the assumptions used are appropriate and consistent with other market participants.

For Excess MSRs acquired prior to the current quarter, Newcastle obtains a fairness opinion related to the valuation of our Excess MSRs on the existing mortgage pools from an independent valuation firm at the current quarter end date. For Excess MSRs acquired during the current quarter, Newcastle obtained a fairness opinion related to the valuation of our Excess MSRs on the existing mortgage pools at the time of acquisition. To date, Newcastle has not made any significant valuation adjustments as a result of these third party opinions.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Fair Value Summary Table

The carrying values and estimated fair values of Newcastle’s assets and liabilities at December 31, 2012 and 2011 were as follows:

	December 31, 2012							December 31, 2011
	Principal				Weighted	Weighted
	Balance or				Average	Average
	Notional	Carrying	Estimated		Yield/Funding	Maturity		Carrying	Estimated
	Amount	Value	Fair Value	Fair Value Method (A)	Cost	(Years)		Value	Fair Value
Assets
Financial instruments:
Real estate securities, available-for-sale*	$2,078,101	$1,691,575	$1,691,575	Broker quotations, counterparty quotations, pricing services, pricing models	4.69%	4.0		$1,731,744	$1,731,744
Real estate related loans, held-for-sale, net	1,121,085	843,132	853,102	Broker quotations, counterparty quotations, pricing services, pricing models	12.15%	2.6		813,580	819,249
Residential mortgage loans, held-for-investment, net	328,070	292,461	297,030	Pricing models	8.19%	6.1		331,236	330,277
Residential mortgage loans, held-for-sale, net	3,645	2,471	2,471	Pricing models	17.00%	4.7		2,687	2,687
Subprime mortgage loans subject to call option (B)	406,217	405,814	405,814	(B)	9.09%	(B	)	404,723	404,723
Restricted cash*	2,064	2,064	2,064					105,040	105,040
Cash and cash equivalents*	231,898	231,898	231,898					157,347	157,347
Derivative assets, treated as hedges (C)(E)*	—	—	—	Counterparty quotations	N/A	(C	)	1,092	1,092
Non-hedge derivative assets (D)(E)*	23,400	165	165	Counterparty quotations	N/A	(D	)	862	862
Investments in real estate and intangibles, net		188,559	194,878	Broker quotations, recent purchase price				—	—
Operating real estate, held-for-sale		—	—					7,741	7,741
Other investments		24,907	13,165	Pricing models				24,907	24,907
Receivables and other assets		17,197	17,197					26,854	26,854
Assets of discontinued operations	76,560,751	245,069	245,069	Pricing models	17.59%	5.4		43,986	43,986
		$3,945,312	$3,954,428					$3,651,799	$3,656,509

Liabilities
Financial instruments:
CDO bonds payable	$1,090,915	$1,091,354	$781,856	Pricing models	2.08%	2.5		$2,403,605	$1,500,307
Other bonds and notes payable	187,963	183,390	190,302	Broker quotations, pricing models	5.07%	4.0		200,377	203,136
Repurchase agreements	929,435	929,435	929,435	Market comparables	0.81%	0.1		239,740	239,740
Mortgage notes payable	120,525	120,525	120,525	Pricing models	3.79%	5.8		—	—
Financing of subprime mortgage loans subject to call option (B)	406,217	405,814	405,814	(B)	9.09%	(B	)	404,723	404,723
Junior subordinated notes payable	51,004	51,243	31,545	Pricing models	7.40%	22.3		51,248	30,145
Interest rate swaps, treated as hedges (C)(E)*	154,450	12,175	12,175	Counterparty quotations	N/A	(C	)	90,025	90,025
Non-hedge derivatives (D)(E)*	294,203	19,401	19,401	Counterparty quotations	N/A	(D	)	29,295	29,295
Due to affiliates		3,620	3,620					1,659	1,659
Dividends payable, accrued expenses and other liabilities		54,815	54,815					34,808	34,808
Liabilities of discontinued operations		480	480					4,230	4,230
		$2,872,252	$2,549,968					$3,459,710	$2,538,068

*Measured at fair value on a recurring basis.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

(A)
Methods are listed in order of priority. In the case of real estate securities and real estate related loans, broker quotations are obtained if available and practicable, otherwise counterparty quotations or pricing service valuations are obtained or, finally, internal pricing models are used. Internal pricing models are only used for (i) securities and loans that are not traded in an active market, and, therefore, have little or no price transparency, and for which significant unobservable inputs must be used in estimating fair value, or (ii) loans or debt obligations which are private and untraded.

(B)
These two items results from an option, not an obligation, to repurchase loans from Newcastle’s subprime mortgage loan securitizations (Note 6), are noneconomic until such option is exercised, and are equal and offsetting.

(C)	Represents derivative agreements as follows:

Year of Maturity	Weighted Average Month of Maturity	Aggregate Notional Amount	Weighted Average Fixed Pay Rate / Cap Rate	Aggregate Fair Value Asset / (Liability)

Interest rate swap agreements which receive 1-Month LIBOR:
2016	Apr	$154,450	5.04%	$(12,175)

(D)
This represents two interest rate swap agreements with a total notional balance of $294.2 million, maturing in March 2014 and March 2015, respectively, and an interest rate cap agreement with a notional balance of $23.4 million, maturing in August 2019. Newcastle entered into these agreements to reduce its exposure to interest rate changes on the floating rate financings of CDO IV, CDO VI and the senior living assets. These derivative agreements were not designated as hedges for accounting purposes as of December 31, 2012.

(E)
Newcastle’s derivatives fall into two categories. As of December 31, 2012, all derivatives were held within Newcastle’s nonrecourse CDO structures. An aggregate notional balance of $448.7 million, which were liabilities at period end, is only subject to the credit risks of the respective CDO structures. As they are senior to all the debt obligations of the respective CDOs and the fair value of each of the CDOs’ total investments exceeded the fair value of each of the CDOs’ derivative liabilities, no credit valuation adjustments were recorded. A notional balance of $23.4 million was an asset at period end and therefore are subject to the counterparty’s credit risk. No adjustments have been made to the fair value quotations received related to credit risk as a result of the counterparty’s “AA” credit rating. Newcastle’s significant derivative counterparties include Bank of America, Credit Suisse, and Wells Fargo.

(F)
Assets held within CDOs and other non-recourse structures are not available to satisfy obligations outside of such financings, except to the extent Newcastle receives net cash flow distributions from such structures. Furthermore, creditors or beneficial interest holders of these structures have no recourse to the general credit of Newcastle. Therefore, Newcastle’s exposure to the economic losses from such structures is limited to its invested equity in them and economically their book value cannot be less than zero. As a result, the fair value of Newcastle’s net investments in these non-recourse financing structures is equal to the present value of their expected future net cash flows.

(G)	Newcastle notes that the unrealized gain on the liabilities within such structures cannot be fully realized.
(H)	The notional amount represents the total unpaid principal balance of the mortgage loans on which Newcastle is entitled to receive 65% of the Excess MSRs on performing loans.

Valuation Hierarchy

The methodologies used for valuing such instruments have been categorized into three broad levels, which form a hierarchy.

Level 1 - Quoted prices in active markets for identical instruments.
Level 2 - Valuations based principally on other observable market parameters, including
●	Quoted prices in active markets for similar instruments,
●	Quoted prices in less active or inactive markets for identical or similar instruments,
●	Other observable inputs (such as interest rates, yield curves, volatilities, prepayment speeds, loss severities, credit risks and default rates), and
●	Market corroborated inputs (derived principally from or corroborated by observable market data).
Level 3 - Valuations based significantly on unobservable inputs.
●
Level 3A - Valuations based on third party indications (broker quotes, counterparty quotes or pricing services) which were, in turn, based significantly on unobservable inputs or were otherwise not supportable as Level 2 valuations.

●	Level 3B - Valuations based on internal models with significant unobservable inputs.

Newcastle follows this hierarchy for its financial instruments measured at fair value on a recurring basis. The classifications are based on the lowest level of input that is significant to the fair value measurement.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Fair value measurements categorized within Level 3 are sensitive to changes in the assumptions or methodology used to determine fair value and such changes could result in a significant increase or decrease in the fair value. For Newcastle’s investments in real estate securities, real estate related loans and residential mortgage loans categorized within Level 3 of the fair value hierarchy, the significant unobservable inputs include the discount rates, assumptions relating to prepayments, default rates and loss severities. Significant increases (decreases) in any of the discount rates, default rates or loss severities in isolation would result in a significantly lower (higher) fair value measurement. The impact of changes in prepayment speeds would have differing impacts on fair value, depending on the seniority of the investment. Generally, a change in the default assumption is generally accompanied by directionally similar changes in the assumptions used for the loss severity and the prepayment speed. For Newcastle’s investments in Excess MSRs, significant unobservable inputs include the discount rate, assumptions relating to prepayments, delinquency rates, recapture rates and excess mortgage servicing amount. Significant increases (decreases) in the discount rates, prepayments or delinquency rates in isolation would result in a significantly lower (higher) fair value measurement, whereas significant increases (decreases) in the recapture rates or excess mortgage servicing amount in isolation would result in a significantly higher (lower) fair value measurement. Generally, a change in the delinquency rate assumption is accompanied by directionally similar changes in the assumptions used for the prepayment speed.

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis at December 31, 2012:

			Fair Value
	Principal Balance or Notional Amount	Carrying Value	Level 2	Level 3A	Level 3B	Total
Assets:
Real estate securities, available for sale:
CMBS	$474,992	$376,391	$—	$330,026	$46,365	$376,391
REIT debt	62,700	66,174	66,174	—	—	66,174
ABS - subprime	558,215	355,975	—	330,021	25,954	355,975
ABS - other real estate	10,098	1,475	—	798	677	1,475
FNMA / FHLMC	768,619	820,535	820,535	—	—	820,535
CDO	203,477	71,025	—	65,027	5,998	71,025
Real estate securities total	$2,078,101	1,691,575	886,709	725,872	78,994	1,691,575

Investments in Excess MSRs (1)	$76,560,751	$245,036	$—	$—	$245,036	$245,036

Derivative assets:
Interest rate caps, not treated as hedges	$23,400	$165	$165	$—	$—	$165
Derivative assets total	$23,400	$165	$165	$—	$—	$165

Liabilities:
Derivative Liabilities:
Interest rate swaps, treated as hedges	$154,450	$12,175	$12,175	$—	$—	$12,175
Interest rate swaps, not treated as hedges	294,203	19,401	19,401	—	—	19,401
Derivative liabilities total	$448,653	$31,576	$31,576	$—	$—	$31,576

(1)	The notional amount represents the total unpaid principal balance of the mortgage loans. Generally, Newcastle does not receive an excess mortgage servicing amount on nonperforming loans.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Newcastle’s investments in instruments (excluding the Excess MSRs, see below) measured at fair value on a recurring basis using Level 3 inputs changed as follows:

	Level 3A Assets
	CMBS		ABS		Equity/Other
	Conduit	Other	Subprime	Other	Securities	Total
Balance at December 31, 2010	$840,227	$331,904	$83,582	$36,193	$—	$1,291,906
Transfers (A)
Transfers from Level 3B	41,158	25,000	19,950	718	2,641	89,467
Transfers into Level 3B	(88,464)	(24,826)	(15,031)	(7,548)	(2,475)	(138,344)
CDO V Deconsolidation	(59,970)	(55,838)	(5,107)	—	—	(120,915)
Total gains (losses) (B)
Included in net income (loss) (C)	42,597	579	(23)	(113)	—	43,040
Included in other comprehensive income (loss)	(106,500)	38,583	(9,158)	(716)	(11,461)	(89,252)
Amortization included in interest income	23,878	5,883	5,210	338	3,376	38,685
Purchases, sales and settlements
Purchases	313,857	27,262	29,359	7,548	69,308	447,334
Proceeds from sales	(139,387)	(54,885)	(6,573)	—	—	(200,845)
Proceeds from repayments	(51,113)	(161,227)	(36,068)	(5,232)	(9,342)	(262,982)
Balance at December 31, 2011	$816,283	$132,435	$66,141	$31,188	$52,047	$1,098,094

	Level 3B Assets
	CMBS		ABS		Equity/Other
	Conduit	Other	Subprime	Other	Securities	Total

Balance at December 31, 2010	$107,457	$21,146	$94,424	$8,985	$4,282	$236,294
Transfers (A)
Transfers from Level 3A	88,464	24,826	15,031	7,548	2,475	138,344
Transfers into Level 3A	(41,158)	(25,000)	(19,950)	(718)	(2,641)	(89,467)
CDO V Deconsolidation	(32,289)	(1,908)	(14,568)	(3,833)	—	(52,598)
Total gains (losses) (B)
Included in net income (loss) (C)	7,972	722	(1,332)	(287)	2,273	9,348
Included in other comprehensive income (loss)	32,374	1,743	3,766	(3,200)	(3,346)	31,337
Amortization included in interest income	17,055	163	8,796	911	617	27,542
Purchases, sales and settlements
Purchases	13,634	25,000	25	—	10,192	48,851
Proceeds from sales	(27,400)	(721)	(8,624)	(348)	(3,884)	(40,977)
Proceeds from repayments	(25,487)	(6,493)	(15,087)	(2,139)	(6,029)	(55,235)
Balance at December 31, 2011	$140,622	$39,478	$62,481	$6,919	$3,939	$253,439

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

	Level 3A Assets
	CMBS		ABS		Equity/Other
	Conduit	Other	Subprime	Other	Securities	Total
Balance at December 31, 2011	$816,283	$132,435	$66,141	$31,188	$52,047	$1,098,094
Transfers (A)
Transfers from Level 3B	6,056	21,823	28,048	—	—	55,927
Transfers into Level 3B	(28,467)	(14,105)	(11,057)	(5)	—	(53,634)
CDO X Deconsolidation	(634,036)	(40,172)	(70,607)	(25,883)	—	(770,698)
Total gains (losses) (B)
Included in net income (loss) (C)	1,190	—	(8)	—	—	1,182
Included in other comprehensive income (loss)	32,373	11,490	26,159	(629)	12,823	82,216
Amortization included in interest income	24,845	1,410	10,805	(11)	5,211	42,260
Purchases, sales and settlements
Purchases	71,968	—	315,475	—	—	387,443
Proceeds from sales	(24,551)	—	—	—	—	(24,551)
Proceeds from repayments	(40,086)	(8,430)	(34,935)	(3,862)	(5,054)	(92,367)
Balance at December 31, 2012	$225,575	$104,451	$330,021	$798	$65,027	$725,872

	Level 3B Assets
	CMBS		ABS		Equity/Other
	Conduit	Other	Subprime	Other	Securities	Total
Balance at December 31, 2011	$140,622	$39,478	$62,481	$6,919	$3,939	$253,439
Transfers (A)
Transfers from Level 3A	28,467	14,105	11,057	5	—	53,634
Transfers into Level 3A	(6,056)	(21,823)	(28,048)	—	—	(55,927)
CDO X Deconsolidation	(133,624)	—	(16,097)	(291)	—	(150,012)
Total gains (losses) (B)
Included in net income (loss) (C)	(6,137)	(396)	836	(4,092)	—	(9,789)
Included in other comprehensive income (loss)	(9,836)	1,025	2,414	2,368	2,302	(1,727)
Amortization included in interest income	8,693	367	6,886	299	446	16,691
Purchases, sales and settlements
Purchases	44,119	—	—	—	—	44,119
Proceeds from sales	(18,708)	—	(3,295)	(3,743)	—	(25,746)
Proceeds from repayments	(18,346)	(15,585)	(10,280)	(788)	(689)	(45,688)
Balance at December 31, 2012	$29,194	$17,171	$25,954	$677	$5,998	$78,994

(A)	Transfers are assumed to occur at the beginning of the quarter. CDO V was deconsolidated on June 17, 2011 and CDO X was deconsolidated on September 12, 2012.
(B)	None of the gains (losses) recorded in earnings during the periods is attributable to the change in unrealized gains (losses) relating to Level 3 assets still held at the reporting dates.
(C)	These gains (losses) are recorded in the following line items in the consolidated statements of income:

	Year Ended December 31,
	2012		2011
	Level 3A	Level 3B	Level 3A	Level 3B
Gain (loss) on settlement of investments, net	$1,196	$9,000	$44,560	$22,895
Other income (loss), net	—	—	—	—
OTTI	(14)	(18,789)	(1,520)	(13,547)
Total	$1,182	$(9,789)	$43,040	$9,348
Gain (loss) on sale of investments, net, from investments transferred into Level 3 during the period	$—	$—	$—	$—

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Securities Valuation

As of December 31, 2012, Newcastle’s securities valuation methodology and results are further detailed as follows:

			Fair Value
	Outstanding	Amortized			Internal
	Face	Cost	Multiple	Single	Pricing
Asset Type	Amount (A)	Basis (B)	Quotes (C)	Quote (D)	Models (E)	Total

CMBS	$474,992	$336,966	$255,784	$74,242	$46,365	$376,391
REIT debt	62,700	62,069	34,809	31,365	—	66,174
ABS - subprime	558,215	321,801	290,731	39,290	25,954	355,975
ABS - other real estate	10,098	1,547	—	798	677	1,475
FNMA / FHLMC	768,619	818,866	395,131	425,404	—	820,535
CDO	203,477	67,538	—	65,027	5,998	71,025
Total	$2,078,101	$1,608,787	$976,455	$636,126	$78,994	$1,691,575

(A)	Net of incurred losses.
(B)	Net of discounts (or gross premiums) and after OTTI, including impairment taken during the period ended December 31, 2012.
(C)
Management generally obtained pricing service quotations or broker quotations from two sources, one of which was generally the seller (the party that sold us the security). Management selected one of the quotes received as being most representative of fair value and did not use an average of the quotes. Even if Newcastle receives two or more quotes on a particular security that come from non-selling brokers or pricing services, it does not use an average because management believes using an actual quote more closely represents a transactable price for the security than an average level. Furthermore, in some cases there is a wide disparity between the quotes Newcastle receives. Management believes using an average of the quotes in these cases would generally not represent the fair value of the asset. Based on Newcastle’s own fair value analysis using internal models, management selects one of the quotes which is believed to more accurately reflect fair value. Newcastle never adjusts quotes received. These quotations are generally received via email and contain disclaimers which state that they are “indicative” and not “actionable” – meaning that the party giving the quotation is not bound to actually purchase the security at the quoted price.

(D)	Management was unable to obtain quotations from more than one source on these securities. The one source was generally the seller (the party that sold us the security) or a pricing service.
(E)	Securities whose fair value was estimated based on internal pricing models are further detailed as follows:

				Unrealized
	Amortized		Impairment	Gains (Losses)	Weighted Average Significant Input
	Cost	Fair	Recorded in	in Accumulated	Discount	Prepayment	Cumulative	Loss
Asset Type	Basis (B)	Value	Current Year	OCI	Rate	Speed (F)	Default Rate	Severity

CMBS - conduit	$23,648	$29,193	$4,418	$5,545	10%	N/A	21%	39%
CMBS - Large loan / single borrower	18,326	17,172	—	(1,154)	6%	N/A	18%	40%
ABS - subprime	13,741	25,954	719	12,213	8%	2%	60%	75%
ABS - other real estate	455	677	64	222	8%	0%	44%	100%
CDO	3,979	5,998	—	2,019	18%	4%	69%	93%
Total	$60,149	$78,994	$5,201	$18,845

All of the significant inputs listed have some degree of market observability, based on Newcastle’s knowledge of the market, relationships with market participants, and use of common market data sources. Collateral prepayment, default and loss severity projections are in the form of “curves” or “vectors” that vary for each monthly collateral cash flow projection. Methods used to develop these projections vary by asset class (e.g., CMBS projections are developed differently than Home Equity ABS projections) but conform to industry conventions.  Newcastle uses assumptions that generate its best estimate of future cash flows of each respective security.

The prepayment vector specifies the percentage of the collateral balance that is expected to voluntarily pay off at each point in the future. The prepayment vector is based on projections from a widely published investment bank model, which considers factors such as collateral FICO score, loan-to-value ratio, debt-to-income ratio, and vintage on a loan level basis. This vector is scaled up or down to match recent collateral-specific prepayment experience, as obtained from remittance reports and market data services.

Loss severities are based on recent collateral-specific experience with additional consideration given to collateral characteristics. Collateral age is taken into consideration because severities tend to initially increase with collateral age before eventually stabilizing. Newcastle typically uses projected severities that are higher than the historic experience for collateral that is relatively new to account for this effect. Collateral characteristics such as loan size, lien position, and location (state) also effect loss severity. Newcastle considers whether a collateral pool has experienced a significant change in its composition with respect to these factors when assigning severity projections.

Default vectors are determined from the current “pipeline” of loans that are more than 90 days delinquent, in foreclosure, or are real estate owned (REO). These significantly delinquent loans determine the first 24 months of the default vector. Beyond month 24, the default vector transitions to a steady-state value that is generally equal to or greater than that given by the widely published investment bank model.

The discount rates Newcastle uses are derived from a range of observable pricing on securities backed by similar collateral and offered in a live market. As the markets in which Newcastle transacts have become less liquid, Newcastle has had to rely on fewer data points in this analysis.

(F)	Projected annualized average prepayment rate.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Loan Valuation

Loans which Newcastle does not have the ability or intent to hold into the foreseeable future are classified as held-for-sale. As a result, these held-for-sale loans are carried at the lower of amortized cost or fair value and are therefore recorded at fair value on a non-recurring basis. These loans were written down to fair value at the time of the impairment, based on broker quotations, pricing service quotations or internal pricing models. All the loans were within Level 3 of the fair value hierarchy. For real estate related loans, the most significant inputs used in the valuations are the amount and timing of expected future cash flows, market yields and the estimated collateral value of such loan investments.  For residential mortgage loans, significant inputs include management’s expectations of prepayment speeds, default rates, loss severities and discount rates that market participants would use in determining the fair values of similar pools of residential mortgage loans.

The following tables summarize certain information for real estate related loans and residential mortgage loans held-for-sale as of December 31, 2012:

				Valuation	Significant Input
	Outstanding			Allowance/	Range		Weighted Average
	Face	Carrying	Fair	(Reversal) In	Discount	Loss	Discount	Loss
Loan Type	Amount	Value	Value	Current Year	Rate	Severity	Rate	Severity
Mezzanine	$527,793	$442,529	$451,812	$4,049	6.5% - 25.0%	0.0% - 100.0%	10.1%	10.6%
Bank Loan	391,904	208,863	208,863	(19,123)	6.3% - 36.3%	0.0% - 100.0%	18.9%	37.6%
B-Note	171,258	161,610	162,285	(13,139)	8.0% - 15.0%	0.0%	10.4%	0.0%
Whole Loan	30,130	30,130	30,142	—	5.1% - 7.1%	0.0% - 15.0%	5.2%	14.5%
Total Real Estate Related Loans Held for Sale, Net	$1,121,085	$843,132	$853,102	$(28,213)

				Valuation
	Outstanding			Allowance/	Significant Input (Weighted Average)
	Face	Carrying	Fair	(Reversal) In	Discount	Prepayment	Cumulative	Loss
Loan Type	Amount	Value	Value	Current Year	Rate	Speed	Default Rate	Severity
Non-securitized Manufactured Housing Loans I	$573	$163	$163	$3	38.8%	0.0%	52.9%	75.0%
Non-securitized Manufactured Housing Loans II	3,072	2,308	2,308	(496)	15.5%	5.0%	3.5%	80.0%
Total Residential Mortgage Loans Held for Sale, Net	$3,645	$2,471	$2,471	$(493)

Loans which Newcastle has the intent and ability to hold into the foreseeable future are classified as held-for-investment. Loans held-for-investment are carried at the aggregate unpaid principal balance adjusted for any unamortized premium or discount, deferred fees or expenses, an allowance for loan losses, charge-offs and write-downs for impaired loans.

The following table summarizes certain information for residential mortgage loans held-for-investment as of December 31, 2012:

					Significant Input (Weighted Average)
Loan Type	Outstanding Face Amount	Carrying Value	Fair Value	Valuation Allowance/ (Reversal) In Current Year	Discount Rate	Prepayment Speed	Constant Default Rate	Loss Severity
Securitized Manufactured Housing Loans I	$118,746	$100,124	$99,964	$(49)	9.5%	4.0%	4.0%	75.0%
Securitized Manufactured Housing Loans II	153,193	150,123	148,441	3,926	7.5%	5.0%	3.5%	80.0%
Residential Loans	56,131	42,214	48,625	242	7.4%	4.7%	2.8%	46.6%
Total Residential Mortgage Loans, Held-for-Investment, Net	$328,070	$292,461	$297,030	$4,119

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Excess MSRs Valuation

Fair value estimates of Newcastle’s Excess MSRs investments were based on internal pricing models.  The valuation technique is based on discounted cash flows. Significant inputs used in the valuations included expectations of prepayment speeds, delinquency rates, recapture rates, the excess mortgage servicing amount of the underlying mortgage loans, and discount rates that market participants would use in determining the fair values of servicing assets on similar pools of residential mortgage loans.  In addition, in valuing the Excess MSRs investments, management considered the likelihood of Nationstar being removed as servicer, which likelihood is considered to be remote.

The following table summarizes certain information regarding the inputs used in valuing the Excess MSRs investments as of December 31, 2012:

	Significant Input Ranges
	Prepayment Speed (A)	Delinquency (B)		Recapture Rate (C)	Excess Mortgage Servicing Amount (D)	Discount Rate
MSR Pool 1	17.1%	10.0%		35.0%	29 bps	18.0%
MSR Pool 1 - Recapture Agreement	8.0%	10.0%		35.0%	21 bps	18.0%
MSR Pool 2	16.7%	11.0%		35.0%	23 bps	17.3%
MSR Pool 2 - Recapture Agreement	8.0%	10.0%		35.0%	21 bps	17.3%
MSR Pool 3	16.9%	12.1%		35.0%	23 bps	17.6%
MSR Pool 3 - Recapture Agreement	8.0%	10.0%		35.0%	21 bps	17.6%
MSR Pool 4	18.6%	15.9%		35.0%	17 bps	17.9%
MSR Pool 4 - Recapture Agreement	8.0%	10.0%		35.0%	21 bps	17.9%
MSR Pool 5	15.0%	N/A	(E)	20.0%	13 bps	17.5%
MSR Pool 5 - Recapture Agreement	8.0%	N/A	(E)	20.0%	21 bps	17.5%

(A)           Projected annualized weighted average voluntary and involuntary prepayment rate using a prepayment vector.
(B)           Projected percentage of mortgage loans in the pool that are expected to miss their mortgage payments.
(C)           Percentage of voluntarily prepaid loans that are expected to be refinanced by Nationstar.
(D)           Weighted average total mortgage servicing amount in excess of the basic fee.
(E)           The Excess MSR will be paid on the total UPB of the mortgage portfolio (including both performing and delinquent loans until REO)

All of the assumptions listed have some degree of market observability, based on Newcastle’s knowledge of the market, relationships with market participants, and use of common market data sources.

Prepayment speed projections are in the form of a “vector” that varies over the expected life of the pool. The prepayment vector specifies the percentage of the collateral balance that is expected to prepay voluntarily (i.e., pay off) and involuntarily (i.e., default) at each point in the future. The prepayment vector is based on assumptions that reflect factors such as the borrower’s FICO score, loan-to-value ratio, debt-to-income ratio, vintage on a loan level basis, as well as the projected effect on loans eligible for the Home Affordable Refinance Program 2.0 (“HARP 2.0”). Management considers collateral-specific prepayment experience when determining this vector.  For the Recapture Agreements and recaptured loans, Newcastle also considers industry research on the prepayment experience of similar loan pools (i.e., loan pools composed of refinanced loans).  This data is obtained from remittance reports, market data services and other market sources.

Delinquency rates are based on the recent pool-specific experience of loans that missed their most recent mortgage payments.  For the Recapture Agreements and recaptured loans, delinquency rates are based on the experience of similar loan pools recently originated by Nationstar and recent delinquency experience.  Additional consideration is given to loans that are expected to become 30 or more days delinquent.

Recapture rates are based on actual average recapture rates experienced by Nationstar on similar mortgage loan pools.  Generally, Newcastle looks to one year worth of actual recapture rates, which management believes provides a reasonable sample for projecting future recapture rates while taking into account current market conditions.

For existing mortgage pools, excess mortgage servicing amount projections are based on the actual total mortgage servicing amount in excess of a basic fee.  For loans expected to be refinanced by Nationstar and subject to a Recapture Agreement, Newcastle considers the excess mortgage servicing amount on loans recently originated by Nationstar and other general market considerations.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

The discount rates Newcastle uses are derived from market data on pricing of mortgage servicing rights backed by similar collateral.

Newcastle uses different prepayment and delinquency assumptions in valuing the Excess MSRs relating to the original loan pools, the Recapture Agreements and the Excess MSRs relating to recaptured loans.  The prepayment speed and delinquency rate assumptions differ because of differences in the collateral characteristics, eligibility for the Home Affordable Refinance Program 2.0 (“HARP 2.0”)  and expected borrower behavior for original loans and loans which have been refinanced.  Newcastle uses the same assumptions for recapture and discount rates when valuing Excess MSRs and Recapture Agreement.  These assumptions are based on historical recapture experience and market pricing.

Newcastle’s MSRs investments measured at fair value on a recurring basis using Level 3B inputs changed as follows:

	Level 3B (A)
	MSR Pool 1	MSR Pool 2	MSR Pool 3	MSR Pool 4	MSR Pool 5	Total
Balance at December 30, 2010
Transfers (B)
Transfers from Level 3A	—	—	—	—	—	—
Transfers into Level 3A	—	—	—	—	—	—
Gains (losses) included in net income (C)	—	—	—	—	—	—
Interest income	367	—	—	—	—	367
Purchases, sales and repayments
Purchases	43,742	—	—	—	—	43,742
Purchase adjustments	1,260	—	—	—	—	1,260
Proceeds from sales	—	—	—	—	—	—
Proceeds from repayments	(1,398)	—	—	—	—	(1,398)
Balance at December 30, 2011	$43,971	$—	$—	$—	$—	$43,971
Transfers (B)
Transfers from Level 3A	—	—	—	—	—	—
Transfers into Level 3A	—	—	—	—	—	—
Gains (losses) included in net income (C)	5,877	1,226	2,780	1,004	(1,864)	9,023
Interest income	7,955	3,450	3,409	1,381	11,293	27,488
Purchases, sales and repayments
Purchases	—	43,872	36,218	15,439	124,813	220,342
Purchase adjustments	(178)	(1,522)	—	—	—	(1,700)
Proceeds from sales	—	—	—	—	—	—
Proceeds from repayments	(16,715)	(7,704)	(6,973)	(2,788)	(19,908)	(54,088)
Balance at December 31, 2012	$40,910	$39,322	$35,434	$15,036	$114,334	$245,036

(A)	Includes the recapture agreement for each respective pool.
(B)	Transfers are assumed to occur at the beginning of the quarter.
(C)
The gains (losses) recorded in earnings during the period are attributable to the change in unrealized gains (losses) relating to Level 3 assets still held at the reporting dates. These gains (losses) are recorded in “Change in fair value of investments in excess mortgage servicing rights” in the consolidated statement of income.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Derivatives

Newcastle’s derivative instruments are valued using counterparty quotations. These quotations are generally based on valuation models with model inputs that can generally be verified and which do not involve significant judgment. The significant observable inputs used in determining the fair value of our Level 2 derivative contracts are contractual cash flows and market based interest rate curves.

Newcastle’s derivatives are recorded on its balance sheet as follows:

		Fair Value
		December 31,
	Balance sheet location	2012	2011
Derivative Assets
Interest rate caps, designated as hedges	Derivative Assets	$—	$1,092
Interest rate caps, not designated as hedges	Derivative Assets	165	862
		$165	$1,954
Derivative Liabilities
Interest rate swaps, designated as hedges	Derivative Liabilities	$12,175	$90,025
Interest rate swaps, not designated as hedges	Derivative Liabilities	19,401	29,295
		$31,576	$119,320

The following table summarizes information related to derivatives:

	December 31,
	2012	2011
Cash flow hedges
Notional amount of interest rate swap agreements	$154,450	$848,434
Notional amount of interest rate cap agreements	—	104,205
Amount of (loss) recognized in OCI on effective portion	(12,050)	(69,908)

Deferred hedge gain (loss) related to anticipated financings, which have subsequently occurred, net of amortization	237	299
Deferred hedge gain (loss) related to dedesignation, net of amortization	(210)	(893)
Expected reclassification of deferred hedges from AOCI into earnings over the next 12 months	4	1,688

Expected reclassification of current hedges from AOCI into earnings over the next 12 months	(6,259)	(35,348)

Non-hedge Derivatives
Notional amount of interest rate swap agreements	294,203	316,600
Notional amount of interest rate cap agreements	23,400	36,428

The following table summarizes gains (losses) recorded in relation to derivatives:

	Income Statement	Year Ended December 31,
	Location	2012	2011	2010
Cash flow hedges
Gain (loss) on the ineffective portion	Other Income (Loss)	$483	$(917)	$580
Gain (loss) immediately recognized at dedesignation	Gain (Loss) on Sale of Investments, Other Income (Loss)	(7,036)	(13,939)	(39,184)
Amount of gain (loss) reclassified from AOCI into income, related to effective portion	Interest Expense	(30,631)	(63,350)	(83,869)
Deferred hedge gain reclassified from AOCI into income, related to anticipated financings	Interest Expense	61	58	475
Deferred hedge gain (loss) reclassified from AOCI into income, related to effective portion of dedesignated hedges	Interest Expense	1,189	2,259	(5,471)

Non-hedge derivatives gain (loss)	Other Income (Loss)	9,101	3,284	(1,240)

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Liabilities for Which Fair Value is Only Disclosed

The following table summarizes the level of the fair value hierarchy, valuation techniques and inputs used for estimating each class of liabilities not measured at fair value in the statement of financial position but for which fair value is disclosed:

Type of Liabilities Not Measured At Fair Value for Which Fair Value Is Disclosed	Fair Value Hierarchy	Valuation Techniques and Significant Inputs
CDO bonds payable	Level 3
Valuation technique is based on discounted cash flow.

Significant inputs include:
•      Underlying security and loan prepayment, default and cumulative loss expectations
•      Amount and timing of expected future cash flows
•      Market yields and credit spreads implied by comparisons to transactions of similar  tranches of CDO debt by the varying levels of subordination

Other bonds and notes payable	Level 3
Valuation technique is based on discounted cash flow.

Significant inputs include:
•      Amount and timing of expected future cash flows
•      Interest rates
•      Broker quotations
•      Market yields and credit spreads implied by comparisons to transactions of similar  tranches of securitized debt by the varying levels of subordination

Repurchase agreements	Level 2	Valuation technique is based on market comparables. Significant variables include: • Amount and timing of expected future cash flows • Interest rates • Collateral funding spreads
Mortgage notes payable	Level 3	Valuation technique is based on discounted cash flows. Significant inputs include: • Amount and timing of expected future cash flows • Interest rates • Collateral funding spreads
Junior subordinated notes payable	Level 3	Valuation technique is based on discounted cash flow. Significant inputs include: • Amount and timing of expected future cash flows • Interest rates • Market yields and the credit spread of Newcastle

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

11.	DEBT OBLIGATIONS

The following table presents certain information regarding Newcastle’s debt obligations and related hedges:

	December 31, 2012															December 31, 2011
										Collateral
	Month Issued	Outstanding Face Amount	Carrying Value	Final Stated Maturity	Unhedged Weighted Average Funding Cost (A)		Weighted Average Funding Cost (B)	Weighted Average Maturity (Years)	Face Amount of Floating Rate Debt	Outstanding Face Amount (C)	Amortized Cost Basis (C)	Carrying Value (C)	Weighted Average Maturity (Years)	Floating Rate Face Amount (C)	Aggregate Notional Amount of Current Hedges (D)	Outstanding Face Amount	Carrying Value
Debt Obligation/Collateral

CDO Bonds Payable
CDO IV (E)	Mar 2004	$79,898	$79,811	Mar 2039	1.83%		5.02%	1.3	$69,098	$168,111	$155,646	$151,250	1.9	$43,202	$69,098	$106,645	$106,454
CDO VI (E)	Apr 2005	91,578	91,578	Apr 2040	0.87%		5.35%	4.8	88,495	180,039	92,932	119,184	3.1	49,393	88,495	91,141	91,141
CDO VIII	Nov 2006	518,501	517,541	Nov 2052	0.78%		2.22%	2.4	510,901	707,189	523,202	551,058	2.9	385,978	154,450	577,133	575,736
CDO IX	May 2007	400,938	402,424	May 2052	0.59%		0.59%	2.3	400,938	637,873	517,982	527,903	3.2	326,849	—	480,125	482,329
CDO X (F)	Jul 2007	—	—	Jul 2052	N/A		—	—	—	—	—	—	—	—	—	1,150,000	1,147,945
		1,090,915	1,091,354				2.08%	2.5	1,069,432	1,693,212	1,289,762	1,349,395	2.9	805,422	312,043	2,405,044	2,403,605
Other Bonds and Notes Payable
MH Loans Portfolio I (G)	Apr 2010	70,056	66,199	Jul 2035	6.25%		6.25%	4.2	—	118,746	100,124	100,124	6.8	909	—	70,109	69,256
MH Loans Portfolio II (G)	May 2011	117,907	117,191	Dec 2033	4.40%		4.40%	3.9	—	153,193	150,123	150,123	5.6	25,727	—	126,856	125,630
Residential Mortgage Loans	Aug 2006	—	—	N/A	N/A		—	—	—	—	—	—	—	—	—	5,491	5,491
		187,963	183,390				5.07%	4.0	—	271,939	250,247	250,247	6.1	26,636	—	202,456	200,377
Repurchase Agreements
CDO Securities (I)	Dec 2012	5,658	5,658	Mar 2013	LIBOR+2.25%		2.46%	0.2	5,658	—	—	—	—	—	—	8,728	8,728
Non-agency RMBS (J)	Various	150,922	150,922	Jan 2013	LIBOR+2.00%		2.21%	0.1	150,922	344,177	215,212	228,493	6.9	344,177	—	—	—
FNMA/FHLMC securities (K)	Various	772,855	772,855	Various	0.53%		0.53%	0.1	772,855	768,619	818,866	820,536	3.5	768,619	N/A	231,012	231,012
		929,435	929,435				0.81%	0.1	929,435	1,112,796	1,034,078	1,049,029	4.6	1,112,796	—	239,740	239,740
Mortgage Notes Payable
BPM Senior Living Facilities	Jul 2012	88,400	88,400	Aug 2019	3.44%		3.44%	6.2	23,400	N/A	138,131	138,131	N/A	—	23,400	—	—
Utah Senior Living Facilities	Nov 2012	16,000	16,000	Oct 2017	LIBOR+3.75%	(H)	4.75%	4.8	16,000	N/A	22,262	22,262	N/A	—	—	—	—
Courtyards Senior living facilities	Dec 2012	16,125	16,125	Oct 2017	LIBOR+3.75%	(H)	4.75%	4.8	16,125	N/A	21,494	21,494	N/A	—	—	—	—
		120,525	120,525				3.79%	5.8	55,525	N/A	181,887	181,887	N/A	—	23,400	—	—
Corporate
Junior subordinated notes payable	Mar 2006	51,004	51,243	Apr 2035	7.574% (M)		7.40%	22.3	—	—	—	—	—	—	—	51,004	51,248
		51,004	51,243				7.40%	22.3	—	—	—	—	—	—	—	51,004	51,248
Subtotal debt obligations		2,379,842	2,375,947				2.02%	2.3	$2,054,392	$3,077,947	$2,755,974	$2,830,558	3.8	$1,944,854	$335,443	$2,898,244	$2,894,970
Financing on subprime mortgage loans subject to call option	(L)	406,217	405,814													406,217	404,723
Total debt obligations		$2,786,059	$2,781,761													$3,304,461	$3,299,693

(A)	Weighted average, including floating and fixed rate classes and including the amortization of deferred financing costs.
(B)	Including the effect of applicable hedges.
(C)	Excluding (i) restricted cash held in CDOs to be used for principal and interest payments of CDO debt, and (ii) operating cash in senior living entities.
(D)
Including a $23.4 million notional amount of interest rate cap agreement in for the mortgage notes payable, and $69.1 million and $88.5 million of interest rate swap agreements in CDOs IV and VI, respectively, which were economic hedges not designated as hedges for accounting purposes.

(E)
These CDOs were not in compliance with their applicable over collateralization tests as of December 31, 2012. Newcastle is not receiving cash flows from these CDOs (other than senior management fees and cash flows on senior classes of bonds that were repurchased), since net interest is being used to pay debt, and expects these CDOs to remain out of compliance for the foreseeable future.

(F)	Deconsolidated on September 12, 2012.
(G)	Excluding $20.5 million face amount of other bonds payable relating to MH loans Portfolio I sold to certain Newcastle CDOs, which were eliminated in consolidation.
(H)	These financings have a LIBOR floor of 1%.
(I)
The counterparty of this repurchase agreement is Bank of America. It is secured by $21.0 million face amount of notes issued by Newcastle CDO VI, which is eliminated in consolidation. The maximum recourse to Newcastle is $1.4 million. This repurchase agreement was subsequently paid off in January 2013.

(J)	The counterparty on these repurchase agreements is Credit Suisse.
(K)
The counterparties on these repurchase agreements are Bank of America, Barclays, Citi and Goldman Sachs. Interest rates on these repurchase agreements are fixed, but will be reset on a short-term basis.

(L)	Issued in April 2006 and July 2007. See Note 6 regarding the securitizations of Subprime Portfolios I and II.
(M)	LIBOR + 2.25% after April 2016.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Certain of the debt obligations included above are obligations of consolidated subsidiaries of Newcastle which own the related collateral.  In some cases, including the CDO and Other Bonds Payable, such collateral is not available to other creditors of Newcastle.

CDO Bonds Payable

Each CDO financing is subject to tests that measure the amount of over collateralization and excess interest in the transaction.  Failure to satisfy these tests would cause the principal and/or interest cashflow that would otherwise be distributed to more junior classes of securities (including those held by Newcastle) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. As a result, our cash flow and liquidity are negatively impacted upon such a failure. As of December 31, 2012, CDOs IV and VI were not in compliance with their applicable over collateralization tests.

During 2010, Newcastle repurchased $483.7 million of CDO bonds for $215.8 million and recorded a gain of $265.7 million. During 2011, Newcastle repurchased $167.5 million face amount of CDO bonds for $102.0 million and recorded a gain of $65.0 million. During 2012, Newcastle repurchased $34.1 million face amount of CDO bonds for $10.9 million and recorded a gain of $23.2 million.

In December 2010, Newcastle, together with one or more of its wholly owned subsidiaries, completed a series of transactions whereby it repurchased approximately $257 million current principal balance of Newcastle CDO VI Class I-MM notes at a price of 67.5% of par. The purchased notes represent all of the outstanding Class I-MM notes of Newcastle CDO VI (the “notes”). Newcastle purchased the notes using a combination of restricted cash, unrestricted cash and proceeds from a new repurchase facility, entered into in connection with the purchase of a portion of the notes. In accordance with GAAP, Newcastle recorded an $82 million gain on the extinguishment of debt and $24 million of mark-to-market loss on the related interest rate swap agreement. As of December 31, 2012, the repurchase agreement had an outstanding balance of $5.7 million, which was secured by $21.0 million current principal balance of the notes. Although the repurchase facility contains mark to market provisions that require margin to be posted in the event that the value of the notes decreases, the recourse to Newcastle is limited to twenty-five percent of the then-outstanding balance of the repurchase facility, which was approximately $1.4 million as of December 31, 2012. The repurchase facility matures in March 2013 and bears interest at a rate of LIBOR + 2.25%. In January 2013, Newcastle paid off the outstanding repurchase agreement.

In April 2011, Newcastle entered into an agreement to sell its retained interests in Newcastle CDO VII.   Pursuant to the agreement, the buyer of the retained interests liquidated CDO VII in June 2011 and paid Newcastle total consideration of approximately $3.9 million.  As a result, Newcastle recorded a gain of approximately $3.4 million in the second quarter of 2011, representing the excess of the sales proceeds over the carrying value of Newcastle’s retained interests.

In June 2011, Newcastle deconsolidated a non-recourse financing structure, CDO V. Newcastle determined that it does not currently have the power to direct the relevant activities of CDO V as an event of default had occurred and Newcastle may be removed as the collateral manager by a single party. So long as the event of default continues, Newcastle will not be permitted to purchase or sell any collateral in CDO V. If Newcastle is removed as the collateral manager of CDO V, it would no longer receive the senior management fees from such CDO. As of February 27, 2013, Newcastle has not been removed as collateral manager. Newcastle does not expect the failure of these additional tests to have a material negative impact on its cash flows, business, results of operations or financial condition.

On September 12, 2012, Newcastle deconsolidated a non-recourse financing structure, CDO X.  Newcastle completed the sale of 100% of its interests in CDO X to the sole owner of the senior notes and another third party, in connection with the liquidation and termination of CDO X. Newcastle received $130 million for $89.75 million face amount of subordinated notes and all of its equity in CDO X. As a result, Newcastle recorded a gain on sale and deconsolidated CDO X. The sale and resulting deconsolidation has reduced Newcastle’s gross assets by $1.1 billion, reduced liabilities by $1.2 billion, decreased other comprehensive income by $25.5 million and resulted in a gain of $224.3 million in the quarter ended September 30, 2012. A condition to the sale of its interests was the right to purchase certain collateral held by CDO X. Newcastle purchased eight securities with a face amount of $101 million for 49.4% of par, or approximately $50 million. As of December 31, 2012, Newcastle had no continuing involvement with CDO X as it had been liquidated.

As of December 31, 2012, CDOs IV and VI were not in compliance with their applicable over collateralization tests and, consequently, Newcastle was not receiving cash flows from these CDOs currently (other than senior management fees and interest distributions from senior classes of bonds Newcastle owns).  Based upon Newcastle’s current calculations, Newcastle expects these two portfolios to remain out of compliance for the foreseeable future.  Moreover, given current

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

market conditions, it is possible that all of Newcastle’s CDOs could be out of compliance with their over collateralization tests as of one or more measurement dates within the next twelve months.

Other Bonds Payable

On April 15, 2010, Newcastle completed a securitization transaction to refinance its Manufactured Housing Loans Portfolio I (the “Portfolio”). Newcastle sold approximately $164.1 million outstanding principal balance of manufactured housing loans to Newcastle MH I LLC (the “2010 Issuer”).  The 2010 Issuer issued approximately $134.5 million aggregate principal amount of asset-backed notes, of which $97.6 million was sold to third parties and $36.9 million was sold to certain CDOs managed and consolidated by Newcastle. At the closing of the securitization transaction, Newcastle used the gross proceeds received from the issuance of the Notes to repay the previously existing financing on this portfolio in full, terminate the related interest rate swap contracts, pay the related transaction costs and increase its unrestricted cash by approximately $14 million. Under the applicable accounting guidance, the securitization transaction is accounted for as a secured borrowing. As a result, no gain or loss is recorded for the transaction. Newcastle continues to recognize the portfolio of manufactured housing loans as pledged assets, which have been classified as loans held for investment at securitization, and records the notes issued to third parties as a secured borrowing.  The associated assets, liabilities, revenues and expenses are presented in the non-recourse financing structure sections of the consolidated financial statements.

On May 4, 2011, Newcastle completed a securitization transaction to refinance its Manufactured Housing Loans Portfolio II. Newcastle sold approximately $197.0 million outstanding principal balance of manufactured housing loans to Newcastle Investment Trust 2011-MH 1 (the “2011 Issuer”), an indirect wholly-owned subsidiary of Newcastle. The 2011 Issuer issued approximately $159.8 million aggregate principal amount of investment grade notes, of which $142.8 million was sold to third parties and $17.0 million was sold to one of the CDOs managed and consolidated by Newcastle.  In addition, Newcastle retained the below investment grade notes and residual interest.  As a result, Newcastle invested approximately $20.0 million of its unrestricted cash in the new securitization structure. The notes issued to third parties have an average expected maturity of 3.8 years and bear interest at an average rate of 3.23% per annum.  At the closing of the securitization transaction, Newcastle used the gross proceeds received from the issuance of the notes to repay the previously existing debt in full, terminate the related interest rate swap contracts and pay the related transaction costs. Under the applicable accounting guidance, the securitization transaction is accounted for as a secured borrowing. As a result, no gain or loss is recorded for the transaction. Newcastle continues to recognize the portfolio of manufactured housing loans as pledged assets, which have been classified as residential mortgage loans held-for-investment at securitization, and records the notes issued to third parties as a secured borrowing. The associated assets, liabilities, revenues and expenses are presented in the non-recourse financing structure sections of the consolidated financial statements.

Mortgage Notes Payable

In the year ended December 31, 2012, Newcastle completed three acquisitions of senior living assets and funded each of the acquisitions with an equity investment and a third-party financing as follows:

On July 18, 2012, Newcastle completed the acquisition of eight senior housing facilities for an aggregate purchase price of approximately $143.3 million plus acquisition-related expenses.  The purchase price was funded with an equity investment of approximately $54.9 million and a third-party financing of approximately $88.4 million.  The financing is secured by the properties, non-recourse to the general credit of Newcastle, matures in August 2019 and currently has a weighted average interest rate of 3.44%. The financing is an interest- only loan through August 2013, requires principal repayments according to a 30-year amortization schedule thereafter and allows for additional future borrowings, subject to the terms and conditions of the agreement.

On November 1, 2012, Newcastle completed the acquisition of three senior housing facilities for an aggregate purchase price of approximately $22.6 million plus acquisition-related costs. The purchase price was funded with an equity investment of approximately $6.6 million and a third-party financing of approximately $16.0 million.  The financing is secured by the properties, non-recourse to the general credit of Newcastle, matures in October 2017 and currently has an interest rate of 4.75%.  The financing is an interest-only loan through October 2014 and requires principal repayments according to a 30-year amortization schedule thereafter.

On December 27, 2012, Newcastle completed the acquisition of a senior housing facility for an aggregate purchase price of approximately $21.5 million plus acquisition-related costs. The purchase price was funded with an equity investment of approximately $5.4 million and a third-party financing of approximately $16.1 million.  The financing is secured by the property, non-recourse to the general credit of Newcastle, matures in October 2017 and currently has an interest rate of

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

4.75%. The financing is an interest-only loan through October 2014 and requires principal repayments according to a 30-year amortization schedule thereafter.

Junior Subordinated Notes Payable

In March 2006, Newcastle completed the placement of $100 million of trust preferred securities through its wholly owned subsidiary, Newcastle Trust I (the “Preferred Trust”). Newcastle owned all of the common stock of the Preferred Trust. The Preferred Trust used the proceeds to purchase $100.1 million of Newcastle’s junior subordinated notes. These notes represented all of the Preferred Trust’s assets. The terms of the junior subordinated notes were substantially the same as the terms of the trust preferred securities.

On April 30, 2009, Newcastle entered into an exchange agreement with several collateralized debt obligations managed by a third party pursuant to which Newcastle agreed to exchange newly issued junior subordinated notes due in 2035 with an initial aggregate principal amount of $101.7 million (the "Notes") for $100 million in aggregate liquidation amount of trust preferred securities that were previously issued by a subsidiary of Newcastle (the “TRUPs”) and were owned by the third party.  The Notes accrued interest at a rate of 1.0% per year, beginning on February 1, 2009, and the rate reverted to 7.574% on February 1, 2010 in connection with the preferred stock exchange (Note 12).  In conjunction with the exchange, the TRUPs were cancelled. Under the provisions of ASC 470-60, “Troubled Debt Restructurings by Debtors”, this exchange was considered a troubled debt restructuring which required Newcastle to account for the effect of the interest modification prospectively and to record the expenses related to the modification immediately through earnings.

On January 29, 2010, Newcastle entered into an Exchange Agreement (the “Exchange Agreement”) with Taberna Capital Management, LLC and certain of its affiliates (collectively, “Taberna”), pursuant to which Newcastle and Taberna agreed to exchange (the “Exchange”) approximately $52.1 million aggregate principal amount of  junior subordinated notes due 2035 for approximately $37.6 million face amount of previously issued CDO securities and approximately $9.7 million of cash held by Newcastle.  In other words, $52.1 million face amount of Newcastle’s debt, in the form of junior subordinated notes payable, was repurchased and extinguished for GAAP purposes in exchange for (i) the payment of $9.7 million of cash and (ii) the reissuance of $37.6 million face amount of CDO bonds payable (which had previously been repurchased by Newcastle). In connection with the Exchange, Newcastle paid or reimbursed $0.6 million of expenses incurred by Taberna, various indenture trustees and their respective advisors in accordance with the terms of the Exchange Agreement. Newcastle accounted for this exchange as a troubled debt restructuring involving the partial repayment of debt. As a result, Newcastle recorded no gain or loss. The following table presents certain information regarding the exchange, as of the date of the exchange:

			Consideration
	Repurchased junior subordinated notes		Cash	Reissued CDO bonds		Total
Outstanding face amount	$52,094		$9,715	$37,625		$47,340
Weighted average coupon	7.574%	(A)	N/A	LIBOR + 0.66%	(B)
Maturity	April 2035			June 2052
Collateral	General credit of Newcastle			Assets within the respective CDOs

(A)	LIBOR + 2.25% after April 2016.
(B)	Weighted average effective interest rate of approximately LIBOR+0.35% after the Exchange.

The fair value of the consideration paid approximated the fair value of the repurchased junior subordinated notes of $16.7 million.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Maturity Table

Newcastle’s debt obligations (gross of $4.3 million of discounts at December 31, 2012) have contractual maturities as follows:

	Nonrecourse	Recourse	Total
2013	$4,786	$925,192	$929,978
2014	1,713	—	1,713
2015	2,274	—	2,274
2016	2,305	—	2,305
2017	32,763	—	32,763
Thereafter	1,817,026	—	1,817,026
Total	$1,860,867	$925,192	$2,786,059

Debt Covenants

Newcastle’s non-CDO financings and mortgage notes payable contain various customary loan covenants. Newcastle was in compliance with all of the covenants in its non-CDO financings and mortgage notes payable as of February 28, 2013.

12.	EQUITY AND EARNINGS PER SHARE

Earnings per Share

Newcastle is required to present both basic and diluted earnings per share (“EPS”).  Basic EPS is calculated by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period.  Diluted EPS is calculated by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding plus the additional dilutive effect of common stock equivalents during each period. Newcastle’s common stock equivalents are its stock options. During 2012 and 2011, based on the treasury stock method, Newcastle had 1,620,043 and 6,324 dilutive common stock equivalents, respectively, resulting from its outstanding options. During 2010, Newcastle had no dilutive common stock equivalents (common stock equivalents are not dilutive in periods of net loss or when all of the exercise prices exceed the current market price). Net income (loss) applicable to common stockholders is equal to net income (loss) less preferred dividends, plus the excess of the carrying amount of exchanged preferred stock over the fair value of consideration paid (see “Preferred Stock” below).

In June 2012, Newcastle filed a shelf registration statement with the SEC covering common stock, preferred stock, depositary shares, debt securities and warrants.

Common Stock Offerings

In March 2011, Newcastle issued 17,250,000 shares of its common stock in a public offering at a price to the public of $6.00 per share for net proceeds of approximately $98.4 million. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 1,725,000 shares of Newcastle’s common stock at the public offering price, which were valued at approximately $7.0 million as of the grant date.

In September 2011, Newcastle issued 25,875,000 shares of its common stock in a public offering at a price to the public of $4.55 per share for net proceeds of approximately $112.3 million. Certain principals of Fortress and officers of Newcastle participated in this offering and purchased an aggregate of 1,314,780 shares at the offering price. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 2,587,500 shares of Newcastle’s common stock at the public offering price, which were valued at approximately $5.6 million as of the grant date.

In April 2012, Newcastle issued 18,975,000 shares of its common stock in a public offering at a price to the public of $6.22 per share for net proceeds of approximately $115.2 million. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 1,897,500 shares of Newcastle’s common stock at the public offering price, which had a fair value of approximately $5.6 million as of the grant date.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

In May 2012, Newcastle issued 23,000,000 shares of its common stock in a public offering at a price to the public of $6.71 per share for net proceeds of approximately $152.0 million. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 2,300,000 shares of Newcastle’s common stock at the public offering price, which had a fair value of approximately $7.6 million as of the grant date.

In July 2012, Newcastle issued 25,300,000 shares of its common stock in a public offering at a price to the underwriters of $6.63 per share for net proceeds of approximately $167.4 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 450,000 shares at a price of $6.70 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 2,530,000 shares of Newcastle’s common stock at a price of $6.70, which had a fair value of approximately $8.3 million as of the grant date.

In January 2013, Newcastle issued 57,500,000 shares of its common stock in a public offering at a price to the public of $9.35 per share for net proceeds of approximately $526.2 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 213,900 shares at a price of $9.35 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 5,750,000 shares of Newcastle’s common stock at a price of $9.35, which had a fair value of approximately $18.0 million as of the grant date.

In February 2013, Newcastle issued 23,000,000 shares of its common stock in a public offering at a price to the underwriters of $10.34 per share for net proceeds of approximately $237.4 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 191,000 shares at a price of $10.48 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 2,300,000 shares of Newcastle’s common stock at a price of $10.48, which had a fair value of approximately $8.4 million as of the grant date.

Option Plan

In May 2012, Newcastle (adopted by the board of directors with the approval of the shareholders) adopted the 2012 Newcastle Nonqualified Stock option and Incentive Plan, or the “2012 Plan.”  The 2012 Plan is the successor to the Newcastle Option Plan for officers, directors, consultants and advisors, including the Manager and its employees, and is intended to facilitate the continued use of long-term equity-based awards and incentives for the benefit of the service providers to Newcastle and its Manager.  All outstanding options granted under the Stock Incentive Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such options and the terms of the Newcastle Option Plan. The maximum number of shares available for issuance in the aggregate over the ten-year term of the 2012 Plan is equal to 20,000,000 shares. Newcastle’s Board may also determine to issue options to the Manager that are not subject to the Newcastle Option Plan, provided that the number of shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the shares sold in such offering and would be subject to New York Stock Exchange rules.
In June 2002, Newcastle (with the approval of the board of directors) adopted a nonqualified stock option and incentive award plan (the "Newcastle Option Plan’’) for officers, directors, consultants and advisors, including the Manager and its employees.

Upon joining the board, the non-employee directors were, in accordance with the Newcastle Option Plan, automatically granted options to acquire an aggregate of 20,000 shares of common stock.  The fair value of such options was not material at the date of grant.

Through December 31, 2012, for the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, the Manager has been granted options representing the right to acquire 14,563,727 shares of common stock, with strike prices subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events (including capital dividends and capital distributions made by Newcastle). These options represented an amount equal to 10% of the shares of common stock of Newcastle sold in its public offerings and the value of such options was recorded as an increase in stockholders’ equity with an offsetting reduction of capital proceeds received.  The options granted to the Manager, which may be assigned by Fortress to its employees, were fully vested on the date of grant and one thirtieth of the options become exercisable on the first day of each of the following thirty calendar months, or earlier upon the occurrence of certain events, such as a change in control of Newcastle or the termination of the Management Agreement.  The options expire ten years from the date of issuance.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Newcastle’s outstanding options were summarized as follows:

	December 31, 2012			December 31, 2011
	Issued Prior to 2011	Issued in 2011 and 2012	Total	Issued Prior to 2011	Issued in 2011	Total
Held by the Manager	1,751,172	7,934,166	9,685,338	1,686,447	4,312,500	5,998,947
Issued to the Manager and subsequently transferred to certain of Manager’s employees	701,937	3,010,000	3,711,937	798,162	—	798,162
Issued to the independent directors	10,000	2,000	12,000	14,000	2,000	16,000
Total	2,463,109	10,946,166	13,409,275	2,498,609	4,314,500	6,813,109

The following table summarizes Newcastle’s outstanding options at December 31, 2012. Note that the last sales price on the New York Stock Exchange for Newcastle’s common stock in the year ended December 31, 2012 was $8.68 per share.

Recipient	Date of Grant/Exercise	Number of Options	Options Exercisable at December 31, 2012	Weighted Average Exercise Price (A)	Fair Value At Grant Date (Millions) (B)		Intrinsic Value at December 31, 2012 (millions)
Directors	Various	20,000	12,000	$17.07	Not Material		—
Manager (C)	2002 - 2007	3,523,727	2,453,109	$26.87	$6.4		—
Manager (C)	Mar-11	1,725,000	1,207,500	$6.00	$7.0	(F)	$4.5
Manager (C)	Sep-11	2,587,500	1,293,750	$4.55	$5.6	(G)	$10.5
Manager (C)	Apr-12	1,897,500	506,000	$6.22	$5.6	(H)	$4.7
Manager (C)	May-12	2,300,000	536,667	$6.71	$7.6	(I)	$4.5
Manager (C)	Jul-12	2,530,000	421,667	$6.70	$8.3	(J)	$5.0
Exercised (D)	Prior to 2008	(1,043,118)	N/A	$15.70	N/A		N/A
Exercised (E)	Oct-12	(95,834)	N/A	$5.28	N/A		N/A
Expired unexercised	2002	(35,500)	N/A	N/A	N/A		N/A
Outstanding		13,409,275	6,430,693

(A)
The strike prices are subject to adjustment in connection with return of capital dividends. A portion of Newcastle’s 2008 dividends was deemed return of capital dividends. The effect on the strike prices was not significant. As of December 31, 2012, the weighted average strike price of the outstanding options issued prior to 2011 was $26.84.

(B)
The fair value of the options was estimated using an option valuation model.  Since the Newcastle Option Plan has characteristics significantly different from those of traded options, and since the assumptions used in such model, particularly the volatility assumption, are subject to significant judgment and variability, the actual value of the options could vary materially from management’s estimate.  The volatility assumption for these options was estimated based primarily on the historical volatility of Newcastle’s common stock and management’s expectations regarding future volatility.  The expected life assumption for options issued prior to 2011 was estimated based on the simplified term method. This simplified method was used because Newcastle did not have sufficient historical data to conclude on the appropriate expected life of its options and because historical data to date was consistent with the simplified term method. The expected life assumption for options issued in 2011 and 2012 was estimated based primarily on the historical expected life of applicable previously issued options.

(C)	The Manager assigned certain of its options to Fortress’s employees as follows:

Date of Grant	Range of Strike Prices	Total Unexercised Inception to Date
2003	$20.35-$22.85	164,197
2004	$25.75-$31.40	226,125
2005	$29.60	89,925
2006	$29.42	48,875
2007	$27.75-$31.30	172,815
2011	$4.55-$6.00	1,460,000
2012	$6.22-$6.71	1,550,000
	Total	3,711,937

(D)
670,620 of the total options exercised were by the Manager. 368,498 of the total options exercised were by employees of Fortress subsequent to their assignment. 4,000 of the total options exercised were by directors.

(E)	Exercised by employees of Fortress subsequent to their assignment. The options exercised had an intrinsic value of $0.2 million.
(F)	The assumptions used in valuing the options were: a 1.7% risk-free rate, 107.8% volatility and a 3.3 year expected term.
(G)	The assumptions used in valuing the options were: a 1.13% risk-free rate, 13.2% dividend yield, 151.1% volatility and a 4.6 year expected term.
(H)	The assumptions used in valuing the options were: a 1.3% risk-free rate, 12.9% dividend yield, 149.4% volatility and a 4.7 year expected term.
(I)	The assumptions used in valuing the options were: a 1.05% risk-free rate, 11.9% dividend yield, 148.4% volatility and a 4.8 year expected term.
(J)	The assumptions used in valuing the options were: a 0.75% risk-free rate, 11.9% dividend yield, 147.5% volatility and a 4.8 year expected term.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2012, 2011 and 2010 (dollars in tables in thousands, except per share data)

Preferred Stock

In March 2003, Newcastle issued 2.5 million shares ($62.5 million face amount) of its 9.75% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred”).  In October 2005, Newcastle issued 1.6 million shares ($40.0 million face amount) of its 8.05% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred”).  In March 2007, Newcastle issued 2.0 million shares ($50.0 million face amount) of its 8.375% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred”). The Series B Preferred, Series C Preferred and Series D Preferred are non-voting, have a $25 per share liquidation preference, no maturity date and no mandatory redemption.  Newcastle has the option to redeem the Series B Preferred, the Series C Preferred and the Series D Preferred, at their liquidation preference. If the Series C Preferred or Series D Preferred cease to be listed on the NYSE or the AMEX, or quoted on the NASDAQ, and Newcastle is not subject to the reporting requirements of the Exchange Act, Newcastle has the option to redeem the Series C Preferred or Series D Preferred, as applicable, at their liquidation preference and, during such time any shares of Series C Preferred or Series D Preferred are outstanding, the dividend will increase to 9.05% or 9.375% per annum, respectively.

In connection with the issuance of the Series B Preferred, Series C Preferred and Series D Preferred, Newcastle incurred approximately $2.4 million, $1.5 million, and $1.8 million of costs, respectively, which were netted against the proceeds of such offerings.  If any series of preferred stock were redeemed, the related costs would be recorded as an adjustment to income available for common stockholders at that time.

In March 2010, Newcastle settled its offer to exchange (the “Exchange Offer”) shares of its common stock and cash for shares of its preferred stock. In the aggregate, Newcastle issued 9,091,668 shares of its common stock (approximately 17.2% of Newcastle’s outstanding shares of common stock prior to the issuance of shares in the Exchange Offer). A total of 2,881,694 shares of common stock were issued in exchange for 1,152,679 shares of Series B Preferred Stock, a total of 2,759,989 shares of common stock were issued in exchange for 1,104,000 shares of Series C Preferred Stock, and a total of 3,449,985 shares of common stock were issued in exchange for 1,380,000 shares of Series D Preferred Stock. The shares of Preferred Stock acquired by Newcastle in the Exchange Offer were retired upon receipt. After settlement of the Exchange Offer, 1,347,321 shares of Series B Preferred Stock, 496,000 shares of Series C Preferred Stock and 620,000 shares of Series D Preferred Stock remain outstanding for trading on the New York Stock Exchange.

The $43.0 million excess of the $87.5 million carrying value of the exchanged preferred stock over the $44.5 million fair value of consideration paid (which included $28.5 million of common stock and $16.0 million of cash) was recorded as an increase to Net Income (Loss) Applicable to Common Stockholders.

As of January 31, 2013, Newcastle had paid all current and accrued dividends on its preferred stock.

13.  TRANSACTIONS WITH AFFILIATES AND AFFILIATED ENTITIES

Manager

Newcastle is party to a Management Agreement with its Manager which provides for automatically renewing one-year terms subject to certain termination rights. The Manager’s performance is reviewed annually and the Management Agreement may be terminated by Newcastle by payment of a termination fee, as defined in the Management Agreement, equal to the amount of management fees earned by the Manager during the twelve consecutive calendar months immediately preceding the termination, upon the affirmative vote of at least two-thirds of the independent directors, or by a majority vote of the holders of common stock. Pursuant to the Management Agreement, the Manager, under the supervision of Newcastle’s board of directors, formulates investment strategies, arranges for the acquisition of assets, arranges for financing, monitors the performance of Newcastle’s assets and provides certain advisory, administrative and managerial services in connection with the operations of Newcastle. For performing these services, Newcastle pays the Manager an annual management fee equal to 1.5% of the gross equity of Newcastle, as defined, including adjustments for return of capital dividends.

The Management Agreement provides that Newcastle will reimburse the Manager for various expenses incurred by the Manager or its officers, employees and agents on Newcastle’s behalf, including costs of legal, accounting, tax, auditing, administrative and other similar services rendered for Newcastle by providers retained by the Manager or, if provided by the Manager’s employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

To provide an incentive for the Manager to enhance the value of the common stock, the Manager is entitled to receive an incentive return (the "Incentive Compensation’’) on a cumulative, but not compounding, basis in an amount equal to the product of (A) 25% of the dollar amount by which (1) (a) the Funds from Operations (defined as the net income available

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

for common stockholders before Incentive Compensation, excluding extraordinary items, plus depreciation of operating real estate and after adjustments for unconsolidated subsidiaries, if any) of Newcastle per share of common stock (based on the weighted average number of shares of common stock outstanding) plus (b) gains (or losses) from debt restructuring and from sales of property and other assets per share of common stock (based on the weighted average number of shares of common stock outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share of common stock in the IPO and the value attributed to the net assets transferred to Newcastle by its predecessor, and in any subsequent offerings by Newcastle (adjusted for prior return of capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum (divided by four to adjust for quarterly calculations) multiplied by (B) the weighted average number of shares of common stock outstanding.

In addition, Newcastle is party to Property Management Agreements with affiliates of Fortress to manage its senior living properties. Pursuant to the management agreement for each property, Newcastle pays management fees equal to 6% of the property’s gross income (as defined in the agreements) for the first two years and 7% thereafter.  Newcastle will reimburse the manager for certain expenses, primarily the compensation expense associated with the on-site employees. The Property Management Agreements have an initial term of ten years and provide for automatic one-year extension after the initial term, subject to termination rights.

	Amounts Incurred (in millions)
	2012	2011	2010
Management Fees	$24.2	$17.8	$16.8
Expense Reimbursement	0.5	0.5	0.5
Incentive Compensation	—	—	—

In 2009, principals of Fortress sold an aggregate of 1.1 million common shares of Newcastle to third parties at market prices.

In September 2011, certain principals of Fortress and officers of Newcastle participated in Newcastle’s public offering (Note 12) and purchased an aggregate of 1,314,780 common shares at the offering price.

In July 2012, certain principals of Fortress participated in Newcastle’s public offering (Note 12) and purchased an aggregate of 450,000 common shares at the offering price.

In January 2013, certain principals of Fortress participated in Newcastle’s public offering (Note 12) and purchased an aggregate of 213,900 common shares at the offering price.

In February 2013, certain principals of Fortress participated in Newcastle’s public offering (Note 12) and purchased an aggregate of 191,000 common shares at the offering price.

At December 31, 2012, Fortress, through its affiliates, and principals of Fortress, owned 4.9 million shares of Newcastle’s common stock and Fortress, through its affiliates, had options to purchase an additional 9.7 million shares of Newcastle’s common stock (Note 12).

At December 31, 2012 and 2011, Due To Affiliates was comprised of $3.6 million and $1.7 million, respectively, of management fees and expense reimbursements payable to the Manager.

Other Affiliated Entities

In April 2006, Newcastle securitized Subprime Portfolio I and, through Securitization Trust 2006, entered into a servicing agreement with a subprime home equity mortgage lender (the “Subprime Servicer”) to service this portfolio. In July 2006, private equity funds managed by an affiliate of Newcastle’s manager completed the acquisition of the Subprime Servicer. As compensation under the servicing agreement, the Subprime Servicer will receive, on a monthly basis, a net servicing fee equal to 0.5% per annum on the unpaid principal balance of the portfolio. In March 2007, through Securitization Trust 2007, Newcastle entered into a servicing agreement with the Subprime Servicer to service Subprime Portfolio II under substantially the same terms. The outstanding unpaid principal balances of Subprime Portfolios I and II were approximately $423.9 million and $564.5 million at December 31, 2012, respectively.

In April 2010, Newcastle, through two of its CDOs, made a cash investment of $75.0 million in a new real estate related loan to a portfolio company of a private equity fund managed by an affiliate of Newcastle’s manager.  Newcastle’s chairman is an officer of the borrower.  This investment improves the applicable CDOs’ results under some of their respective tests, and is expected to yield approximately 22%.  The loan is secured by subordinated interests in the properties of the borrower and its maturity has been extended to June 2019.  Interest on the loan will be accrued and deferred until maturity.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

In January 2011, Newcastle, through two of its CDOs, made a cash investment of approximately $47 million in a portion of a new secured loan to a portfolio company of a private equity fund managed by Newcastle’s manager.  Newcastle’s chairman and secretary are officers or directors of the borrower.  The terms of the loan were negotiated by a third party bank who acted as agent for the creditors on the loan.  At closing, Newcastle received an origination fee on the loan equal to 2% of the amount of cash it loaned to the portfolio company, which was the same fee received by other creditors on the loan.  In February 2011, the portfolio company repaid the loan in full.

See Note 7 for a discussion of the co-investments in Excess MSRs with Nationstar.

In the fourth quarter of 2012, Newcastle increased its investment in two different tranches of real estate related loans to a portfolio company of a private equity fund managed by an affiliate of Newcastle’s manager. Newcastle’s chairman is also chairman of the board of directors of the portfolio company.   Newcastle purchased from third parties an aggregate face amount of $51.6 million for an aggregate purchase price of approximately $18.0 million in the fourth quarter of 2012. As of December 31, 2012, Newcastle held on its balance sheet an aggregate face amount of $161.6 million in these real estate related loans with a carrying value of approximately $60.0 million.  In January and February of 2013, Newcastle purchased from third parties an additional face amount of $186.4 million in these real estate related loans for an aggregate purchase price of approximately $66.2 million.

As of December 31, 2012, Newcastle held on its balance sheet a total face amount of $433.5 million of non-Agency RMBS serviced by Nationstar. The total UPB of these Nationstar serviced non-Agency RMBS was approximately $5.7 billion as of December 31, 2012.

As of December 31, 2012, Newcastle held on its balance sheet total investments of $395.2 million face amount of real estate securities and related loans issued by affiliates of the Manager. Newcastle earned approximately $25.8 million, $22.5 million and $22.2 million of interest on investments issued by affiliates of the Manager for the years ended December 31, 2012, 2011 and 2010, respectively.

In each instance described above, affiliates of Newcastle’s manager have an investment in the applicable affiliated fund and receive from the fund, in addition to management fees, incentive compensation if the fund’s aggregate investment returns exceed certain thresholds.

14.	COMMITMENTS AND CONTINGENCIES

Litigation — Newcastle is, from time to time, a defendant in legal actions from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability arising from such actions, individually and in the aggregate, which existed at December 31, 2012, if any, will not materially affect Newcastle’s consolidated results of operations or financial position.

Environmental Costs — As a commercial real estate owner, Newcastle is subject to potential environmental costs. At December 31, 2012, management of Newcastle is not aware of any environmental concerns that would have a material adverse effect on Newcastle’s consolidated financial position or results of operations.

Debt Covenants — Newcastle’s debt obligations contain various customary loan covenants.  See Note 11.

Subprime Securitizations — Newcastle has no obligation to repurchase any loans from either of its subprime securitizations. Therefore, it is expected that Newcastle’s exposure to loss is limited to the carrying amount of its retained interests in the securitization entities (Note 6). A subsidiary of Newcastle’s gave limited representations and warranties with respect to the second securitization; however, it has no assets and does not have recourse to the general credit of Newcastle.

Capital Commitment in a Joint Venture – As of December 31, 2012, Newcastle had a capital commitment of $27.3 million related to a 50% investment in a joint venture in connection with the acquisition of Excess MSRs on a portfolio of Ginnie Mae residential mortgage loans, see Note 16.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

15.	INCOME TAXES

Newcastle Investment Corp. is organized and conducts its operations to qualify as a REIT under the Code.  A REIT will generally not be subject to U.S. federal corporate income tax on that portion of its net income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income to its stockholders by prescribed dates and complies with various other requirements. A portion of this distribution requirement may be met through stock dividends rather than cash, subject to limitations based on the value of Newcastle’s stock.

Since Newcastle distributed 100% of its 2012, 2011 and 2010 REIT taxable income (if any), no provision has been made for U.S. federal corporate income taxes in the accompanying consolidated financial statements.

Common stock distributions relating to 2012, 2011, and 2010 were taxable as follows:

	Dividends Per Share		Ordinary	Long-term
	Book Basis	Tax Basis	Income	Capital Gain	Return of Capital
2012	$0.84	$0.84	100.00%	0.00%	0.00%

2011	$0.40	$0.40	100.00%	0.00%	0.00%

2010	$0.00	$0.00	0.00%	0.00%	0.00%

During 2010 and 2009, Newcastle repurchased an aggregate of $787.8 million face amount of its outstanding CDO debt and junior subordinated notes at a discount and recorded $521.1 million of aggregate gain.  The gain recorded upon such cancellation of indebtedness is characterized as ordinary income for tax purposes.  In compliance with current tax laws, Newcastle has the ability to defer such ordinary income to future years and has deferred all or a portion of such gain for 2010 and 2009. However, cancellation of indebtedness income recognized on or after January 1, 2011 cannot be deferred and must generally be recognized as ordinary income in the year of such cancellation. During 2011, Newcastle repurchased $188.9 million face amount of its outstanding CDO debt and notes payable at a discount and recorded $81.1 million of gain for tax purposes, of which only $66.1 million gain relating to $171.8 million face amount of debt repurchased was recognized for GAAP purposes. During 2012, Newcastle repurchased $39.3 million face amount of Newcastle CDO debt and notes payable at a discount and recorded a $24.1 million gain on extinguishment of debt for GAAP, of which only $23.2 million of gain relating to $34.1 million face amount of debt repurchased was recognized for tax purposes.

In addition, Newcastle may recognize material ordinary income from the cancellation of debt within its non-recourse financing structures, including its subprime securitizations, while losses on the related collateral may be recognized as capital losses. Through December 31, 2012, $61.7 million of debt in Newcastle’s subprime securitizations has been cancelled as a result of losses incurred on the underlying assets in the securitization trusts.

As of December 31, 2011, Newcastle had a loss carryforward, inclusive of net operating loss and capital loss, of approximately $896.8 million. The net operating loss carryforward and capital loss carryforward can generally be used to offset future ordinary taxable income and taxable capital gains, for up to 20 years and 5 years, respectively.  The amounts of net operating loss carryforward and net long-term capital loss carryforward as of December 31, 2012 are subject to the finalization of the 2012 tax returns.

In January 2013, an “ownership change” for purposes of Section 382 of the Code occurred. The provisions of Section 382 of the Code will impose an annual limit on the amount of net operating loss and net capital loss carryforwards that Newcastle can use to offset future taxable income. Such limitation may increase Newcastle’s dividend distribution requirement in the future. Newcastle does not believe that the limitation as a result of the January 2013 ownership change will prevent it from satisfying the REIT distribution requirement for the current year and future years.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

16.	SUBSEQUENT EVENTS

These financial statements include a discussion of material events which have occurred subsequent to December 31, 2012 (referred to as “subsequent events”) through the issuance of these consolidated financial statements. Events subsequent to that date have not been considered in these financial statements.

On April 26, 2013, Newcastle announced that its board of directors had formally declared the distribution of shares of common stock of New Residential Investment Corp. (“New Residential,” NYSE: NRZ), a then wholly owned subsidiary of Newcastle. Following the spin-off, New Residential is an independent, publicly traded REIT primarily focused on investing in residential mortgage related assets. The spin-off transaction was effected as a taxable pro rata distribution by Newcastle of all the outstanding shares of common stock of New Residential to the stockholders of record of Newcastle at the close of business on May 6, 2013. The stockholders of Newcastle as of the record date received one share of New Residential common stock for each share of Newcastle common stock held.

In connection with the spin-off, Newcastle contributed to New Residential all of its investments in Excess MSRs as of May 15, 2013, the non-Agency RMBS Newcastle had acquired since the second quarter of 2012, certain Agency RMBS, the residential mortgage loans Newcastle had acquired since the beginning of 2013, its interest in a portfolio of consumer loans and a cash and cash equivalents balance of $181.6 million.

On January 4, 2013, Newcastle, through a subsidiary’s investment in a joint venture, co-invested in Excess MSRs on a portfolio of Government National Mortgage Association (“Ginnie Mae”) residential mortgage loans with a UPB of approximately $13 billion as of November 30, 2012. Nationstar acquired the related servicing rights from Bank of America in November 2012. Newcastle invested approximately $27.3 million for a 50% interest in a joint venture which acquired an approximately 67% interest in the Excess MSRs on this portfolio. The remaining interest in the joint venture is owned by a Fortress-managed fund and the remaining interest of approximately 33% in the Excess MSRs is owned by Nationstar. As the servicer, Nationstar performs all servicing and advancing functions, and retains the ancillary income, servicing obligations and liabilities associated with this portfolio. Under the terms of this investment, to the extent that any loans in the portfolio are refinanced by Nationstar, the resulting Excess MSRs are shared on a pro rata basis by the joint venture and Nationstar, subject to certain limitations. As part of the spin-off, this investment was contributed to New Residential.

On January 6, 2013, Newcastle, through a subsidiary’s investment in a joint venture, agreed to co-invest in Excess MSRs on a portfolio of four pools of residential mortgage loans with a UPB of approximately $215 billion as of November 30, 2012. Approximately 53% of the loans in this portfolio are in private label securitizations, and the remainder are owned, insured or guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or Ginnie Mae. Nationstar has agreed to acquire the related servicing rights from Bank of America. Newcastle committed to invest approximately $340 million for a 50% interest in a joint venture which acquired an approximately 67% interest in the Excess MSRs on this portfolio. The remaining interest in the joint venture is owned by a Fortress-managed fund and the remaining interest of approximately 33% in the Excess MSRs is owned by Nationstar. As the servicer, Nationstar performs all servicing and advancing functions, and retains the ancillary income, servicing obligations, and liabilities associated with this portfolio. Under the term of this investment, to the extent that any loans in the portfolio are refinanced by Nationstar, the resulting Excess MSRs are shared on a pro rata basis by the joint venture and Nationstar, subject to certain limitations. On January 31, 2013, Newcastle completed the first closing of this co-investment. The first closing related to Excess MSRs on loans with an aggregate UPB of approximately $58 billion as of December 31, 2012, that are owned, insured, or guaranteed by Fannie Mae or Freddie Mac. As part of the spin-off, this investment was contributed to New Residential.

On February 27, 2013, Newcastle, through a subsidiary, entered into an agreement to co-invest in non-performing mortgage loans with a UPB of approximately $83 million as of December 31, 2012. Newcastle has invested approximately $35 million to acquire a 70% interest in the non-performing mortgage loans. Nationstar has co-invested pari passu with Newcastle in 30% of the non-performing mortgage loans and will be the servicer of the loans performing all servicing and advancing functions, and retaining the ancillary income, servicing obligations and liabilities as the servicer. As part of the spin-off this investment was contributed to New Residential.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

On April 1, 2013, Newcastle completed a co-investment in a portfolio of consumer loans with a UPB of approximately $4.2 billion as of December 31, 2012. The portfolio included over 400,000 personal unsecured loans and personal homeowner loans originated through subsidiaries of HSBC Finance Corporation. The investment was completed through newly formed limited liability companies (collectively, the “Consumer Loan Companies”), which acquired the portfolio from HSBC Finance Corporation and its affiliates. Newcastle invested approximately $250 million for 30% membership interests in each of the Consumer Loan Companies. Of the remaining 70% of the membership interests, Springleaf Finance Inc. (“Springleaf”), which is majority-owned by Fortress funds managed by the Manager, acquired 47%, and an affiliate of Blackstone Tactical Opportunities Advisors L.L.C., acquired 23%. Springleaf acts as the managing member of the Consumer Loan Companies. The Consumer Loan Companies financed $2.2 billion of the approximately $3.0 billion purchase price with asset-backed notes. The Consumer Loan Companies were formed on March 19, 2013, for the purpose of making this investment and commenced operations upon the completion of the investment. After a servicing transition period, Springleaf will be the servicer of the loans and will provide all servicing and advancing functions for the portfolio. As part of the spin-off, this investment was contributed to New Residential.

In June 2013, Newcastle completed the sale of 100% of the assets in CDO IV. Newcastle sold $153.4 million face amount of collateral at an average price of 95% of par, or $145.2 million. Subsequently, Newcastle paid off $71.9 million of outstanding third party debt and terminated the CDO. This transaction resulted in approximately $73.3 million of proceeds to Newcastle of which approximately $5.3 million was received in Newcastle CDO VIII. Newcastle recovered par on $59.5 million of CDO debt which had been repurchased in the past at an average price of 52% of par and $8.0 million of proceeds on its subordinated interests. This transaction has also decreased Newcastle’s comprehensive income by $0.6 million and resulted in a net gain on sale of assets of $4.2 million and a $0.8 million gain on hedge termination.

In June 2013, Newcastle completed the purchase of $116.8 million aggregate face amount of securities that are collateralized by certain Newcastle CDO VIII Class I notes for an aggregate purchase of approximately $103.1 million, or an average price of 88.3% of par. Simultaneously, Newcastle financed the purchase with $60.0 million received pursuant to a master repurchase agreement with the seller of the securities. The terms of the repurchase agreement included a rate of one-month LIBOR plus 150 bps and a 30-day maturity. The repurchase agreement includes various customary default events, including a default if Newcastle’s market capitalization declines by 50% from the market capitalization observed at the last trading day of the previous quarter. An event of default under the master repurchase agreement, if one occurs, would require Newcastle to immediately pay off the outstanding debt or the lender would have the right to liquidate the collateral.

During the first six months of 2013, Newcastle increased its investment in the outstanding debt of a portfolio company of a private equity fund managed by an affiliate of Newcastle’s manager, which is in the media industry. Newcastle purchased from third parties an aggregate face amount of $381.1 million for an aggregate purchase price of $139.3 million during this period. As of June 30, 2013, Newcastle held $540.7 million face amount (or 44.9% of the total outstanding) of this debt with a carrying value of $209.1 million and has committed to purchase an additional $84.9 million face amount of real estate related and other loans for approximately $32.9 million, but had not yet settled these purchases as of June 30, 2013.

In July 2013 and August 2013, Newcastle completed the acquisitions of senior living assets located in New York, Florida, North Carolina and Pennsylvania. Each of these acquisitions was accounted for as a business combination, under which all assets acquired and liabilities assumed are recognized at their acquisition-date fair value with acquisition-related costs being expensed as incurred.  For certain properties, Newcastle has retained a portfolio company of a private equity fund managed by an affiliate of the Manager to manage the properties. Pursuant to the management agreements, Newcastle pays management fees equal to (i) 5% of the property’s effective gross income (as defined in the agreements) or (ii) management fees equal to 6% of the property's effective gross income (as defined in the agreements) for the first two years and 7% thereafter.  For the other property acquired, Newcastle has retained an affiliate of the Manager to manage the properties. Pursuant to the management agreement, Newcastle pays a management fee equal to 6% of the property’s effective gross income (as defined in the agreement) for the first two years and 7% thereafter.  In addition, Newcastle will reimburse the property manager for certain expenses, primarily the compensation expense associated with the on-site employees.  The following table provides additional information relating to these acquisitions:

			Number of	Number of	Purchase	Outstanding	Final Stated
Portfolio	Acquisition Date	Location	Communities	Beds	Price	Debt (A)	Maturity	Funding Cost
Woodside (B)	July 25, 2013	New York	1	100+	$ 18,900	$ 14,100	August 2016	LIBOR + 3.75% (D)
Florida (B)	August 1, 2013	Florida/North Carolina	15	2,000+	200,050	93,364	July 2018	LIBOR + 3.75% (D)
						52,875	April 2020	5.50% to 6.76% (E)
Glen Riddle (C)	August 1, 2013	Pennsylvania	1	100+	21,150	16,875	October 2017	LIBOR + 3.75% (D)

(A)	Investments are financed with non-recourse debt
(B)	Managed by a portfolio company of a private equity fund managed by an affiliate of the Manager
(C)	Managed by an affiliate of the Manager
(D)	These financings have a LIBOR floor of 1%
(E)	Fixed rate loans that Newcastle assumed from the seller upon acquisition. In this transaction, Newcastle bought down the interest rate for each assumed loan to 4% for the first two years.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

In June 2013, Newcastle entered into purchase and sale agreements to acquire two senior living assets for purchase prices of approximately $16.5 million and $18.5 million, respectively, plus acquisition-related costs. The assets comprise more than 300 beds in senior living facilities located in Florida and Pennsylvania.

In January 2013, Newcastle issued 57,500,000 shares of its common stock in a public offering at a price to the public of $9.35 per share for net proceeds of approximately $526.2 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 213,900 shares at a price of $9.35 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 5,750,000 shares of Newcastle’s common stock at a price of $9.35, which had a fair value of approximately $18.0 million as of the grant date. The assumptions used in valuing the options were: a 2% risk-free rate, an 8.8% dividend yield, 56.2% volatility and a 10 year term.

In February 2013, Newcastle issued 23,000,000 shares of its common stock in a public offering at a price to the underwriters of $10.34 per share for net proceeds of approximately $237.4 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 191,000 shares at a price of $10.48 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 2,300,000 shares of Newcastle’s common stock at a price of $10.48, which had a fair value of approximately $8.4 million as of the grant date. The assumptions used in valuing the options were: a 2.1% risk-free rate, a 7.8% dividend yield, 55.5% volatility and a 10 year term.

On June 6, 2013, Newcastle stockholders approved an amendment to the Company’s charter, to increase the total number of authorized shares of common stock, par value $0.01 per share, from 500 million shares to 1.0 billion shares and correspondingly, to increase the total number of authorized shares of the Company’s capital stock from 600 million shares to 1.1 billion shares, which includes 100 million shares of preferred stock, par value $0.01 per share.

In June 2013, Newcastle issued 40,250,000 shares of its common stock in a public offering at a price to the underwriters of $4.92 per share for net proceeds of approximately $197.6 million. Certain principals of Fortress participated in this offering and purchased an aggregate of 750,000 shares at a price of $4.97 per share. For the purpose of compensating the Manager for its successful efforts in raising capital for Newcastle, in connection with this offering, Newcastle granted options to the Manager to purchase 4,025,000 shares of Newcastle’s common stock at a price of $4.97, which had a fair value of approximately $3.8 million as of the grant date. The assumptions used in valuing the options were: a 2.5% risk-free rate, an 8.8% dividend yield, 36.9% volatility and a 10 year term.

On June 28, 2013, Newcastle entered into an agreement to acquire all of the stock of a media company, which has a business similar to a company in which Newcastle has an existing loan investment, for a purchase price of approximately $82.0 million plus acquisition-related costs.  The acquisition is expected to close in the third quarter of 2013.

NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012, 2011 and 2010
(dollars in tables in thousands, except per share data)

17.           SUMMARY QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

The following is unaudited summary information on Newcastle’s quarterly operations.

2012	Quarter Ended				Year Ended
	March 31 (A)	June 30 (A)	September 30 (A)	December 31	December 31
Interest income	$72,862	$77,956	$72,947	$59,186	$282,951
Interest expense	30,165	29,462	28,411	21,886	109,924
Net interest income (expense)	42,697	48,494	44,536	37,300	173,027
Impairment, net of the reversal of prior valuation allowances on loans	(7,080)	8,499	5,014	(12,097)	(5,664)
Other revenues	509	515	8,071	10,980	20,075
Other income (loss) (B)	28,536	(4,882)	234,008	4,632	262,294
Property operating expenses	225	232	5,043	7,443	12,943
Depreciation and amortization	2	2	2,385	4,586	6,975
Other operating expenses	8,237	11,575	11,926	14,462	46,200
Income (loss) from continuing operations	70,358	23,819	262,247	38,518	394,942
Income (loss) from discontinued operations	3,113	6,620	10,974	18,461	39,168
Preferred dividends	(1,395)	(1,395)	(1,395)	(1,395)	(5,580)
Income (loss) applicable to common stockholders	$72,076	$29,044	$271,826	$55,584	$428,530
Net income (loss) per share of common stock
Basic	$0.68	$0.21	$1.65	$0.32	$2.97
Diluted	$0.68	$0.21	$1.63	$0.32	$2.94
Income (loss) from discontinued operations per share of common stock
Basic	$0.03	$0.05	$0.07	$0.11	$0.27
Diluted	$0.03	$0.05	$0.07	$0.11	$0.27
Weighted average number of shares of common stock outstanding
Basic	105,181	134,115	164,238	172,519	144,146
Diluted	105,670	135,173	166,429	175,413	145,766

2011	Quarter Ended				Year Ended
	March 31 (A)	June 30 (C)	September 30 (A)	December 31	December 31
		(Restated)			(Restated) (C)
Interest income	$72,203	$74,143	$72,393	$72,297	$291,036
Interest expense	38,165	35,750	32,587	31,533	138,035
Net interest income (expense)	34,038	38,393	39,806	40,764	153,001
Impairment, net of the reversal of prior valuation allowances on loans	(36,773)	(9,067)	21,650	25,300	1,110
Other revenues	477	465	469	488	1,899
Other income (loss) (B)	45,469	103,961	18,802	12,263	180,495
Property operating expenses	249	233	322	306	1,110
Depreciation and amortization	4	4	3	1	12
Other operating expenses	6,851	7,407	7,181	7,766	29,205
Income (loss) from continuing operations	109,653	144,242	29,921	20,142	303,958
Income (loss) from discontinued operations	20	(35)	22	554	561
Preferred dividends	(1,395)	(1,395)	(1,395)	(1,395)	(5,580)
Income (loss) applicable to common stockholders	$108,278	$142,812	$28,548	$19,301	$298,939
Net income (loss) per share of common stock
Basic	$1.73	$1.80	$0.35	$0.18	$3.65
Diluted	$1.73	$1.80	$0.35	$0.18	$3.65
Income (loss) from discontinued operations per share of common stock
Basic	$—	$—	$—	$0.01	$0.01
Diluted	$—	$—	$—	$0.01	$0.01
Weighted average number of shares of common stock outstanding
Basic	62,602	79,282	80,425	105,175	81,984
Diluted	62,611	79,282	80,442	105,175	81,990

(A)
The Income Available for Common Stockholders shown agrees with Newcastle’s quarterly report(s) on Form 10-Q as filed with the Securities and Exchange Commission.  However, individual line items may vary from such report(s) due to the operations of properties sold, or classified as held for sale, during subsequent periods being retroactively reclassified to Income for Discontinued Operations for all periods presented (Note 9).

(B)	Including equity in earnings of unconsolidated subsidiaries.
(C)	Restated to correct the recording of the deconsolidation of CDO V as discussed in Note 3.